SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Caliber System, Inc.

             (Name of Registrant as Specified in Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2)   Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)   Proposed maximum aggregate value of transaction:

     (5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount Previously Paid:

     (2)   Form, Schedule or Registration Statement No.:

     (3)   Filing Party:

     (4)   Date Filed:


--------------------                                   -------------------
FEDERAL EXPRESS LOGO                                   CALIBER SYSTEM LOGO
--------------------                                   -------------------



                              MERGER PROPOSED
                        YOUR VOTE IS VERY IMPORTANT

The Board of Directors of Federal Express Corporation and the Directors of Caliber System, Inc. have approved a transaction that would result in FedEx and Caliber becoming wholly-owned subsidiaries of a newly formed holding company, FDX Corporation. The combined company will be a $15 billion powerhouse in global transportation and logistics.

If the transaction is completed, Caliber shareholders will receive 0.8 shares of FDX common stock for each share of Caliber common stock. The FedEx common stock held by FedEx stockholders will be automatically converted into an equal number of shares of FDX common stock.

We estimate that Caliber shareholders will own approximately 21% of the FDX common stock after the transaction and FedEx stockholders will own approximately 79% of the FDX shares after the transaction.

Stockholders of FedEx are being asked, at FedEx's special meeting of stockholders, to approve the issuance of FDX shares in connection with the transaction and the adoption of the FDX 1997 Stock Incentive Plan. The 1997 Stock Incentive Plan is very similar to the stock incentive plan approved by FedEx stockholders at the Annual Meeting of FedEx stockholders held on September 29, 1997. That plan, while approved, was discontinued by the Board of Directors of FedEx because of the pending transaction. The Board of Directors of FedEx has determined that the transaction is fair to you and in your best interests. The Board of Directors of FedEx therefore recommends that you vote in favor of the issuance of FDX shares in connection with the transaction and in favor of the adoption of the 1997 Stock Incentive Plan.

Shareholders of Caliber are being asked, at Caliber's special meeting of shareholders, to approve the transaction. The Caliber Directors have determined that the transaction is fair to you and is in your best interests. The Caliber Directors therefore recommend that you vote to approve the transaction and the related merger agreement.

YOUR VOTE IS VERY IMPORTANT.

Whether or not you plan to attend a meeting, please take the time to vote on the proposal(s) submitted to stockholders at your meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting. If you fail to return your Caliber proxy card, the effect will be a vote against the transaction.

The dates, times and places of the meetings are:

     For FedEx stockholders:

          January 12, 1998 -- 10 a.m.
          Memphis Marriott
          2625 Thousand Oaks Boulevard
          Memphis, Tennessee

     For Caliber shareholders:

          January 9, 1998 -- 9 a.m.
          Law Offices of Jones, Day, Reavis & Pogue
          North Point
          901 Lakeside Avenue
          Cleveland, Ohio

This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed transaction, the issuance of the FDX common stock and the 1997 Stock Incentive Plan. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.



-----------------------------------------------
Frederick W. Smith
Chairman, President and Chief Executive Officer
Federal Express Corporation




-----------------------------------------------
Daniel J. Sullivan
Chairman, President and Chief Executive Officer
Caliber System, Inc.


-------------------------------------------------------------------------
Neither the SEC nor any state securities regulators have approved the FDX common stock to be issued under this Joint Proxy Statement/Prospectus or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------

Joint Proxy Statement/Prospectus dated December 5, 1997, and first mailed to stockholders on December 8, 1997.



                             TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE TRANSACTION................................  1

SUMMARY....................................................................  2

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA...........................  6

UNAUDITED COMPARATIVE PER SHARE DATA....................................... 10

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION................ 11

THE PROPOSALS.............................................................. 12

THE MERGERS................................................................ 13
   Background of the Mergers............................................... 13
   FedEx's Reasons for the Mergers; Recommendation of the FedEx Board of
      Directors............................................................ 14
   Caliber's Reasons for the Caliber Merger; Recommendation of the Caliber
      Directors............................................................ 15
   Opinion of Caliber's Financial Advisor.................................. 16
   Interests of Certain Persons in the Mergers--Caliber.................... 20
   Interests of Certain Persons in the Mergers--FedEx...................... 23
   Accounting Treatment.................................................... 23
   Certain U.S. Federal Income Tax Consequences............................ 24
   Regulatory Matters...................................................... 25
   Dissenters' Rights...................................................... 25
   Federal Securities Laws Consequences; Resale Restrictions............... 28

MANAGEMENT FOLLOWING THE MERGERS........................................... 29
   FedEx................................................................... 29
   Caliber................................................................. 29
   FDX..................................................................... 29
   More Information........................................................ 29

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................ 30

THE MERGER AGREEMENT....................................................... 38
   General................................................................. 38
   Merger Consideration.................................................... 38
   FDX, FedEx and Caliber Following the Mergers............................ 40
   Stock Options........................................................... 40
   Certain Covenants....................................................... 41
   Certain Representations and Warranties.................................. 44
   Conditions to the Mergers............................................... 44
   Termination of the Merger Agreement..................................... 45
   Other Expenses.......................................................... 46
   Amendments; Waivers..................................................... 46

CERTAIN STOCKHOLDER ARRANGEMENTS........................................... 46

THE MEETINGS............................................................... 47
   Times and Places; Purposes.............................................. 47
   Voting Rights; Votes Required for Approval.............................. 47
   Proxies................................................................. 48
   Other Business; Adjournments............................................ 49

COMPARISON OF STOCKHOLDER RIGHTS........................................... 51
   General................................................................. 51
   Comparison of Stockholder Rights........................................ 51

DESCRIPTION OF FDX CAPITAL STOCK........................................... 55
   Authorized Capital Stock................................................ 55
   FDX Common Stock........................................................ 55
   FDX Preferred Stock..................................................... 55
   Anti-Takeover Effect of Certain Provisions of the FDX Charter and the FDX
      Bylaws............................................................... 55
   Transfer Agent and Registrar............................................ 55
   Stock Exchange Listing; Delisting and Deregistration of Caliber Common
      Stock................................................................ 56

THE FDX 1997 STOCK INCENTIVE PLAN.......................................... 56

CERTAIN INFORMATION RELATING TO FEDERAL EXPRESS COMPENSATION............... 58

LEGAL MATTERS.............................................................. 66

EXPERTS.................................................................... 67

FUTURE SHAREHOLDER PROPOSALS............................................... 67

WHERE YOU CAN FIND MORE INFORMATION........................................ 68

Index To FDX Financial Statement...........................................F-1


LIST OF ANNEXES
Annex A -- Merger Agreement
Annex B -- Opinion of Goldman, Sachs & Co.
Annex C -- Voting Agreement
Annex D -- Section 1701.85 of the General Corporation Law of Ohio
Annex E -- FDX 1997 Stock Incentive Plan


                QUESTIONS AND ANSWERS ABOUT THE TRANSACTION


Q:  Why are the two companies proposing the transaction?

A: FedEx and Caliber believe that the combination of the two companies will permit their customers to take advantage of a broader portfolio of services and choices at a level of excellence unmatched by any competitor. FDX was formed as the new parent company for both FedEx and Caliber because, in the judgment of management of FedEx, it would be the most efficient way to strategically manage the operations of the two companies while continuing to operate the distinct business units separately. Stockholders of both companies will become stockholders of a $15 billion powerhouse in global transportation and logistics.

Q:  What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the appropriate stockholder meeting.

Q:  What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card to your company's Secretary or transfer agent before your meeting or attend your meeting in person and vote.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker, which, in the case of Caliber shareholders, will have the effect of a vote against the transaction.

Q:  Should I send in my stock certificates now?

A: No. After the transaction is completed, the exchange agent for the transaction will send Caliber shareholders written instructions for exchanging their share certificates. FedEx stockholders will keep their existing certificates.

Q:  Please explain what I will receive in the transaction.

A: If the transaction is completed, Caliber shareholders will receive 0.8 shares of common stock of FDX for each share of Caliber common stock.

We will not issue fractional shares of FDX common stock. Instead, Caliber shareholders will receive cash in the amount of the net proceeds from the sale of those fractional shares in the open market.

If you currently own shares of FedEx common stock, your shares of FedEx common stock will be automatically converted into the same number of shares of FDX common stock.

Q:  What happens to my future dividends?

A: FedEx does not pay dividends because it believes that it is more advantageous to stockholders for the company to reinvest its earnings than to pay a cash dividend. FDX intends to continue this policy.

Q:  When do you expect the transaction to be completed?

A: We are working toward completing the transaction as quickly as possible. In addition to stockholder approvals, we must also obtain regulatory approvals. We hope to complete the transaction by the end of January 1998.

Q:  What are the tax consequences to stockholders of the transaction?

A: The transaction will be tax-free to Caliber shareholders for U.S. federal income tax purposes, except for taxes on cash received for a fractional share or pursuant to the exercise and perfection of dissenters' rights. The transaction will be tax-free to FedEx stockholders for U.S. federal income tax purposes.

Q:  Whom should I call with questions?

A: If you are a FedEx stockholder, call the Investor Relations Department at FedEx, at (901) 395-3478. If you are a Caliber shareholder, call Investor Relations at Caliber, at (330) 665-8896.


----------------------------------------------------------------------------
The Board of Directors of FedEx recommends voting in favor of the proposed issuance of FDX shares in connection with the transaction and the adoption of the 1997 Stock Incentive Plan. The Caliber Directors recommend voting in favor of the approval of the merger agreement and the transaction.
----------------------------------------------------------------------------


                                  SUMMARY

               This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information".

                               The Companies

Federal Express Corporation
2005 Corporate Avenue
Memphis, Tennessee 38132
(901) 369-3600

               FedEx, the world's largest all-cargo airline, provides express services for the time-definite transportation of documents, packages and freight. FedEx offers its services throughout the world using an extensive fleet of aircraft and vehicles and leading-edge information technologies.

Caliber System, Inc.
3925 Embassy Parkway
Akron, Ohio 44333
(330) 665-5646

               Caliber, through its subsidiaries, is engaged in a number of businesses that provide transportation, logistics management and operations, and related information services. Caliber is one of the leading diversified transportation and logistics companies in the United States.

FDX Corporation
2005 Corporate Avenue
Memphis, Tennessee 38132
(901) 369-3600

               FDX is a new subsidiary of FedEx, formed for the purpose of this transaction. Following the transaction, FDX will become the new parent company for both FedEx and Caliber. FDX will derive all of its revenues from the operations of FedEx and Caliber and their respective subsidiaries. Shares of FDX will be listed on the New York Stock Exchange. It is expected that following the transaction, with certain exceptions, FedEx and Caliber and its subsidiaries will continue to be operated as separate business units.


                           The Special Meetings

               A special meeting of FedEx's stockholders will be held at 10 a.m. on January 12, 1998 at the Memphis Marriott, 2625 Thousand Oaks Boulevard, Memphis, TN. At the FedEx special meeting, FedEx stockholders will be asked to approve the issuance of FDX common stock in connection with the transaction and the adoption of the 1997 Stock Incentive Plan. If stockholders of FedEx approve the adoption of the 1997 Stock Incentive Plan, that plan will be adopted regardless of whether the transaction is approved.

               A special meeting of Caliber's shareholders will be held at 9 a.m. on January 9, 1998 at the law offices of Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, OH. At the Caliber special meeting, Caliber shareholders will be asked to approve the transaction and the merger agreement.

               Voting Rights; Votes Required for Approval

               If you are a FedEx stockholder, you are entitled to vote at the FedEx special meeting if you owned shares at the close of business on the record date, which is November 28, 1997. On the FedEx record date, there were 115,174,659 shares of FedEx common stock entitled to vote at the FedEx special meeting. FedEx stockholders will have one vote at the FedEx special meeting for each share of FedEx common stock they own on the FedEx record date.

               The affirmative vote of a majority of the shares of FedEx common stock present or represented at the FedEx special meeting is required to approve the FedEx proposals.

               If you are a Caliber shareholder, you are entitled to vote at the Caliber special meeting if you owned shares as of the close of business on the record date, which is November 28, 1997. On the Caliber record date, there were 39,206,181 shares of Caliber common stock entitled to vote at the Caliber special meeting. Caliber shareholders will have one vote at the Caliber special meeting for each share of Caliber common stock they own on the Caliber record date.

               The affirmative vote of a majority of the shares of Caliber common stock outstanding on the Caliber record date is required to approve the Caliber proposal.

               Share Ownership of Management and Certain Stockholders

               On the FedEx record date, FedEx directors and executive officers owned 10,418,122 shares of FedEx common stock (approximately 9%). These directors and executive officers have indicated that they intend to vote their FedEx common stock in favor of both FedEx proposals.

               On the Caliber record date, Caliber directors (other than Mr. Roush) and executive officers owned 73,654 shares of Caliber common stock (approximately 0.2%). These directors and officers have indicated that they intend to vote their Caliber common stock in favor of the Caliber proposal. In addition, certain Caliber shareholders (including Mr. Roush) who own approximately 13.6% of the Caliber shares have agreed to vote in favor of the Caliber proposal.


                        Our Reasons for the Merger

               Both FedEx and Caliber believe that the transaction will benefit the stockholders of both companies by creating a new, leading provider of express and non-express delivery services, offering a broader array of services and choices than either company is able to offer separately today.


                      Recommendations to Stockholders

To FedEx Stockholders:

               The FedEx Board believes that the transaction is in your best interest and recommends that you vote FOR both FedEx proposals.

To Caliber Shareholders:

               The Caliber Directors believe that the transaction is in your best interest and recommend that you vote FOR the Caliber proposal.


                              The Transaction

               The merger agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. We encourage you to read the merger agreement as it is the legal document that governs the transaction.

               What Caliber Shareholders Will Receive in the Transaction

               If the transaction is approved, Caliber shareholders will have the right to receive 0.8 shares of FDX common stock for each share of Caliber common stock they own. FDX will not issue any fractional shares. Instead, Caliber shareholders otherwise entitled to receive fractional shares will receive cash in the amount of the net proceeds from the sale of those fractional shares in the open market.

               Caliber shareholders should not send in their stock certificates for exchange until instructed to do so after we complete the transaction.

               What FedEx Stockholders Will Receive in the Transaction

               Each share of FedEx common stock will be automatically converted into one share of FDX common stock. FedEx stockholders should not send in their stock certificates in connection with the transaction. After the transaction, each certificate representing FedEx common stock, without any action on the part of FedEx stockholders, will be deemed to represent an equivalent number of shares of FDX common stock.

               Ownership of FDX, FedEx and Caliber After the Transaction

               FDX will own 100% of the stock of FedEx and Caliber. The former stockholders of FedEx will own approximately 79% of FDX. The former shareholders of Caliber will own approximately 21% of FDX.

Board of Directors and Management of FedEx, FDX and Caliber after the Transaction

               Following the transaction, the Board of Directors of FDX will consist of the present Board of Directors of FedEx.

               It is expected that the management of FedEx and Caliber following the completion of the transaction will be substantially the same as it is now.

               Interests of Officers and Directors in the Transaction

               A number of directors and executive officers of Caliber and FedEx have interests in the transaction as employees and/or directors that are different from, or in addition to, your interests as stockholders. If we complete the transaction, the directors and executive officers of Caliber will receive certain benefits and other compensation under their existing compensation arrangements. In addition, certain indemnification and insurance arrangements for existing directors and officers of Caliber and FedEx will be continued.

               Conditions to the Transaction

               The transaction will be completed if a number of conditions are met, including the following:

               (1) the approvals of the stockholders of FedEx and Caliber are obtained;

               (2) no law, injunction or order prohibits the transaction;

               (3) the relevant waiting period imposed by the Federal Trade
                   Commission and the Department of Justice has expired; and

               (4) any significant governmental approvals are obtained.

               These conditions can be waived, but only if FedEx and Caliber agree to waive them. In addition, the transaction can only be completed if FedEx receives an opinion from its counsel that the transaction will be tax-free; this is a condition FedEx can waive. Caliber must also receive an opinion from its counsel that the transaction will be tax-free; this is a condition Caliber can waive.

               Termination of the Merger Agreement and Payment of Fees

               FedEx and Caliber may agree to terminate the merger agreement at any time. In addition, either party may terminate the merger agreement if:

               (1) we do not complete the transaction by June 30, 1998;
                   however, neither FedEx nor Caliber may terminate the agreement if its breach is the reason the transaction has not been completed;

               (2) a law or regulation makes the transaction illegal or any order or injunction permanently prohibits the transaction; or

               (3) the other party breaches its representations, warranties or obligations under the merger agreement and the breach has a material effect on the other party.

               In certain other circumstances, if the merger agreement is terminated, a fee may be payable. FedEx must pay Caliber $50 million if Caliber terminates the merger agreement because the FedEx stockholders do not approve the transaction.

               Caliber must pay FedEx a fee of $50 million if FedEx terminates the agreement because:

               o   Caliber's shareholders do not approve the transaction; or

               o the Caliber Directors do not call or hold the Caliber special meeting; or

               o the Caliber Directors change, in a manner adverse to FedEx, their recommendation that Caliber's shareholders vote in favor of the transaction.

               If Caliber must pay FedEx $50 million for any of the reasons discussed above, Caliber must pay FedEx an additional $50 million if at the time FedEx terminates the merger agreement:

               o   another proposal to acquire Caliber is pending; and

               o Caliber agrees to be or is acquired within 12 months after the termination.

               Caliber can terminate the merger agreement if Caliber wishes to enter into an agreement for another transaction with a third party which is a better transaction than the transaction with FedEx so long as Caliber pays FedEx $100 million.

               Regulatory Approvals

               Caliber and FedEx are both required to make filings with or obtain approvals from certain domestic and international regulatory authorities in connection with the transaction including, among others, United States and certain European antitrust authorities.

               Accounting Treatment

               We expect the transaction will be accounted for as a "pooling of interests", which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes. FedEx will receive a letter from its independent accounting firm just prior to the closing of the transaction stating that it agrees with the assessment of FedEx that the transaction should be accounted for as a pooling of interests. Caliber will receive a letter from its independent accounting firm just prior to the closing of the transaction stating that it agrees with the assessment of Caliber that, from the Caliber perspective, the transaction should be accounted for as a pooling of interests. The receipt of those letters is a condition to the closing of the transaction.

               Opinion of Financial Advisor

               In deciding to approve the transaction, the Caliber Directors, among the numerous factors discussed below in "The Mergers--Caliber's Reasons for the Caliber Merger; Recommendation of the Caliber Directors", considered the October 5, 1997 opinion of Caliber's financial advisor, Goldman, Sachs & Co., that as of such date, the exchange ratio of 0.8 shares of FDX common stock for each share of Caliber common stock was fair from a financial point of view to the Caliber shareholders. That opinion is attached as Annex B to this Joint Proxy Statement/ Prospectus. We encourage you to read this opinion.

               The Board of Directors of FedEx did not seek an opinion of a financial advisor as to the fairness of the transaction from a financial point of view to the stockholders of FedEx.

               Material Federal Income Tax Consequences

               We have structured the transaction so that none of FedEx, Caliber or any of their respective stockholders will recognize any gain or loss for U.S. federal income tax purposes in the transaction (except for tax payable on cash received by Caliber shareholders for fractional shares or pursuant to the exercise and perfection of dissenters' rights).

               Dissenters' Rights

               Under Delaware law, FedEx stockholders have no right to an appraisal of the value of their shares in connection with the transaction.

               Under Ohio law, Caliber shareholders who properly exercise and perfect dissenters' rights may be entitled to receive payment of the fair value of their shares in connection with the transaction.

               Comparative Per Share Market Price Information

               FedEx and Caliber common stock are both listed on the New York Stock Exchange. On October 3, 1997, the last full trading day prior to the public announcement of the proposed transaction, FedEx common stock closed at $78 3/4 and Caliber common stock closed at $55(5)/(16). On December 1, 1997, FedEx common stock closed at $69(11)/(16) and Caliber common stock closed at $54(15)/(16).

               Listing of FDX Common Stock

               FedEx will cause FDX to list the FDX common stock (including the shares to be issued in the transaction) on the New York Stock Exchange.


             SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

               The following tables present (1) selected pro forma condensed combined financial data of FDX (which reflects the proposed transaction and assumes the pooling of interests method of accounting), (2) selected historical financial data of FedEx and (3) selected historical financial data of Caliber.

               The selected financial data has been derived from the historical consolidated financial statements and notes thereto of FedEx and Caliber, included in their Reports on Form 10-K for the year ended May 31, 1997 and December 31, 1996 and their Reports on Form 10-Q for the periods ended thereafter. These reports are incorporated by reference into this Joint Proxy Statement/Prospectus but can be obtained from Caliber and FedEx. See "Where You Can Find More Information." The selected financial data has also been derived from the unaudited pro forma condensed combined financial statements included elsewhere in this Joint Proxy Statement/Prospectus. To understand the selected financial data fully, we encourage you to read all the sources from which they were derived.

                              FDX CORPORATION
           Selected Pro Forma Condensed Combined Financial Data
                   (in thousands, except per share data)
                                (unaudited)

                              Three Months Ended                                          Year Ended
                       ---------------------------------   -------------------------------------------------------------------------
                       August 31, 1997   August 31, 1996   May 31, 1997    May 31, 1996   May 31, 1995   May 31, 1994   May 31, 1993
                       ---------------   ---------------   ------------    ------------   ------------   ------------   ------------
Operating Results:
 Revenues............    $3,889,706        $3,319,538       $14,255,789     $12,721,791    $11,719,596    $10,301,946     $9,199,941
 Operating income....       322,627           130,142           440,893(a)      779,552        756,247        681,815        515,504
 Income from
   continuing
   operations........    $  175,706        $   59,980       $   150,624(a)  $   400,186    $   396,125    $   295,975     $  196,304

Per Share Data:
 Income from
   continuing
   operations........    $     1.18        $     0.41       $      1.02(a)  $     2.74     $     2.74     $     2.06      $     1.39
 Cash dividends......    $     --          $    --          $     --        $    --        $    --        $    --         $    --

Financial Position:
 Property and
   equipment, net....    $5,458,194                         $ 5,441,363     $ 4,973,948    $ 4,421,312    $ 4,042,035     $3,899,845
 Total assets........     9,277,690                           8,949,513       8,088,241      7,943,218      7,459,007      7,143,136
 Long-term debt, less
   current portion...     1,638,233                           1,597,954       1,325,277      1,324,711      1,632,202      1,882,279
 Common
   stockholders'
   investment........    $3,546,063                         $ 3,453,378     $ 3,312,440    $ 3,260,963    $ 2,971,856     $2,692,741
 Average shares
   outstanding.......       148,709                             147,122         145,843        144,501        143,641        141,054

------------
(a) Caliber announced a financial restructuring of its Viking operations on March 27, 1997.  Nonrecurring charges relating to the restructuring included in pro forma operating expenses for the year ended May 31,
    1997 are $310 million.


                        FEDERAL EXPRESS CORPORATION
                    Selected Historical Financial Data
                   (in thousands, except per share data)
                   (audited, other than quarterly data)

                              Three Months Ended                                          Year Ended
                       ---------------------------------   -------------------------------------------------------------------------
                       August 31, 1997   August 31, 1996   May 31, 1997    May 31, 1996   May 31, 1995   May 31, 1994   May 31, 1993
                       ---------------   ---------------   ------------    ------------   ------------   ------------   ------------
Operating Results:
 Revenues................ $3,297,218        $2,692,312      $11,519,750    $10,273,619     $9,392,073     $8,479,456     $7,808,043
 Operating income........    264,205           129,918          699,042        623,824        591,144        530,632        377,173
 Income from continuing
   operations............ $  143,257        $   61,950      $   361,227    $   307,777     $  297,588     $  204,370     $  109,809

Per Share Data:
 Income from continuing
   operations............ $     1.22        $     0.54      $      3.12    $      2.69     $     2.63     $     1.82     $     1.00
 Cash dividends.......... $    --           $    --         $     --       $     --        $    --        $    --        $    --

Financial Position:
 Property and equipment,
   net................... $4,711,932                        $ 4,622,080    $ 4,116,601     $3,715,244     $3,449,093     $3,476,268
 Total assets............  8,019,356                          7,625,486      6,698,971      6,433,372      5,992,498      5,793,064
 Long-term debt, less
   current portion.......  1,438,233                          1,397,954      1,325,277      1,324,711      1,632,202      1,882,279
 Common stockholders'
   investment............ $3,103,338                        $ 2,962,514    $ 2,576,139     $2,245,569     $1,924,705     $1,671,381
 Average shares
   outstanding...........    117,343                            115,641        114,276        112,987        112,024        109,437



                           CALIBER SYSTEM, INC.
                    Selected Historical Financial Data
                   (in thousands, except per share data)
                   (audited, other than quarterly data)

               Caliber uses a 13 four-week period calendar with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.


                           9 Four-Week Accounting                                     Year Ended
                                Periods Ended          ------------------------------------------------------------------------
                         September 13,  September 7,   December 31,   December 31,   December 31,   December 31,   December 31,
                              1997          1996           1996           1995           1994           1993           1992
                         -------------  ------------   ------------   ------------   ------------   ------------   ------------

Operating Results:
 Revenues............    $1,808,360       $1,825,201    $2,718,142     $2,448,172     $2,327,523     $1,822,490     $1,391,898
 Operating income
   (loss)............        11,908 (a)       19,819      (192,040)(a)    155,728        165,103        151,183        138,331
 Income (loss) from
   continuing
   operations........    $   (3,190)(a)   $    7,871    $ (165,123)(a) $   92,409     $   98,537(b)  $   91,605     $   86,495

Per Share Data:
 Income (loss) from
   continuing
   operations........    $    (0.08)(a)   $     0.20    $    (4.18)(a) $     2.34     $     2.50(b)  $     2.32     $     2.19
 Cash dividends......    $     0.38       $     0.54    $     0.72     $     1.40     $     1.40     $     1.37     $     1.27

Financial Position:
 Property and
   equipment, net....    $  746,262                     $  848,319     $  857,347     $  706,068     $  592,942     $  423,577
 Total assets........     1,258,334                      1,432,167      1,389,270      1,509,846      1,466,509      1,350,072
 Long-term debt......       200,000                        200,000           --             --             --             --
 Total shareholders'
   equity............    $  519,487                     $  538,647       $736,301     $1,015,394     $1,047,151     $1,021,360
 Average shares
   outstanding.......        39,221                         39,484         39,459         39,392         39,521         39,521

------------
(a) Caliber announced a financial restructuring of its Viking operations on March 27, 1997.  In connection with the restructuring, Caliber recorded a non-cash asset impairment charge of $225 million in 1996 operating expenses ($175 million net of tax or $4.43 per share) and an
    $85 million ($56.4 million net of tax or $1.43 per share) restructuring charge in the first quarter of 1997.

(b) Reflects the net after tax effect of $13.7 million (or $0.35 per share) related to an employment tax settlement with the IRS in 1994.


                   UNAUDITED COMPARATIVE PER SHARE DATA

               The following table sets forth, for each of the periods indicated, income per share from continuing operations, cash dividends per share and book value per share for (1) FedEx on a historical basis, (2) Caliber on a historical basis, (3) FDX on a pro forma basis (which reflects the proposed transaction and assumes the pooling of interests method of accounting), and (4) Caliber on an equivalent pro forma basis.

                                                                     Income per share
                                                                     from Continuing
                                                                        Operations       Cash Dividends       Book Value
                                                                     ----------------    --------------       ----------
As of and for the Three Months Ended August 31, 1997
 FedEx Historical (three months ended August 31, 1997)........             $1.22             $ --               $26.98
 Caliber Historical (3 four-week accounting periods ended
   September 13, 1997)......................                                0.83              0.10               13.25
 FDX Pro Forma Combined.......................................              1.18               --                24.18
 Caliber Equivalent Pro Forma.................................              0.95               --                19.35

As of and for the Year Ended May 31, 1997
 FedEx Historical (year ended May 31, 1997)...................             $3.12             $ --               $25.78
 Caliber Historical (13 four-week accounting periods ended
   June 21, 1997).............................................             (5.35)             0.64               12.52
 FDX Pro Forma Combined.......................................              1.02               --                23.57
 Caliber Equivalent Pro Forma.................................              0.82               --                18.86

As of and for the Year Ended May 31, 1996
 FedEx Historical (year ended May 31, 1996)...................             $2.69             $ --
 Caliber Historical (year ended December 31, 1995)............              2.34              1.40
 FDX Pro Forma Combined.......................................              2.74               --
 Caliber Equivalent Pro Forma.................................              2.20               --

As of and for the Year Ended May 31, 1995
 FedEx Historical (year ended May 31, 1995)...................             $2.63             $ --
 Caliber Historical (year ended December 31, 1994)............              2.50              1.40
 FDX Pro Forma Combined.......................................              2.74               --
 Caliber Equivalent Pro Forma.................................              2.20               --

        COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

               FedEx common stock and Caliber common stock are listed on the New York Stock Exchange. The FedEx ticker symbol on the NYSE is FDX. The Caliber ticker symbol on the NYSE is CBB.

               The tables below set forth, for the calendar quarters indicated, the reported high and low sale prices of FedEx common stock and Caliber common stock as reported on the NYSE Composite Transaction Tape and the dividends declared on such stock. The Caliber market prices have been adjusted to reflect the spin-off of Roadway Express, Inc. on January 2, 1996. FedEx effected a 2-for-1 stock split on November 5, 1996; the FedEx market prices have been adjusted to reflect that split.

                                                   FedEx Common Stock                              Caliber Common Stock
                                         ---------------------------------------       ----------------------------------------
                                               Market Price              Cash                 Market Price              Cash
                                         ------------------------      Dividends       ------------------------       Dividends
                                            High          Low          Declared           High          Low           Declared
                                         ----------    ----------      ---------       ----------    ----------       ---------
1994
 First Quarter.......................    $38(15)/(16)  $32(3)/(4)         --           $74(1)/(4)    $59(1)/(2)         $0.35
 Second Quarter......................     40(3)/(8)     31(9)/(16)        --            72            62(1)/(2)          0.35
 Third Quarter.......................     38(1)/(4)     29(3)/(4)         --            64(1)/(2)     53(3)/(4)          0.35
 Fourth Quarter......................     32(15)/(16)   26(3)/(4)         --            58            46                 0.35
1995
 First Quarter.......................    $34(15)/(16)  $29(15)/(16)       --           $56(3)/(4)    $47(3)/(4)         $0.35
 Second Quarter......................     34(31)/(32)   29(1)/(4)         --            49(1)/(2)     42                 0.35
 Third Quarter.......................     42            30(1)/(8)         --            56(1)/(2)     45(1)/(2)          0.35
 Fourth Quarter......................     43            34(1)/(4)         --            53(1)/(2)     42(11)/(16)        0.35
1996
 First Quarter.......................    $39(3)/(16)   $33(7)/(16)        --           $50(1)/(4)    $35(7)/(16)        $0.18
 Second Quarter......................     41(1)/(4)     35(1)/(8)         --            43(7)/(8)     33(3)/(4)          0.18
 Third Quarter.......................     41(7)/(8)     36(1)/(4)         --            34(1)/(4)     15(5)/(8)          0.18
 Fourth Quarter......................     45            38(13)/(16)       --            21(1)/(8)     15(7)/(8)          0.18
1997
 First Quarter.......................    $57(7)/(8)    $42                --           $27           $19(1)/(4)         $0.18
 Second Quarter......................     59(5)/(8)     49(1)/(2)         --            37(7)/(8)     24(3)/(8)          0.10
 Third Quarter.......................     84(1)/(2)     56(3)/(8)         --            54(11)/(16)   35(3)/(4)          0.10
 Fourth Quarter (through December 3).     81(1)/(4)     60(1)/(4)         --            61(15)/(16)   45(3)/(8)            --


               Stockholders are urged to obtain current market quotations prior to making any decision with respect to the proposals.

               FedEx does not pay dividends. FDX does not intend to pay dividends on FDX common stock after the transaction. FedEx and FDX believe that it is more advantageous to stockholders for the company to reinvest its earnings than to pay a cash dividend. FedEx is a "growth" company, and the express industry is very capital intensive, requiring sizable investments in aircraft, sort facilities and technology. Diverting cash to pay a dividend might require FedEx to borrow additional funding or reduce its growth rate.



                               THE PROPOSALS

               The discussion in this Joint Proxy Statement/Prospectus of the Mergers and the principal terms of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A, and is incorporated herein by reference.

               We are furnishing this Joint Proxy Statement/Prospectus to holders of common stock, par value $0.10 per share ("FedEx Common Stock"), of Federal Express Corporation, a Delaware corporation ("FedEx"), and holders of common stock without par value ("Caliber Common Stock"), of Caliber System, Inc., an Ohio corporation ("Caliber"), in connection with the solicitation of proxies by the Board of Directors of FedEx for a special meeting of FedEx's stockholders (the "FedEx Meeting") and by the Directors of Caliber (the "Caliber Directors") for a special meeting of Caliber's shareholders (the "Caliber Meeting"), and at any adjournments or postponements thereof (the "FedEx Meeting" and the "Caliber Meeting" being referred to together as the "Meetings").

               At the FedEx Meeting, holders of FedEx Common Stock will be asked to vote upon proposals (the "FedEx Proposals") to approve (i) the issuance of shares of FDX Common Stock to Caliber shareholders in the Caliber Merger (as such terms are defined below) and (ii) the adoption of the FDX 1997 Stock Incentive Plan (the "1997 Stock Incentive Plan"). At the Caliber Meeting, holders of Caliber Common Stock will be asked to vote upon a proposal (the "Caliber Merger Proposal") to adopt an Agreement and Plan of Merger dated as of October 5, 1997 (the "Merger Agreement"), among FedEx, Caliber, FDX Corporation, a Delaware corporation and a direct wholly-owned subsidiary of FedEx ("FDX"), Fast Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of FDX ("Fast Merger Sub") and Tires Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of FDX ("Tires
Merger Sub"), and the transactions contemplated thereby.

               The Merger Agreement provides for, among other things, the merger of Tires Merger Sub with and into Caliber (the "Caliber Merger"), with the result that Caliber will become a wholly-owned subsidiary of FDX. Upon consummation of the Caliber Merger, each outstanding share of Caliber Common Stock (other than shares for which dissenting shareholders' rights have been properly exercised and perfected) will be converted into the right to receive
0.8 shares of common stock, par value $0.10 per share, of FDX ("FDX Common Stock"). The Merger Agreement also provides that, immediately prior to the Caliber Merger, FedEx will be reorganized by means of the merger of Fast Merger Sub with and into FedEx (the "FedEx Reorganization Merger" and, together with the Caliber Merger, the "Mergers"). The result of this reorganization will be that FedEx will become a subsidiary of FDX. In the FedEx Reorganization Merger, each outstanding share of FedEx Common Stock will be converted into one share of FDX Common Stock. The FedEx Reorganization Merger does not require the approval of the stockholders of FedEx, but is conditioned upon, among other things, FedEx stockholder approval of the issuance of shares of FDX Common Stock to the Caliber shareholders. FedEx stockholders will not be entitled to exercise any dissenters' rights in connection with the FedEx Reorganization Merger or other transactions contemplated by the Merger Agreement.

               The Mergers will become effective (the "Merger Date") at the time of filing of a certificate of merger with the Ohio Secretary of State and the filing of the Merger Agreement with the Delaware Secretary of State (or at such other time as specified in the certificate of merger or in the Merger Agreement), which is expected to occur as soon as practicable after the last of the conditions precedent to the Mergers set forth in the Merger Agreement has been satisfied or waived. However, at least ten days must elapse between the Caliber Meeting and the Merger Date, and the Merger Date will not, in any event, occur prior to January 2, 1998.

               After the Merger Date, all shares of FedEx Common Stock will be canceled and each certificate theretofore representing any such shares, without any action on the part of the holder thereof, will be deemed to represent an equivalent number of shares of FDX Common Stock. Shareholders of Caliber Common Stock will receive transmittal forms from the exchange agent accompanied by instructions specifying details of the exchange of their share certificates. CALIBER SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM. Upon surrender of the certificates representing shares of Caliber Common Stock, together with a properly completed and executed transmittal form, to the exchange agent, each Caliber shareholder will receive in exchange therefor certificates representing a whole number of shares of FDX Common Stock and a check for any cash payable in lieu of fractional shares, as applicable. See "The Merger Agreement--
Merger Consideration--Exchange of Shares."


                                THE MERGERS

Background of the Mergers

               In January of 1997, Frederick W. Smith, Chairman of the Board, President and Chief Executive Officer of FedEx, telephoned Daniel J. Sullivan, Chairman, President and Chief Executive Officer of Caliber, to inquire as to whether Caliber would be willing to consider the possible acquisition by FedEx of Caliber's ground parcel subsidiary, RPS, Inc. ("RPS"), and Caliber's surface expedited carrier subsidiary, Roberts Express, Inc. ("Roberts"), or, alternatively, the possible acquisition by FedEx of all of Caliber. Mr. Sullivan informed Mr. Smith that neither of those subsidiaries nor Caliber as a whole was for sale, but said that he would review the matter with the Caliber Directors.

               Following a regular meeting of the Caliber Directors on February 11 and 12 and consultation with Caliber's legal and financial advisors, Mr. Sullivan informed Mr. Smith that none of Caliber, RPS or Roberts was for sale and that Caliber's principal priority at the present time was the pursuit of a financial restructuring of Caliber's superregional freight carrier subsidiary, Viking Freight, Inc. ("Viking"). Mr. Sullivan suggested, however, that Caliber might consider exchanging information with FedEx subject to a customary confidentiality agreement. Following discussions among their respective legal and financial advisors, on March 6, 1997, FedEx and Caliber entered into a confidentiality agreement (the "Confidentiality Agreement"), and throughout March and early April of 1997 Caliber and its advisors exchanged information with FedEx and its advisors. On March 27, 1997, Caliber announced that it would restructure Viking.

               On April 4, 1997, Messrs. Smith, Sullivan and other senior executives of FedEx and Caliber met to exchange information and to discuss a possible FedEx proposal with respect to Caliber. On April 10, 1997, representatives of FedEx proposed the acquisition by FedEx of all of the outstanding shares of Caliber at a price of $32 per share in cash. This proposal was subsequently confirmed in writing by Mr. Smith. Mr. Smith also confirmed FedEx's willingness to make a portion of the consideration available in FedEx Common Stock in order to provide for a partially tax-free transaction to Caliber shareholders. Following discussions with the Caliber Directors and Caliber's financial and legal advisors, Mr. Sullivan informed Mr. Smith on April 11, 1997 that Caliber was not prepared to accept FedEx's proposal and was not interested in continuing discussions with FedEx regarding a potential business combination. Mr. Sullivan also requested that FedEx return all materials concerning Caliber that had previously been provided to FedEx. The materials were returned on April 11 and the discussions between FedEx and Caliber terminated.

               On August 8, 1997, representatives of FedEx's financial advisor, Merrill Lynch & Co. ("Merrill Lynch"), contacted representatives of Caliber's financial advisor, Goldman, Sachs & Co. ("Goldman Sachs"), and indicated that FedEx might be willing to consider a merger with Caliber in which holders of Caliber Common Stock would receive $50 per share in FedEx Common Stock. Merrill Lynch suggested that the offer could be structured as a stock-for-stock, tax-free, pooling of interests transaction. Following discussions between representatives of Goldman Sachs and Merrill Lynch, Mr. Sullivan and a representative of Goldman Sachs met in Washington, D.C. on August 21, 1997, with Mr. Smith, representatives of Merrill Lynch, and other senior executives of FedEx and Caliber to discuss FedEx's proposal and to exchange information concerning Caliber and FedEx, respectively. Throughout this time period, Mr. Sullivan kept the Caliber Directors apprised of the course of the discussions.

               On September 4, 1997, representatives of Merrill Lynch contacted representatives of Goldman Sachs to inform Goldman Sachs that FedEx would consider a merger with Caliber at an exchange ratio of 0.8 shares of FedEx Common Stock for each outstanding share of Caliber Common Stock.

               Following a preliminary due diligence review and several discussions among Caliber's and FedEx's respective financial and legal advisors during the period from September 4 to September 19, 1997, Messrs. Smith, Sullivan and other senior executives of FedEx and Caliber met on September 22, 1997. In that meeting, Mr. Sullivan asked FedEx to increase the proposed 0.8 exchange ratio. However, the representatives of FedEx informed Mr. Sullivan and the other representatives of Caliber that the 0.8 exchange ratio represented FedEx's best and final offer.

               A special meeting of the Caliber Directors was held on September 23, 1997. At that meeting, Caliber's management and its financial and legal advisors reviewed the circumstances with the Caliber Directors. While no decision was made to accept the transaction proposed by FedEx, it was the consensus of the Caliber Directors that it would be appropriate for Caliber's management and legal and financial advisors to continue their due diligence reviews and pursue negotiation of definitive documentation to determine whether an acceptable transaction could be negotiated for subsequent consideration by the Caliber Directors. Mr. Sullivan so informed Mr. Smith on September 23, 1997.

               From September 25 through October 4, 1997, representatives of FedEx, Caliber and their respective advisors exchanged information and conducted due diligence and negotiations regarding definitive documentation for the Mergers. FedEx also requested that Caliber and its legal advisors contact certain significant shareholders of Caliber, including Mr. G. James Roush (who is also a Caliber Director), to request those shareholders to enter into an agreement to vote in favor of the Caliber Merger Proposal and the approval and adoption of the Merger Agreement. The terms of the Voting Agreement (as hereinafter defined) were thereafter negotiated among the parties thereto.

               On October 5, 1997, meetings of the Caliber Directors and of the Board of Directors of FedEx were held, and the Caliber Directors unanimously approved, and the FedEx Board of Directors by unanimous vote of all directors present (four directors being absent) approved, the Merger
Agreement, the Voting Agreement and the transactions contemplated thereby.

FedEx's Reasons for the Mergers; Recommendation of the FedEx Board of Directors

               The Board of Directors and the management of FedEx believe that the Mergers are fair to and in the best interests of the stockholders of FedEx. FedEx believes that FDX will be able, following the Mergers, to offer to its customers a broader portfolio of services and choices at a level of excellence unmatched by any competitor. Caliber offers its customers cost-competitive, reliable service in the non-express delivery segment, as well as leading-edge information systems, which will complement the services currently offered by FedEx. FDX, following the Mergers, will be able to offer its customers (a) fast, reliable and time-definite express delivery, (b) expedited surface delivery of critical freight-shipments, (c) business-to-business non-express delivery of packages, (d) regional "less-than-truckload" freight service and (e) integrated information and logistics solutions.

               The management of FedEx believes that this is a transaction in which the whole is much greater than the sum of the parts. The service offerings and core markets of the two companies are complementary and will permit FDX to provide a comprehensive, worldwide service offering which covers not only the whole distribution chain but includes logistics planning services for integrated delivery and transportation strategies. Following the Mergers, the sales forces of the two companies will be able to sell the complete line of products and services of all of the subsidiaries of FDX to customers in a broad spectrum of industries, utilizing industry expertise of the two companies' sales forces.

               The Caliber Merger is an important strategic move for FedEx, intended to strengthen its competitive position. By acquiring Caliber, FDX will obtain an extensive ground-service infrastructure that might have taken years for FedEx to develop on its own and substantially greater capability to serve ground markets than it had, or would have had, without expenditure of capital and internal growth, on its own. Revenues are expected to be enhanced by operating the two companies under one new holding company; bringing the two companies together is expected to permit the realization of certain synergies and to create the potential for greater growth than either Caliber or FedEx have experienced in the past. FedEx expects to offer certain of Caliber's services (in particular those of RPS, the Caliber subsidiary which specializes in package delivery) through FedEx's automated service system quickly and inexpensively. This will permit customers to select a broader range of services from a single desk top computer or other customer automation alternative and FDX to match more closely its customers' needs with the most appropriate services. It is expected that FDX will be able to deliver more packages in both the express and non-express sectors than would have been the case had the two companies continued to operate separately. Management expects that the volumes and traffic levels of both FedEx and Caliber (and, in particular, of RPS, the Caliber subsidiary which specializes in package delivery) will increase as a result of coordinated sales efforts, permitting customers "one-stop" shopping for integrated distribution services in different segments.

               FedEx proposed the structure of the transaction because it believes it is the most sensible manner in which to accomplish the acquisition of Caliber in order to achieve the benefits described above, minimizing, among other things, any adverse tax consequences to the stockholders of FedEx and Caliber and other potential costs of an acquisition. In addition, the labor-jurisdictional status of the two companies will remain unchanged since FedEx and Caliber will be operated separately. The stockholders of both Caliber and FedEx will have an opportunity, since they will receive shares of the new parent company, FDX, to participate in any future growth of the combined business.

               The Board of Directors of FedEx has approved, by a unanimous vote of those directors present, the FedEx Reorganization Merger, the Caliber Merger, the Merger Agreement, and the issuance of the FDX Common Stock in connection with the Mergers. The Board of Directors of FedEx recommends that the stockholders of FedEx vote in favor of the FedEx Proposals.

               This document (including documents that have been incorporated herein by reference) includes various forward-looking statements with respect to the Mergers about Caliber, FedEx and FDX that are subject to risks and uncertainties. Forward-looking statements include the information concerning expectations of future results of operations and synergies of FDX after the Merger Date, set forth in this section and under "Questions and Answers About the Transaction", "Summary", "--Background of the Mergers", "--Caliber's Reasons for the Caliber Merger; Recommendation of the Caliber Directors" and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions. For those statements, Caliber, FedEx and FDX claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Caliber's Reasons for the Caliber Merger; Recommendation of the Caliber
Directors

               Reasons for the Caliber Merger. At its October 5, 1997 meeting, the Caliber Directors determined that the Caliber Merger was fair to and in the best interests of Caliber and its shareholders and approved the Merger Agreement. Such determination and action were based upon various factors, including the Caliber Directors' consideration of the following at their October 5, 1997 and prior meetings:

               (i) The strategic alternatives available to Caliber on a stand-alone basis, including a perceived long-term need for Caliber to offer a broader array of transportation and related services and to obtain air delivery capacity and the substantial capital and other costs required therefor;

               (ii) The strategic fit between FedEx and Caliber, including the opportunity for significant revenue synergies;

               (iii) The belief, based in part on informal targeted inquiries made at the request of Caliber by Goldman Sachs, that it was not likely that any other entity would propose a transaction that would be superior to the Caliber Merger;

               (iv) The terms of the Merger Agreement, which would, subject to certain restrictions, permit Caliber to terminate the Merger Agreement upon payment of a $100 million termination fee if a superior proposal with respect to Caliber were made (see "The Merger Agreement-- Termination of the Merger Agreement");

               (v) The course of the discussions with representatives of FedEx relating to the Caliber Merger, including the price indication given by FedEx in April 1997 (see "--Background of the Mergers") and the discussions on September 22, 1997 at which representatives of FedEx informed representatives of Caliber that the 0.8 exchange ratio represented FedEx's best and final offer;

               (vi) Historical and forecasted financial information relating to Caliber and FedEx (see "--Opinion of Caliber's Financial Advisor"), the results of Caliber's due diligence examination of FedEx and other exchanges of information with FedEx;

               (vii) The terms of the exchange ratio, including the fact that the Exchange Ratio was fixed, and historical market prices for Caliber and FedEx Common Stock, including the increases therein during 1997 as compared to other stock market standards;

               (viii) The opinion of Goldman Sachs dated as of October 5, 1997 to the effect that, as of such date, the Caliber Merger Consideration (as defined below) was fair from a financial point of view to the holders of Caliber Common Stock (see "--Opinion of Caliber's Financial Advisor");

               (ix) The expectation that the transaction would be accomplished on a tax-free basis for federal income tax purposes (except for tax payable on cash received by Caliber shareholders for fractional shares or pursuant to the exercise and perfection of dissenters's rights) and accounted for as a "pooling of interests" transaction; and

               (x) The other material terms of the Caliber Merger and the Merger Agreement, including the matters described under "--Interests of Certain Persons in the Merger--Caliber."

               The Caliber Directors also considered certain risks arising in connection with the Caliber Merger, including the potential disruption of Caliber's business that might result from the announcement of the Caliber Merger, the possibility that the Caliber Merger might not be consummated and the fact that the exchange ratio was fixed and would therefore not change as a result of fluctuations in the market price for FedEx Common Stock or Caliber Common Stock or otherwise. In the view of the Caliber Directors, these considerations were not sufficient, either individually or in the aggregate, to outweigh the advantages of the Caliber Merger.

               The foregoing discussion of the information and factors considered by the Caliber Directors is not intended to be exhaustive but is believed to include all material factors considered by the Caliber Directors. In view of the wide variety of factors, both positive and negative, considered by the Caliber Directors, the Caliber Directors did not find it practical to, and did not, quantify or otherwise seek to assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above as of the date of this Joint Proxy Statement/ Prospectus, the Caliber Directors continue to believe that the Caliber Merger is in the best interests of Caliber and its shareholders and continue to recommend approval and adoption of the Merger Agreement and approval of the Caliber Merger.

               Caliber Board Recommendation. The Caliber Directors have determined that the Caliber Merger is fair to, and in the best interests of, the shareholders of Caliber, have unanimously approved the Merger Agreement and the Caliber Merger, and recommended that the shareholders of Caliber vote to adopt the Merger Agreement.

Opinion of Caliber's Financial Advisor

               On October 5, 1997, Goldman Sachs delivered its oral opinion (which it subsequently confirmed in writing as of such date) to the Caliber Directors, that as of such date, the Caliber Merger Consideration (as defined below) pursuant to the Merger Agreement was fair from a financial point of view to the holders of Caliber Common Stock.

               The full text of the written opinion of Goldman Sachs dated October 5, 1997, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Caliber Common Stock are urged to, and should, read such opinion in its entirety.

               In connection with its opinion, Goldman Sachs reviewed, among other things, (i) the Merger Agreement; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of Caliber for the five years ended December 31, 1996 and of FedEx for the five fiscal years ended May 31, 1997; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Caliber and FedEx; (iv) certain other communications from Caliber and FedEx to their respective stockholders; and (v) certain internal financial analyses and forecasts for Caliber prepared by its management. Goldman Sachs also held discussions with members of the senior managements of Caliber and FedEx regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Caliber Common Stock and the FedEx Common Stock, compared certain financial and stock market information for Caliber and FedEx with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the freight transportation industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

               Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Goldman Sachs was informed by FedEx that forecasts reflecting recent developments for FedEx beyond fiscal year 1998 were not available. Accordingly, Goldman Sachs' review of such information for purposes of rendering its opinion was limited to discussions with the management of FedEx regarding analysts' estimates for fiscal year 1999. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Caliber or FedEx or any of their subsidiaries and was not furnished with any such evaluation or appraisal, except for an evaluation or appraisal of Caliber's less-than-truckload carrier division (formerly the Viking Division) prepared by an outside advisor to Caliber. Goldman Sachs assumed, with Caliber's consent, that the transaction contemplated by the Merger Agreement will be accounted for as a pooling of interests under generally accepted accounting principles ("GAAP"). Goldman Sachs' advisory services and the opinion expressed herein were provided for the information and assistance of the Caliber Directors in connection with their consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any Caliber shareholder should vote with respect to such transaction.

               The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its opinion to the Caliber Directors on October 5, 1997 which it reviewed with the Caliber Directors in connection with that meeting.

               (i) Public Market Analysis. Goldman Sachs reviewed and compared certain financial information relating to Caliber to corresponding financial information, ratios and public market multiples for 17 publicly traded corporations (the "Comparable Companies") and grouped these corporations into the following comparable groups: (a) the long-haul less-than-truckload group comprised of CNF Transportation Inc. ("CNF") and Yellow Corporation ("Yellow"); (b) the regional less-than-truckload group comprised of American Freightways Corporation ("American Freightways"), Arnold Industries Inc. ("Arnold"), Old Dominion Freight Line, Inc. ("Old Dominion") and US Freightways Corporation ("US Freightways"); (c) the parcel delivery group comprised of FedEx and Airborne Freight Corporation ("Airborne"); (d) the transportation leasing/integrated logistics group comprised of GATX Corporation, Rollins Truck Leasing Corp., Ryder System, Inc. and NFC PLC; and (e) the freight forwarding/logistics group comprised of Air Express International Corporation, Eagle USA Airfreight, Inc., Expeditors International of Washington Inc., Fritz Companies, Inc. and Circle International Group Inc.

               The Comparable Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to certain operations of Caliber. Within the Comparable Companies, Goldman Sachs performed additional analyses for the following eight corporations: CNF, Yellow, American Freightways, Arnold, Old Dominion, US Freightways, FedEx and Airborne (the "Selected Companies").

               On the same basis, Goldman Sachs also calculated and compared various financial multiples and ratios for Caliber using a price of $54.25 per share of Caliber Common Stock, the closing price of the Caliber Common Stock on the NYSE on October 1, 1997. The multiples and ratios for Caliber were based on publicly available information and information provided by Caliber's management and the multiples for each of the Selected Companies were based on the most recent publicly available information.

               With respect to the Comparable Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of latest 12 months ("LTM") sales, as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and, with respect only to the Selected Companies, as a multiple of LTM earnings before interest and taxes ("EBIT"). Goldman Sachs' analyses of the Comparable Companies indicated levered multiples of LTM sales, which ranged from 0.3x to 5.0x; LTM EBITDA, which ranged from 4.5x to 24.7x; and, with respect only to the Selected Companies, LTM EBIT, which ranged from 11.2x to 22.0x, compared to levered multiples of 1.0x, 6.8x and 10.5x respectively, for Caliber. Goldman Sachs also considered 1997 estimated price/earnings ("P/E") ratios for the Comparable Companies based on calendarized earnings estimates provided by Institutional Brokers Estimate System ("IBES"), which ranged from 10.8x to 39.7x compared to 22.1x for Caliber based on estimates provided by Caliber's management and estimated 1998 P/E ratios for the Comparable Companies based on calendarized earnings estimates provided by IBES, which ranged from 8.9x to 29.9x compared to 17.8x for Caliber based on estimates provided by Caliber's management; a five-year earnings per share ("EPS") growth rate (provided by IBES) ranging from 8.0% to 25.0% for the Comparable Companies compared to 10.0% for Caliber; and dividend yields ranging from 0.0% to 2.7% for the Comparable Companies compared to 0.7% for Caliber.

               (ii) Private Market Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the freight transportation industry since 1986 (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions (i) levered aggregate consideration as a multiple of LTM sales ranged from 0.1x to 3.0x, compared to 1.14x for the levered aggregate consideration to be paid pursuant to the Caliber Merger; (ii) levered aggregate consideration as a multiple of LTM EBITDA ranged from 1.1x to 14.7x, compared to 8.0x for the levered aggregate consideration to be paid pursuant to the Caliber Merger; and
(iii) levered aggregate consideration as a multiple of LTM EBIT ranged from 5.3x to 19.2x, compared to 12.3x for the levered aggregate consideration to be paid pursuant to the Caliber Merger.

               (iii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis for Caliber using Caliber's management's estimates for Caliber for the years 1998 through 2002.
Goldman Sachs calculated a net present value of free cash flows for the years 1998 through 2002 applying various discount rates to the free cash flows to be generated by the segments of Caliber's business and calculating the net present values of such cash flows on a segment by segment basis.
In calculating the net present value of the free cash flows, Goldman Sachs also applied a sensitivity analysis to each of the business segments.
Based on this analysis the implied per share values of the Caliber Common Stock ranged from $49.62 to $65.63.

               (iv) LBO Analysis. Goldman Sachs performed a summary leveraged buyout ("LBO") analysis based on Caliber's management's estimates and discussions for the years 1998 through 2002. The analysis was based on a range of purchase prices, from $50.00 per share to $75.00 per share, to calculate the implied equity returns based on a terminal EBITDA multiple in the year 2002. At $50.00 per share, between a range of terminal EBITDA multiples of 5.0x to 10.0x, the implied equity returns were 17% to 39%. At $75.00 per share, between a range of terminal EBITDA multiples of 5.0x to 10.0x, the implied equity returns were 2% to 22%.

               (v)  Caliber Discounted Future Stock Price Analysis.
Goldman Sachs performed a discounted future stock price analysis for the Caliber Common Stock by analyzing the sensitivity of the year 2002 stock price as a function of EPS growth rate and P/E multiples. Goldman Sachs calculated a net present value of the end of year 2002 stock price for the Caliber Common Stock using a discount rate of 12% and Caliber's management's EPS estimate for Caliber for 1998. Goldman Sachs calculated a range of present values of stock prices by applying five year EPS growth rates ranging from 5.0% to 15.0% and P/E multiples ranging from 15.0x to 21.0x. Based on this analysis, the present value per share of the Caliber Common Stock year 2002 per share price ranged from $38.45 to $84.84.

               (vi) FedEx Discounted Future Stock Price Analysis. Goldman Sachs performed a discounted future stock price analysis for the FedEx Common Stock by analyzing the sensitivity of the year 2002 stock price as a function of EPS growth rate and P/E multiples. Goldman Sachs calculated a net present value of the end of year 2002 stock price for the FedEx Common Stock using a discount rate of 12% and EPS estimates provided by IBES for 1998. Goldman Sachs calculated a range of present values of stock prices by applying five year EPS growth rates ranging from 10.0% to 20.0% and P/E multiples ranging from 15.0x to 21.0x. Based on this analysis, the present value per share of FedEx Common Stock year 2002 per share price ranged from $54.83 to $118.60.

               (vii) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information including, among other things, revenues, EBITDA, EBIT, net income, book value, levered market capitalization and equity market capitalization for Caliber, FedEx and the pro forma combined entity resulting from the Mergers based on Caliber's and FedEx's managements' financial forecasts for Caliber and FedEx, respectively. This analysis indicated that in 1998 Caliber would contribute 15.9% to combined revenues, 16.5% to combined EBITDA, 19.7% to combined EBIT, 20.5% to combined net income, 14.9% to combined book value, 18.0% to combined levered market capitalization and 18.8% to combined equity market capitalization. This analysis further indicated that in 1999 Caliber would contribute 22.9% to combined net income.

               (viii) Relative Exchange Ratio Analysis. Goldman Sachs reviewed the pre-announcement historical trading prices and volumes for the Caliber Common Stock and the FedEx Common Stock for each of the following dates or periods: the closing price per share on October 1, 1997; the weighted average share prices for the prior 30 days, 90 days, six months and one year; and since Caliber's spin-off of Roadway Express, Inc. For each of these periods, Goldman Sachs compared the closing price per share or the weighted average trading price of the Caliber Common Stock to the closing price per share or weighted average trading price of the FedEx Common Stock and derived for each such period the following implied exchange ratios: 0.68 based on the October 1, 1997 closing price per share;
0.63 based on the prior 30 day weighted average share price; 0.61 based on the prior 90 day weighted average share price; 0.57 based on the prior six month weighted average share price; 0.56 based on the prior one year weighted average share price; and 0.62 since Caliber's spin-off of Roadway Express, Inc.

               (ix) Summary Merger Analysis. Goldman Sachs reviewed Caliber's management's estimates of EPS (adjusted to a May fiscal year end). Goldman Sachs also reviewed FedEx's management's estimates of EPS for FedEx for fiscal year 1998 and analysts' estimates of EPS for FedEx for fiscal year 1999. Goldman Sachs then reviewed the pro forma EPS effect on the FDX Common Stock based on the exchange ratio and assuming the achievement of synergies ranging from zero to $150 million. This analysis indicated that, for the fiscal year ending May 1998, the transaction would be slightly dilutive to EPS if no synergies were achieved, would be accretive to EPS if $50 million in synergies were achieved and would be accretive to EPS at all levels of achievement of synergies above $50 million, and that, for the fiscal year ending May 1999, the transaction would be accretive to EPS at all levels of synergies.

               The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No single company or transaction used in the above analyses as a comparison is directly comparable to Caliber or FedEx or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the Caliber Directors as to the fairness from a financial point of view of the Caliber Merger Consideration to the holders of Caliber Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Caliber, FedEx, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Caliber Directors was one of many factors taken into consideration by the Caliber Directors in making their determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B hereto.

               Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Caliber selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to this one.

               Goldman Sachs is familiar with Caliber, having acted as its financial advisor with respect to the spin-off of Roadway Express, Inc. to shareholders in 1996 and divestiture of Caliber's Central Freight Lines Inc. unit in 1997, having acted as its lead manager in connection with the issuance of $200 million principal amount of Caliber's 7.80% senior notes due July 15, 2006, and having acted as its financial advisor in connection with the Caliber Merger.

               Goldman Sachs has also provided certain investment banking services to FedEx and its subsidiaries from time to time, including having participated as a lead co-manager in numerous issuances of lease debt pass through certificates and other debt securities. Goldman Sachs may provide investment banking services to FedEx and its subsidiaries in the future. Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Caliber or FedEx for its own account and for the accounts of its customers.

               Pursuant to a letter agreement dated January 28, 1997 (the "Engagement Letter"), Caliber engaged Goldman Sachs to act as its exclusive financial advisor in connection with the acquisition of Caliber by FedEx. Pursuant to the terms of the Engagement Letter, Caliber has agreed to pay Goldman Sachs a fee of $500,000 and a fee of 0.65% of the aggregate consideration to be paid by FedEx (as described in the Engagement Letter) less any fees already then paid. Caliber has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Interests of Certain Persons in the Mergers-- Caliber

               Certain Caliber Directors and members of Caliber management may be deemed to have interests in the Caliber Merger that are different from, or in addition to, the interests of Caliber shareholders generally. The Caliber Directors were aware of these interests and considered them, among other matters, in approving the Merger Agreement and in recommending that Caliber shareholders vote in favor of the Caliber Merger and the adoption of the Merger Agreement. See "--Caliber's Reasons for the Caliber Merger; Recommendation of the Caliber Directors." These interests are described below.

               Management Retention Agreements. Caliber has in place existing Management Retention Agreements (the "MRAs") which contain "change of control" provisions with 20 officers and key employees of Caliber and its subsidiaries (the "Covered Employees"). There are four "tiers" of MRAs, which are substantially the same except for the differences noted below.

               In the event a Covered Employee's employment is terminated in a "Qualifying Termination" within 24 months of a "change in control", Caliber will, within five days of the termination, make a lump sum cash payment equal to the sum of (i) the Covered Employee's earned but unpaid base salary through the date of termination, (ii) a pro rata portion (based on the number of days worked during the year) of the greater of the Covered Employee's target bonus opportunity or actual bonus payable for the year of termination, (iii) any compensation previously deferred or earned and all accrued unpaid vacation,
(iv) a lump sum payment equal to two times (three times for Mr. Sullivan) the sum of the Covered Employee's base salary and target bonus opportunity for the year of termination, (v) the actuarial present value as of the date of termination of the Covered Employee's accrued benefits under Caliber's non-qualified pension programs and (vi) the actuarial present value as of the date of termination of an additional 24 months (36 months for Mr. Sullivan) of contributions or accruals under Caliber's retirement and savings programs. With respect to Caliber's pension programs, Mr. Sullivan receives credit for additional age and service to enable him to qualify for certain early retirement subsidies. In addition, Caliber would provide (i) continued coverage under certain welfare benefits for 24 months (36 months for Mr. Sullivan) following the date of termination and (ii) outplacement services for 12 months following the date of termination. The consummation of the Caliber Merger will constitute a "change in control" under the MRAs.

               Under the MRAs, a "Qualifying Termination" is any termination of a Covered Employee without cause by Caliber or its successor or any termination by a Covered Employee with "Good Reason". "Good Reason" is defined to mean any of the following events occurring after a change in control: (i) a reduction in a Covered Employee's base salary, target bonus opportunity or participation in incentive compensation plans as in effect before the change in control, (ii) a material diminution in the Covered Employee's duties or the assignment of duties materially inconsistent with his or her duties in effect immediately before the change in control, (iii) the loss of any of the Covered Employee's titles or positions held before the change in control, (iv) a required relocation of the Covered Employee of more than 50 miles from his or her primary office at the time of the change in control, or (v) the failure of any successor of Caliber to assume the MRAs.
In addition, a voluntary termination within the 30 day period following the first anniversary of a change in control will be considered a "Qualifying Termination" for 13 of the Covered Employees.

               Five officers of Caliber and one officer of a subsidiary of Caliber have MRAs that further provide that if any payment to a Covered Employee will be subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), a gross-up payment will be made to place the Covered Employee in the same net after-tax position as would have been the case if no excise tax had been payable. Such gross-up payment, if required, will also compensate such Covered Employees for any tax under
Section 4999 with respect to the acceleration of certain options to purchase shares of Caliber Common Stock ("Caliber Stock Options") and stock awards described under "Equity Arrangements" below. The remaining 14 MRAs provide that if any payment to a Covered Employee will be subject to any excise tax under Section 4999 of the Code, the payments to the Covered Employee will be reduced to the maximum amount that would not be subject to an excise tax, but only if such cut back yields a better after-tax result for the Covered Employee.

               With respect to the seven Covered Employees who are officers of Caliber, the Caliber Merger will result in payments being required to be made as of the Merger Date under the pre-existing terms of their MRAs. The following table sets forth the names and positions of each Caliber officer and the expected net cash amount each such officer will receive under the MRAs on an after-tax basis assuming a January 2, 1998 Merger Date.

                                                                                              Cash Amount
Name                                                Position                                    Payable
------------------          -----------------------------------------------------------       -----------

D. J. Sullivan                          Chairman, President and Chief Executive Officer       $2,871,137
D. C. Brown                                            Vice President - Human Resources       $  455,780
K. W. Dindo                                               Vice President and Controller       $  445,960
D. B. Edmonds                            Vice President - Corporate Marketing and Sales       $  285,176
J. E. Lynch, Jr.                          Vice President, General Counsel and Secretary       $  591,744
R. J. Quinn                                         Vice President - Corporate Planning       $  394,766
L. J. Valerio               Senior Vice President - Finance and Chief Financial Officer       $  739,589



               Equity Arrangements. Pursuant to the Merger Agreement, all outstanding Caliber Stock Options will be converted into options to purchase FDX Common Stock. See "The Merger Agreement--Stock Options". Under the 1996 Equity Incentive Compensation Plan previously approved by Caliber shareholders (the "1996 EICP"), the vesting of all Caliber Stock Options outstanding under the 1996 EICP will be accelerated on the Merger Date in accordance with its pre-existing terms. On the date of this Joint Proxy Statement/ Prospectus, the following Caliber officers held the following unvested Caliber Stock Options under the EICP:

                                                    Exercise Price Per
Name                       Unvested Options                Share
------------------     ------------------------     ------------------

D. J. Sullivan                  94,643                    $38.500
D. C. Brown                     11,455                    $38.500
K. W. Dindo                     10,110                    $38.500
D. B. Edmonds                    8,883                    $38.500
J. E. Lynch, Jr.                32,539                    $20.875
R. J. Quinn                      8,883                    $38.500
L. J. Valerio                   75,000                    $16.750


               Under the 1996 EICP, the vesting of all grants of restricted Caliber Common Stock will be accelerated in accordance with its pre-existing terms. On the date of this Joint Proxy Statement/Prospectus, the following Caliber officers held the following numbers of shares of restricted Caliber Common Stock under the 1996 EICP: D. J. Sullivan, 15,143 shares; L. J. Valerio, 25,000 shares; J. E. Lynch, Jr., 7,008 shares; D. C. Brown, 3,055 shares; D. B. Edmonds, 2,369 shares; K. W. Dindo, 2,696 shares; and R. J. Quinn, 2,369 shares.

               Under the Long-Term Stock Award Incentive Plan adopted in 1991 (the "Stock Award Plan"), the distribution of all stock credits credited to participant accounts will be accelerated on the Merger Date in accordance with its pre-existing terms. On the date of this Joint Proxy Statement/ Prospectus, the following Caliber officers were credited with the following numbers of shares of stock credits under the Stock Award Plan: D.J. Sullivan, 10,218 shares; L.J. Valerio, 0 shares; J.E. Lynch, Jr., 255 shares; D.C. Brown, 1,802 shares; D.B. Edmonds, 253 shares; K.W.
Dindo, 1,104 shares; and R.J.  Quinn, 64 shares.

               Change in Control Severance Plan. Caliber has in place an existing Change in Control Severance Pay Plan (the "Plan") to provide severance benefits to individuals employed by Caliber or Services Development Corporation in Akron, Ohio or Arlington, Virginia who are terminated without cause within 12 months of a "change in control". The Plan does not cover any employee subject to a MRA described above. The amount of benefits provided under the Plan depends upon an eligible employee's length of service, but eligible employees will receive severance benefits equal to between 12 and 52 weeks of salary and "target" bonus. The Plan also provides for continued medical coverage for a specified period after termination. The Caliber Merger will constitute a "change in control" under the Plan.

               Non-Employee Directors' Arrangements. Under the pre-existing terms of the Directors' Charitable Award Program (the "Program"), all non-employee directors of Caliber (the "Directors") who are not fully vested under the Program (there are currently two such directors) will be vested in the maximum charitable contribution available under the Program upon a "change in control". The Caliber Merger will constitute a "change in control" under the Program.

               For a specified time after the Mergers, FedEx will appoint each of the Directors to serve on the board of directors of a subsidiary of FDX that will be considered a successor to Caliber for purposes of certain of Caliber's non-employee directors' benefit plans.

               Indemnification Agreements. The Merger Agreement provides that certain indemnification and insurance arrangements in favor of existing officers and directors of Caliber, subject to certain limitations, will be continued following the Merger Date. See "The Merger Agreement--Certain Covenants."

               Employment with FedEx. Under the Merger Agreement, FedEx has stated that it intends to offer employment after the Merger Date to each employee of Caliber at its Akron, Ohio location who is willing to relocate his or her place of employment to Memphis, Tennessee or such other location designated by FedEx.

               It is currently expected that FDX and Mr. Sullivan will enter into an employment and non-competition agreement and that as of the Merger Date Mr. Sullivan will become President and Chief Executive Officer of RPS pursuant to that agreement. If FDX and Mr. Sullivan do not enter into a definitive employment agreement. Mr. Sullivan's employment with Caliber will terminate on the Merger Date and he will be paid $4,100,000 in consideration for the execution of an agreement on customary terms prohibiting Mr. Sullivan from competing with the business of RPS for the four year period beginning on the Merger Date.

Interests of Certain Persons in the Mergers--FedEx

               Certain members of the management and the directors of FedEx may be deemed to have interests in the Mergers that are different from, or in addition to, the interests of FedEx stockholders generally. The Board of Directors of FedEx was aware of these interests and considered them, among other matters, in approving the Merger Agreement and in recommending that FedEx stockholders vote in favor of the issuance of the FDX Common Stock in connection with the Caliber Merger.

               The Merger Agreement provides that certain indemnification and insurance arrangements in favor of the existing officers and directors of FedEx will be continued, subject to certain limitations, following the Merger Date. See "The Merger Agreement--Certain Covenants." In addition, the directors of FedEx prior to the Merger Date will become the directors of FDX following the Merger Date. Frederick W. Smith, chairman, president and chief executive officer of FedEx, will become chairman, president and chief executive officer of FDX following the Merger Date. Alan B. Graf, Jr. and Kenneth R. Masterson, executive vice presidents of FedEx, and T. Michael Glenn and Dennis H. Jones, senior vice presidents of FedEx, will all become executive vice presidents of FDX.

Accounting Treatment

               Both Mergers are intended to qualify as a pooling of interests for accounting and financial reporting purposes under GAAP. Under this method of accounting, the recorded assets and liabilities and the operating results of both FedEx and Caliber will be carried forward to the operations of FDX at their recorded amounts. Results of operations will include the results of both FedEx and Caliber for the entire fiscal year of FDX in which the Mergers occur.

               Consummation of the Mergers is conditioned upon (i) receipt by FedEx from Arthur Andersen LLP, their independent accountants, of a written letter in form and substance reasonably satisfactory to FedEx, confirming management's assessment that the Mergers will qualify for pooling of interests accounting treatment under GAAP and (ii) receipt by Caliber from Ernst & Young LLP, their independent accountants, of a written letter in form and substance reasonably satisfactory to Caliber confirming management's assessment that no conditions exist relating to Caliber which would preclude FedEx from accounting for the Mergers as a pooling of interests. See "The Merger Agreement--Conditions to the Mergers." Such opinions will be based on certain facts, assumptions and representations of officers of FedEx and Caliber. Certain events, including certain transactions with respect to FedEx Common Stock or Caliber Common Stock by affiliates of FedEx or
Caliber, respectively, may prevent the Mergers from qualifying as a pooling of interests for accounting and financial reporting purposes. For information concerning certain restrictions to be imposed on the transferability of FDX Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "--Federal Securities Laws Consequences; Resale Restrictions."

Certain U.S. Federal Income Tax Consequences

               The following is a summary of the material U.S. federal income tax consequences of the Mergers to FedEx, Caliber and the FedEx stockholders and the Caliber shareholders. The summary is based upon the Code, administrative pronouncements, judicial decisions and Treasury regulations, changes to any of which after the date of this Joint Proxy Statement/Prospectus may affect the tax consequences described herein. This summary does not purport to be a comprehensive description of all of the tax consequences applicable to a particular taxpayer. In particular, this summary does not address the tax treatment to holders subject to special tax rules, such as banks, insurance companies, dealers in securities or stockholders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this summary only applies to a holder who (a) is a U.S. citizen or resident, a U.S. corporation or other entity taxable as a corporation created or organized under the laws of the United States, or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source and (b) holds shares of FedEx Common Stock or Caliber Common Stock as capital assets. Stockholders are urged to consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Mergers and an investment in FDX Common Stock and as to the foreign, state, local and other tax consequences thereof.

               Except with respect to any cash received in lieu of fractional shares and any cash received by the Caliber shareholders who exercise and perfect dissenters' rights, the Mergers have been structured to qualify as tax-free transactions under the Code. The obligations of FedEx and Caliber to consummate the Mergers are conditioned on the receipt by FedEx of an opinion from Davis Polk & Wardwell, counsel to FedEx, and by Caliber of an opinion from Cravath, Swaine & Moore, counsel to Caliber, that the Mergers will so qualify. See "The Merger Agreement--Conditions to the Mergers." Such opinions will be based upon certain facts, assumptions and representations contained in certificates of officers of FedEx, Caliber and their respective subsidiaries, and certain stockholders dated as of the date of the consummation of the Mergers. Opinions of counsel are not binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Mergers. Accordingly, there can be no assurance that the IRS will not challenge such opinions or that a court will not sustain such challenge.

               Tax Consequences to FedEx Stockholders.   FedEx stockholders
will not recognize gain or loss upon the conversion of their shares of FedEx Common Stock into shares of FDX Common Stock. The tax basis of the shares of FDX Common Stock will be the same as the tax basis of the shares of FedEx Common Stock which are converted. The holding period of the shares of FDX Common Stock will include the holding period of the shares of FedEx Common Stock which are converted.

               Tax Consequences to Caliber Shareholders. Caliber shareholders will not recognize gain or loss upon the receipt of FDX Common Stock in exchange for their shares of Caliber Common Stock (other than shareholders who receive cash in lieu of fractional shares or as a result of their exercise and perfection of dissenter's rights, to the extent of any cash received). The tax basis of the shares of FDX received by Caliber shareholders will be the same as the tax basis of the shares of Caliber Common Stock exchanged therefor. The holding period of the shares of FDX Common Stock received by Caliber shareholders will include the holding period of the shares of Caliber Common Stock surrendered therefor.

               Caliber shareholders who receive cash with respect to fractional shares will be treated as having received such fractional shares pursuant to the Caliber Merger and then having sold those fractional shares in the market for cash. Such Caliber shareholders will recognize gain or loss with respect to such fractional shares in an amount equal to the difference between the tax basis allocated to such fractional shares and the cash received in respect thereof.

               A holder of Caliber Common Stock who exercises and perfects dissenter's rights will generally recognize gain or loss equal to the difference between the amount of cash received (other than in respect of interest, if any, awarded by a court) and such shareholder's tax basis in his or her shares of stock.

               Backup Withholding. Noncorporate holders may be subject to backup withholding at a rate of 31% on payments of cash received with respect to fractional shares or exercise of dissenter's rights. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who otherwise is exempt from backup withholding.

               Reporting Requirements. Each FedEx stockholder and each Caliber shareholder (other than shareholders who exercise and perfect dissenter's rights) will be required to retain records and file with such holder's U.S. federal income tax return a statement setting forth certain facts relating to the Mergers. Caliber shareholders will be required to indicate in the letter of transmittal their tax basis in the shares surrendered by them pursuant to the Mergers.

               Tax Consequences to FedEx and Caliber. No gain or loss will be recognized by FedEx or Caliber pursuant to the Mergers.

Regulatory Matters

               Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, filings must be made with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Caliber Merger may not be consummated until after the specified waiting period has expired. FedEx and Caliber made the required filings under the HSR Act and the applicable waiting period commenced on November 5, 1997. The applicable waiting period ended on December 5, 1997. The FTC and the Antitrust Division have the authority to challenge the Caliber Merger on antitrust grounds before or after the Caliber Merger is completed. Each state in which FedEx or Caliber has operations may also review the Caliber Merger under state antitrust law.

               Caliber and FedEx must also comply with applicable regulatory requirements under German law. Under the German Law Against Restraints of Competition of 1957, as amended, the Caliber Merger may not be consummated until notification has been given and certain information has been furnished to the German Federal Cartel Office (the "Bundeskartellamt") and the applicable waiting period has expired. The Bundeskartellamt is required to decide within one month whether to forego objection to the transaction or to initiate a more detailed investigation. In case of a detailed investigation, the Bundeskartellamt is required to reach a final decision within four months following the initial notification, unless FedEx and Caliber have agreed to an extension of the four-month period. The applicable waiting period will end as soon as the Bundeskartellamt has notified the parties of its non-objection to the transaction. The Bundeskartellamt has the authority to prohibit the Caliber Merger on antitrust grounds.

               Regulatory approvals, notices or filings may be required in one or more additional jurisdictions. In addition, the Mergers must comply with any applicable requirements of the United States Department of Transportation.

               FedEx and Caliber believe that they will obtain all required regulatory clearances and approvals prior to the Meetings. However, it is not possible to predict whether all such approvals will be forthcoming, the time frame for the receipt of such clearances and approvals or whether any governmental authorities will impose conditions for granting the required clearances or approvals that are unfavorable.

Dissenters' Rights

               FedEx

               Section 262 of the General Corporation Law of the State of Delaware (the "Delaware Law") provides appraisal rights (also referred to as "dissenters' rights") to stockholders of a Delaware corporation in certain situations. However, Section 262 appraisal rights are not available for shares of stock of a corporation in a merger effected pursuant to Section 251(g) of the Delaware Law. Since the FedEx Reorganization Merger is being effected pursuant to Section 251(g) of the Delaware Law, appraisal rights will not be available to FedEx stockholders in connection with the FedEx Reorganization Merger.

               Caliber

               Holders of Caliber Common Stock have the right to dissent from the Caliber Merger and to receive payment of the fair value of their shares upon full compliance with Section 1701.85 of the General Corporation Law of Ohio (the "Ohio Law"). Caliber shareholders seeking to exercise dissenters' rights are referred to herein as "Dissenting Shareholders".

               The following is a summary of the principal steps a Caliber shareholder must take to perfect dissenters' rights under Section 1701.85 of the Ohio Law. This summary does not purport to be complete and is qualified in its entirety by reference to Section 1701.85, a copy of which is attached hereto as Annex D and incorporated herein by reference. Any Caliber shareholder contemplating the exercise of dissenters' rights is urged to review carefully such provisions and to consult an attorney, since dissenters' rights will be lost if the procedural requirements under Section 1701.85 are not fully and precisely satisfied.

               To perfect dissenters' rights with respect to any shares of Caliber Common Stock so that they become dissenting shares as described in this Joint Proxy Statement/Prospectus, a Dissenting Shareholder must satisfy each of the following conditions:

               No Vote in Favor of Adoption of the Merger Agreement. Caliber Common Stock held by the Dissenting Shareholder must not be voted at the Caliber Meeting in favor of adoption of the Merger Agreement. This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the Caliber Merger or to abstain from such vote, if no proxy is returned and no vote is cast at the Caliber Meeting in favor of adoption of the Merger Agreement, or if the Dissenting Shareholder revokes a proxy and thereafter abstains from voting with respect to adoption of the Merger Agreement or votes against adoption of the Merger Agreement at the Caliber Meeting. A vote in favor of adoption of the Merger Agreement at the Caliber Meeting constitutes a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of adoption of the Merger Agreement and will constitute a waiver of dissenters' rights. A Dissenting Shareholder may revoke his or her proxy at any time prior to its exercise by complying with the procedures set forth herein under "The Meetings--Proxies."

               Filing Written Demand. Not later than ten days after the taking of the vote on the proposal to adopt the Merger Agreement, a Dissenting Shareholder must deliver to Caliber a written demand (the "Demand") for payment of the fair cash value of the shares of Caliber Common Stock with respect to which the Dissenting Shareholder seeks payment. Each Demand should be delivered to Caliber at 3925 Embassy Parkway, Akron, Ohio, 44333,
Attention: Secretary. It is recommended, although not required, that such Demand be sent by registered or certified mail, return receipt requested. Voting against adoption of the Merger Agreement will not itself constitute a Demand. Caliber will not send any further notice to Caliber shareholders as to the date on which such ten-day period expires.

               A Demand must identify the name and address of the holder of record of the shares of Caliber Common Stock with respect to which payment is sought, the number and class of such shares and the amount claimed by such holder as the fair cash value thereof. A beneficial owner of shares must, in all cases, have the record holder of such shares submit the Demand in respect thereof. A Demand must be signed by the shareholder of record (or by the duly authorized representative of such shareholder) exactly as the shareholder's name appears on the shareholder records of Caliber. A Demand with respect to shares owned jointly by more than one person must identify and be signed by all of the holders of record. Any person signing a Demand on behalf of a partnership or corporation or in any other representative capacity (such as an attorney-in-fact, executor, administrator, trustee or guardian) must indicate the nature of the representative capacity and, if requested, must furnish written proof of his or her capacity and his or her authority to sign such Demand.

               Because only holders of record of Caliber Common Stock at the close of business on the Caliber Record Date (as hereinafter defined) may exercise dissenters' rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee, or other holder and who wishes to exercise dissenters' rights must instruct the record holder of the shares to satisfy the conditions outlined above. If a record holder does not satisfy, in a timely manner, all of the conditions outlined in this section, the dissenters' rights for all of the shares held by such record holder will be lost.

               From the time the Demand is given until either the termination of the rights and obligations arising from such Demand or the purchase of the related shares of Caliber Common Stock by Caliber, all rights accruing to the holder thereof, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid in money on Caliber Common Stock or FDX Common Stock during the suspension, an amount equal to the dividend or distribution which would have been payable on such shares, but for such suspension, will be paid to the holder of record thereof as a credit upon the fair cash value of such shares. If the right to receive the fair cash value is terminated other than by the purchase of such shares of Caliber, all rights will be restored to the Dissenting Shareholder and any distribution that would have been made to the holder of record of such shares, but for the suspension, will be made to the holder of record at the time of the termination.

               If Caliber sends to a Dissenting Shareholder, at the address specified in the Demand, a request for the certificates representing the related shares of Caliber Common Stock, the Dissenting Shareholder, within fifteen days from the date of sending such request, is required to deliver to Caliber the certificates requested. Caliber will then endorse the certificates with a legend to the effect that a demand for the fair cash value of such shares has been made, and promptly return such endorsed certificates to the Dissenting Shareholder. Failure on the part of the Dissenting Shareholder to deliver such certificates upon such request will terminate his or her rights as a Dissenting Shareholder, at the option of Caliber, exercised by written notice to the Dissenting Shareholder within twenty days after the lapse of the fifteen-day period, unless a court, for good cause shown, otherwise directs.

               Petitions to be Filed in Court. Within three months after the service of the Demand, if Caliber and the Dissenting Shareholder do not reach an agreement on the fair cash value of the shares of the Caliber Common Stock subject to the Demand, the Dissenting Shareholder or Caliber may file a complaint in the Court of Common Pleas in Summit County, Ohio (the "Common Pleas Court"), or join or be joined in an action similarly brought by another Dissenting Shareholder, for a judicial determination of the fair cash value of the shares of Caliber Common Stock held by such Dissenting Shareholder(s).

               Upon the motion of the complainant, the Common Pleas Court will hold a hearing to determine whether the Dissenting Shareholder is entitled to be paid the fair cash value of his or her shares of Caliber Common Stock. If the Common Pleas Court finds that the Dissenting Shareholder is so entitled, it may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of such fair cash value. The Common Pleas Court is thereafter required to make a finding as to the fair cash value of such shares and to render a judgment against Caliber for the payment thereof, with interest at such rate and from such date as the Common Pleas Court considers equitable. Costs of the proceeding, including reasonable compensation to the appraiser or appraisers, to be fixed by the Common Pleas Court, are to be apportioned or assessed as the Common Pleas Court considers equitable.
Payment of the fair cash value of such shares is required to be made within 30 days after the date of final determination of such value or the Merger Date, whichever is later, only upon surrender to Caliber of the certificates representing the shares of Caliber Common Stock for which payment is made.

               Fair cash value is the amount which a willing seller and willing buyer with neither any compulsion to sell or buy would accept or pay, but in no event may the fair cash value exceed the amount specified in the Demand. Because the Caliber Merger requires the approval of the Caliber shareholders, the fair cash value is to be determined as of the day prior to the day of the Caliber Meeting. In computing this value, any appreciation or depreciation in the market value of the shares of Caliber Common Stock held by the Dissenting Shareholder resulting from the Caliber Merger is excluded.

               The fair cash value determined by the Common Pleas Court may be higher or lower than the value of the shares of FDX Common Stock a Dissenting Shareholder would have otherwise received in the Caliber Merger.

               The dissenters' rights of any Dissenting Shareholder will terminate if, among other things, (i) he or she has not complied with Section 1701.85 of the Ohio Law (unless the Caliber Directors waive compliance), (ii) the Caliber Merger is abandoned or otherwise not carried out or such Dissenting Shareholder withdraws his or her Demand with the consent of the Caliber Directors or (iii) no agreement has been reached between Caliber and the Dissenting Shareholder as to the fair value for the shares and neither the Dissenting Shareholder nor Caliber shall have timely filed or joined in a complaint in the Common Pleas Court. For a discussion of the tax consequences to the shareholder exercising dissenters' rights; see "--Certain U.S. Federal Income Tax Consequences."

               If holders of more than 5% of the outstanding shares of Caliber Common Stock properly demand dissenters' rights, FedEx has the right to decline to consummate the Merger. See "The Merger Agreement--Conditions to the Mergers."

               BECAUSE A PROXY CARD WHICH DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT, A CALIBER SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST EITHER NOT SIGN AND RETURN A PROXY CARD OR, IF HE OR SHE SIGNS AND RETURNS A PROXY CARD, VOTE AGAINST OR ABSTAIN FROM VOTING ON THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

Federal Securities Laws Consequences; Resale Restrictions

               This Joint Proxy Statement/Prospectus does not cover any resales of the FDX Common Stock to be received by the stockholders of FedEx or Caliber upon consummation of the Mergers, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.

               All shares of FDX Common Stock received by FedEx stockholders and Caliber shareholders in the Mergers will be freely transferable, except that shares of FDX Common Stock received by persons who are deemed to be "affiliates" of Caliber under the Securities Act of 1933, as amended (the "1933 Act"), at the time of the Caliber Meeting may be resold by them only in transactions permitted by Rule 145 or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of Caliber for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, Caliber and may include certain officers, directors and principal stockholders of Caliber. The Merger Agreement requires Caliber to use its reasonable best efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of FDX Common Stock issued to such persons in the Caliber Merger in violation of the 1933 Act or the rules and regulations promulgated by the Securities and Exchange Commission ("SEC") thereunder.

               SEC guidelines regarding qualifying for the pooling of interests method of accounting would also limit sales by affiliates of both FedEx and Caliber. SEC guidelines indicate further that the pooling of interests method of accounting generally would not be challenged on the basis of sales by affiliates of FedEx or Caliber if they do not dispose of any of the shares they own or shares they receive in connection with the Mergers during the period beginning 30 days before the Merger Date and ending at such time as financial results covering at least 30 days of combined operations of FedEx and Caliber have been publicly filed by FDX after the Merger Date. The Merger Agreement requires FedEx and Caliber to use reasonable best efforts to cause each of its affiliates to execute a written agreement prohibiting such affiliates from selling, transferring or otherwise disposing of, or acquiring or selling any options or other securities relating to securities of FedEx or Caliber that would be intended to reduce such affiliate's risk relative to any shares of FedEx Common Stock or Caliber Common Stock beneficially owned by such affiliate during such period.


                     MANAGEMENT FOLLOWING THE MERGERS

               FedEx

               The current directors of FedEx will continue to be the directors of FedEx following the FedEx Reorganization Merger. It is expected that certain of the current executive officers of FedEx will become executive officers of FDX at the Merger Date, while the remainder of such executive officers will continue to be executive officers of FedEx.

               Caliber

               The directors of Fast Merger Sub will be the directors of Caliber following the Caliber Merger. It is expected that most of the current executive officers of Caliber will continue to be the executive officers of Caliber following the Caliber Merger.

               FDX

               The directors of FedEx will be the directors of FDX following the Mergers (as well as continuing to be directors of FedEx following the FedEx Reorganization Merger). The executive officers of FDX will include Frederick W. Smith, chairman, president and chief executive officer of FedEx, who will be the chairman, president and chief executive officer of FDX, and Alan B. Graf, Jr. and Kenneth R. Masterson, executive vice presidents of FedEx, and T. Michael Glenn and Dennis H. Jones, senior vice presidents of FedEx, all of whom will be executive vice presidents of FDX.

               More Information

               For additional information regarding the directors and executive officers of FedEx, please consult the Proxy Statement of FedEx mailed to holders of FedEx Common Stock in August of 1997. See also "Certain Information Relating to Federal Express Compensation." For additional information regarding the directors and executive officers of Caliber, please consult the Proxy Statement of Caliber mailed to holders of Caliber Common Stock in April of 1997.


        UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

               The Board of Directors of FedEx and the Caliber Directors have approved a Merger Agreement that would result in FedEx and Caliber becoming wholly-owned subsidiaries of a newly-formed holding company, FDX. If the Mergers are completed, Caliber shareholders will receive 0.8 shares of FDX Common Stock for each share of Caliber Common Stock, and FedEx stockholders will receive one share of FDX Common Stock for each share of FedEx Common Stock. The following unaudited pro forma condensed combined financial statements (the "Pro Forma Financial Statements") have been prepared to reflect the proposed Mergers assuming the pooling of interests method of accounting pursuant to Accounting Principles Board Opinion No. 16 is applied to the business combination.

               The Pro Forma Financial Statements are based on the respective historical financial statements of FedEx and Caliber, certain of which are incorporated by reference into this Joint Proxy Statement/Prospectus. FedEx has a May 31 fiscal year-end; Caliber has a December 31 fiscal year-end comprised of 13 four-week accounting periods. Accordingly, the Pro Forma Financial Statements have been prepared using the following periods of each company: The unaudited pro forma condensed combined statement of operations for the year ended May 31, 1997 combines FedEx's historical condensed consolidated statement of income for the year ended May 31, 1997 with Caliber's historical condensed consolidated statement of operations for the 13 four-week accounting periods ended June 21, 1997 (the end of Caliber's fiscal 1997 second quarter); the unaudited pro forma condensed combined statements of operations for the years ended May 31, 1996 and 1995 combine FedEx's historical condensed consolidated statements of income for the years ended May 31, 1996 and 1995, respectively, with Caliber's historical condensed consolidated statements of operations for the years ended December 31, 1995 and 1994, respectively; the unaudited pro forma condensed combined statements of operations for the three months ended
August 31, 1997 and 1996 combine FedEx's historical condensed consolidated statements of income for the three months ended August 31, 1997 and 1996, respectively, with Caliber's historical condensed consolidated statements of operations for the 3 four-week accounting periods ended September 13, 1997 and September 7, 1996, respectively (the end of Caliber's third quarter); the unaudited pro forma condensed combined balance sheet as of August 31, 1997 combines FedEx's historical condensed consolidated balance sheet as of August 31, 1997 with Caliber's historical condensed consolidated balance sheet as of the accounting period ended September 13, 1997.

               The above-referenced periods used in preparing the unaudited pro forma condensed combined statements of operations exclude Caliber's results of operations for the period from January 1, 1996 through June 15, 1996 (Caliber's first and second quarters of fiscal 1996); Caliber's revenues and income from continuing operations for this period were $1.2 billion and $9.8 million, respectively.

               The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Mergers had been consummated as of these dates, nor is it necessarily indicative of future operating results of FDX. The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements and notes thereto of FedEx and Caliber, included in their Reports on Form 10-K for the year ended May 31, 1997 and December 31, 1996, and their Reports on Form 10-Q for the periods ended thereafter, respectively, incorporated by reference into this Joint Proxy Statement/Prospectus.



                              FDX CORPORATION
      Unaudited Pro Forma Condensed Combined Statement of Operations
                      For the Year Ended May 31, 1997
                   (in thousands, except per share data)

                                                  FedEx              Caliber
                                              ------------      -----------------
                                                                  13 Four-Week
                                                               Accounting Periods
                                               Year Ended        Ended June 21,        Pro Forma
                                              May 31, 1997            1997            Adjustments     FDX Pro Forma
                                              ------------      -----------------     -----------     -------------
Revenues..................................     $11,519,750           $2,736,039                         $14,255,789
                                                ----------            ---------                          ----------

Operating expenses:
 Salaries and employee benefits...........       5,095,462            1,035,878                           6,131,340
 Rentals and landing fees.................       1,070,658               56,977                           1,127,635
 Purchased transportation.................         460,748              819,493                           1,280,241
 Depreciation and amortization............         777,374              139,940                             917,314
 Fuel.....................................         690,412               43,388                             733,800
 Maintenance and repairs..................         724,416               77,970                             802,386
 Impairment charge........................         --                   225,036                             225,036
 Restructuring charge.....................         --                    85,000                              85,000
 Other....................................       2,001,638              510,506                           2,512,144
                                                ----------            ---------                          ----------
                                                10,820,708            2,994,188                          13,814,896
                                                ----------            ---------                          ----------
Operating income (loss)...................         699,042             (258,149)                            440,893
                                                ----------            ---------                          ----------

Other income (expense):
 Interest, net............................         (90,634)             (20,000)                           (110,634)
 Other, net...............................          19,813                9,758                              29,571
                                                ----------            ---------                          ----------
                                                   (70,821)             (10,242)                            (81,063)
                                                ----------            ---------                          ----------

Income (loss) from continuing operations
 before income taxes......................         628,221             (268,391)                            359,830
Provision (benefit) for income taxes......         266,994              (57,788)                            209,206
                                                ----------            ---------                          ----------

Income (loss) from continuing operations..     $   361,227           $ (210,603)                        $   150,624
                                                ==========            ==========                         ==========

Income (loss) from continuing operations
 per share................................     $      3.12           $    (5.35)                        $      1.02
                                                ==========            ==========                         ==========

Average shares outstanding................         115,641               39,351          (7,870)(A)         147,122
                                                ==========            ==========          =====          ==========

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
Statements.


                              FDX CORPORATION
      Unaudited Pro Forma Condensed Combined Statement of Operations
                      For the Year Ended May 31, 1996
                   (in thousands, except per share data)

                                                  FedEx              Caliber
                                              ------------      -----------------
                                                                   Year Ended
                                               Year Ended          December 31        Pro Forma
                                              May 31, 1997            1995            Adjustments     FDX Pro Forma
                                              ------------      -----------------     -----------     -------------
Revenues..................................    $10,273,619          $2,448,172                          $12,721,791
                                              -----------          ----------                          -----------
Operating expenses:
 Salaries and employee benefits...........      4,619,990             937,972                            5,557,962
 Rentals and landing fees.................        959,055              45,969                            1,005,024
 Purchased transportation.................        370,650             694,275                            1,064,925
 Depreciation and amortization............        719,609             132,383                              851,992
 Fuel.....................................        578,614              33,629                              612,243
 Maintenance and repairs..................        617,657              76,829                              694,486
 Other....................................      1,784,220             371,387                            2,155,607
                                              -----------          ----------                          -----------
                                                9,649,795           2,292,444                           11,942,239
                                              -----------          ----------                          -----------
Operating income..........................        623,824             155,728                              779,552
                                              -----------          ----------                          -----------
Other income (expense):
 Interest, net............................        (95,599)              5,409                              (90,190)
 Other, net...............................         11,734                 998                               12,732
                                              -----------          ----------                          -----------
                                                  (83,865)              6,407                              (77,458)
                                              -----------          ----------                          -----------
Income from continuing operations before
 income taxes.............................        539,959             162,135                              702,094
Provision for income taxes................        232,182              69,726                              301,908
                                              -----------          ----------                          -----------
Income from continuing operations.........       $307,777            $ 92,409                             $400,186
                                              ===========          ==========                          ===========
Income from continuing operations                $   2.69            $   2.34                             $   2.74
                                              ===========          ==========                          ===========
 per share................................

Average shares outstanding................        114,276              39,459          (7,892)(A)          145,843

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
Statements.


                                FDX CORPORATION
        Unaudited Pro Forma Condensed Combined Statement of Operations
                        For the Year Ended May 31, 1995
                     (in thousands, except per share data)

                                                  FedEx              Caliber
                                              ------------      -----------------
                                                                   Year Ended
                                               Year Ended          December 31        Pro Forma
                                              May 31, 1997            1995            Adjustments     FDX Pro Forma
                                              ------------      -----------------     -----------     -------------
Revenues..................................     $9,392,073          $2,327,523                          $11,719,596
                                              -----------          ----------                          -----------

Operating expenses:
 Salaries and employee benefits...........      4,425,202             876,694                            5,301,896
 Rentals and landing fees.................        818,599              36,435                              855,034
 Purchased transportation.................        331,581             700,016                            1,031,597
 Depreciation and amortization............        652,287             120,029                              772,316
 Fuel.....................................        502,417              30,773                              533,190
 Maintenance and repairs..................        544,170              74,999                              619,169
 Other....................................      1,526,673             323,474                            1,850,147
                                              -----------          ----------                          -----------
                                                8,800,929           2,162,420                           10,963,349
                                              -----------          ----------                          -----------
Operating income..........................        591,144             165,103                              756,247
                                              -----------          ----------                          -----------

Other income (expense):
 Interest, net............................       (114,687)              6,256                             (108,431)
 Other, net...............................         45,627                 121                               45,748
                                                  (69,060)              6,377                              (62,683)

Income from continuing operations before
 income taxes.............................        522,084             171,480                              693,564
Provision for income taxes................        224,496              72,943                              297,439
                                              -----------          ----------                          -----------

Income from continuing operations.........       $297,588            $ 98,537                             $396,125
                                              ===========          ==========                          ===========

Income from continuing operations per               2.63             $   2.50                             $   2.74
                                              ===========          ==========                          ===========
share.....................................

Average shares outstanding................        112,987              39,392          (7,878)(A)          144,501
                                              ===========          ==========         ========         ===========

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
Statements.


                                FDX CORPORATION
        Unaudited Pro Forma Condensed Combined Statement of Operations
                  For the Three Months Ended August 31, 1997
                     (in thousands, except per share data)

                                                   FedEx                Caliber
                                             ----------------     ------------------
                                                                      3 Four-Week
                                               Three Months       Accounting Periods
                                             Ended August 31,       Ended September       Pro Forma
                                                   1997                13, 1997          Adjustments     FDX Pro Forma
                                             ----------------     ------------------     -----------     -------------
Revenues.................................       $3,297,218             $592,488                            $3,889,706
                                               -----------           ----------                           -----------
Operating expenses:
 Salaries and employee benefits..........        1,450,487              181,922                             1,632,409
 Rentals and landing fees................          274,468               12,287                               286,755
 Purchased transportation................          136,685              203,512                               340,197
 Depreciation and amortization...........          202,421               27,870                               230,291
 Fuel....................................          173,780                4,300                               178,080
 Maintenance and repairs.................          208,460               14,529                               222,989
 Other...................................          586,712               89,646                               676,358
                                               -----------           ----------                           -----------
                                                 3,033,013              534,066                             3,567,079
                                               -----------           ----------                           -----------
Operating income.........................          264,205               58,422                               322,627
                                               -----------           ----------                           -----------
Other income (expense):
 Interest, net...........................          (25,828)              (3,700)                              (29,528)
 Other, net..............................            8,618                  661                                 9,279
                                               -----------           ----------                           -----------
                                                   (17,210)              (3,039)                              (20,249)
                                               -----------           ----------                           -----------
Income from continuing operations before
 income taxes............................          246,995               55,383                               302,378
Provision for income taxes...............          103,738               22,934                               126,672
                                               -----------           ----------                           -----------
Income from continuing operations........        $ 143,257              $32,449                             $ 175,706
                                               ===========           ==========                           ===========
Income from continuing operations per
share....................................        $    1.22                0.83                              $    1.18
                                               ===========           ==========                           ===========
Average shares outstanding...............          117,343               39,207          (7,841)(A)           148,709
                                               ===========           ==========                           ===========

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
Statements.


                                FDX CORPORATION
        Unaudited Pro Forma Condensed Combined Statement of Operations
                  For the Three Months Ended August 31, 1996
                     (in thousands, except per share data)

                                                    FedEx                Caliber
                                             ----------------     ------------------
                                                                       3 Four-Week
                                                Three Months       Accounting Periods
                                              Ended August 31,       Ended September       Pro Forma
                                                    1996                 7, 1996          Adjustments     FDX Pro Forma
                                             ----------------     -------------------     -----------     -------------
Revenues..................................       $2,692,312            $627,226                             $3,319,538
                                               ------------          ----------                            -----------

Operating expenses:
 Salaries and employee benefits...........        1,231,423             247,157                              1,478,580
 Rentals and landing fees.................          253,368              18,329                                271,697
 Purchased transportation.................           96,758             182,775                                279,533
 Depreciation and amortization............          190,209              34,194                                224,403
 Fuel.....................................          153,547              14,414                                167,961
 Maintenance and repairs..................          181,419              26,061                                207,480
 Other....................................          455,670             104,072                                559,742
                                                -----------          ----------                            -----------
                                                  2,562,394             627,002                              3,189,396
                                                -----------          ----------                            -----------
Operating income..........................          129,918                 224                                130,142
                                                -----------          ----------                            -----------

Other income (expense):
 Interest, net............................          (21,759)             (3,100)                               (24,859)
 Other, net...............................             (420)                135                                   (285)
                                                -----------          ----------                            -----------
                                                    (22,179)             (2,965)                               (25,144)
                                                -----------          ----------                            -----------
Income (loss) from continuing operations
 before income taxes......................          107,739              (2,741)                               104,998
Provision (benefit) for income taxes......           45,789                (771)                                45,018
                                                -----------          ----------                            -----------

Income (loss) from continuing operations..         $ 61,950             $(1,970)                               $59,980
                                                ===========           ==========                           ===========

Income (loss) from continuing operations
 per share................................         $   0.54             $ (0.05)                               $  0.41
                                                ===========           ==========                           ===========

Average shares outstanding................          114,934              39,505          (7,901)(A)            146,538
                                                ===========           ==========        ========           ===========

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
Statements.

                                FDX CORPORATION
             Unaudited Pro Forma Condensed Combined Balance Sheet
                             As of August 31, 1997
                                (in thousands)

                                              FedEx                Caliber
                                         ----------------    ------------------
                                         As of August 31,    As of September 13,       Pro Forma
                                               1997                 1997              Adjustments     FDX Pro Forma
                                         ----------------    -------------------      -----------     -------------
ASSETS:
Current Assets:
Cash and cash equivalents............        $209,782                $20,307                              $230,089
Receivables, net.....................       1,771,116                320,427                             2,091,543
Deferred income taxes................         157,629                 58,585                               216,214
Other current assets.................         375,978                 59,443                               435,421
                                          -----------             ----------                           -----------
 Total current assets................       2,514,505                458,762                             2,973,267
                                          -----------             ----------                           -----------
Property and Equipment, at Cost......      10,083,465              1,499,613                            11,583,078
 Less accumulated depreciation and          5,371,533                753,351                             6,124,884
                                          -----------             ----------                           -----------
amortization.........................
 Net property and equipment..........       4,711,932                746,262                             5,458,194
                                          -----------             ----------                           -----------
Other Assets:
Goodwill.............................         361,603                  4,891                               366,494
Equipment deposits and other assets..         431,316                 48,419                               479,735
                                          -----------             ----------                           -----------
 Total other assets..................         792,919                 53,310                               846,229
                                          -----------             ----------                           -----------
                                           $8,019,356             $1,258,334                            $9,277,690
                                          ===========             ==========                           ===========
LIABILITIES AND STOCKHOLDERS'
INVESTMENT
Current Liabilities:
Current portion of long-term debt....        $148,449                                                     $148,449
Short-term debt......................         --                     $13,000                                13,000
Accounts payable.....................         841,775                339,201                             1,180,976
Accrued expenses.....................       1,150,212                113,320           $85,000 (B)
                                                                                        (8,238)(C)       1,340,294
                                          -----------             ----------           -------         -----------
 Total current liabilities...........       2,140,436                465,521            76,762           2,682,719
                                          -----------             ----------           -------         -----------
Long-Term Debt, less current portion.       1,438,233                200,000                             1,638,233
                                          -----------             ----------                           -----------
Deferred Income Taxes................         170,229                 41,096                               211,325
                                          -----------             ----------                           -----------
Other Liabilities....................       1,167,120                 32,230                             1,199,350
                                          -----------             ----------                           -----------
Common Stockholders' Investment:
Common Stock.........................          11,504                 39,898           (36,740)             14,662
Other................................       3,091,834                479,589           (85,000)
                                                                                        44,978           3,531,401
                                          -----------             ----------           -------         -----------
 Total common stockholders'                 3,103,338                519,487           (76,762)          3,546,063
                                          -----------             ----------           -------         -----------
investment...........................

                                           $8,019,356             $1,258,334           $                $9,277,690
                                          ===========             ==========           =======          ==========

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
Statements.

                                   NOTES TO
          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note (A): To adjust the historical average of the number of shares of Caliber
         Common Stock outstanding to reflect the conversion of Caliber Common Stock into FDX Common Stock based on the exchange ratio of 0.8 shares of FDX Common Stock for each share of Caliber Common Stock.

Note (B): To reflect the balance sheet effect of estimated costs expected to be incurred by FedEx and Caliber which are directly attributable to the Mergers, consisting primarily of (a) fees and expenses of investment bankers, attorneys and other advisors, and (b) costs relating to payments due under certain MRAs of Caliber and the vesting of Caliber performance share awards. The total costs to be incurred by FedEx and Caliber directly attributable to the Mergers are estimated to be approximately $85 million (after tax), and will be charged against income in the period in which the Mergers are consummated.

Note (C): To reflect the balance sheet effect of the conversion of shares of FedEx Common Stock into shares of FDX Common Stock and the exchange of shares of Caliber Common Stock for shares of FDX Common Stock.



                             THE MERGER AGREEMENT

               The following summary of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated by reference herein and attached hereto as Annex A.

General

               The Merger Agreement provides for the merger of Fast Merger Sub with and into FedEx and the merger of Tires Merger Sub with and into Caliber. As a result of the Mergers, each of FedEx and Caliber will become a wholly-owned subsidiary of FDX. In the Mergers, stockholders of Caliber and FedEx will receive the consideration described below. The Mergers will become effective at the time of filing of a certificate of merger with the Ohio Secretary of State and the filing of the Merger Agreement with the Delaware Secretary of State (or at such other time as specified in the certificate of merger or in the Merger Agreement), which is expected to occur as soon as practicable after the last of the conditions precedent to the Mergers set forth in the Merger Agreement has been satisfied or waived. At least 10 days must elapse between the date of the Caliber Meeting and the Merger Date; in no event will the Merger Date occur earlier than January 2, 1998.

Merger Consideration

               Caliber Merger. Upon consummation of the Caliber Merger, each share of Caliber Common Stock outstanding immediately prior to the Merger Date (except for treasury stock and shares for which dissenters' rights have been properly exercised and perfected) will be converted into the right to receive
0.8 shares of FDX Common Stock (the "Caliber Merger Consideration"), provided that holders of Caliber Common Stock otherwise entitled to fractional shares of FDX Common Stock will be entitled to receive, from First Chicago Trust Company of New York, which will serve as the "Exchange Agent" in accordance with the Merger Agreement, a cash payment in lieu of such fractional shares, representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions will be made at such times, in such manner, and on such terms as the Exchange Agent determines in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of FDX Common Stock which would otherwise have been issued.

               Each share of Caliber Common Stock held by Caliber as treasury stock immediately prior to the Merger Date will be canceled, and no payment will be made with respect thereto.

               FedEx Reorganization Merger. Upon consummation of the FedEx Reorganization Merger, pursuant to the Merger Agreement, each share of FedEx Common Stock outstanding immediately prior to the Merger Date (except for treasury stock) will be automatically converted into one share of FDX Common Stock (the "FedEx Merger Consideration" and together with the Caliber Merger Consideration, the "Merger Consideration").

               Each share of FedEx Common Stock held by FedEx as treasury stock immediately prior to the Merger Date will be canceled, and no payment will be made with respect thereto.

               If at any time during the period between the date of the Merger Agreement and the Merger Date, any change in the outstanding shares of Caliber Common Stock or FedEx Common Stock occurs, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration will be appropriately adjusted.

               For a description of the treatment of the Caliber stock options, see "--Stock Options."

               Dissenters' Shares. Pursuant to the Merger Agreement, shares of Caliber Common Stock outstanding immediately prior to the Merger Date and held by a holder who has not voted in favor of the Caliber Merger and who has exercised dissenters' rights in respect of such shares of Caliber Common Stock in accordance with the Ohio Law will not be converted into a right to receive the Caliber Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his dissenters' or objecting shareholders' rights. Shares of Caliber Common Stock in respect of which dissenters' rights have been exercised will be treated in accordance with Section 1701.85 of the Ohio Law. If after the Merger Date such holder fails to perfect or withdraws or otherwise loses his right to demand the payment of fair cash value for shares of Caliber Common Stock under the Ohio Law, such shares of Caliber Common Stock will be treated as if they had been converted as of the Merger Date into the right to receive the Caliber Merger Consideration. See "The Mergers--Dissenters' Rights."

               Exchange of Shares. After the Merger Date, all shares of FedEx Common Stock being converted into the FedEx Merger Consideration will be canceled and each certificate theretofore representing any such shares, without any action on the part of the holder thereof, will be deemed to represent an equivalent number of shares of FDX Common Stock.

               Promptly after the Merger Date, transmittal forms will be mailed to each holder of record of Caliber Common Stock to be used in forwarding certificates formerly evidencing such shares for surrender and exchange for certificates evidencing the shares of FDX Common Stock and cash to which such holder has become entitled. After receipt of such transmittal form, each holder of certificates formerly representing Caliber Common Stock should surrender such certificates, together with a properly completed and duly executed transmittal form, to the Exchange Agent, and each holder will receive in exchange therefor certificates evidencing the whole number of shares of FDX Common Stock and a check for any cash payable in lieu of fractional shares, as applicable. Such transmittal forms will be accompanied by instructions specifying other details of the exchange.

               CALIBER SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

               Each holder of shares of Caliber Common Stock or FedEx Common Stock that has been converted into a right to receive the Caliber Merger Consideration or the FedEx Merger Consideration, as applicable, in the case of Caliber Common Stock upon surrender to the Exchange Agent of a certificate or certificates representing such shares of Caliber Common Stock together with a properly completed and duly executed letter of transmittal covering such shares of Caliber Common Stock, and in the case of FedEx Common Stock without any action on the part of the holder thereof, will be entitled to receive the Caliber Merger Consideration or the FedEx Merger Consideration, as applicable, and the other amounts, if any, specified in the Merger Agreement.

               Until a holder of Caliber Common Stock so surrenders its certificates representing Caliber Common Stock, such certificates will, after the Merger Date, represent for all purposes only the right to receive the Caliber Merger Consideration and the other amounts, if any, specified in the Merger Agreement. No dividends or other distributions with respect to the FDX Common Stock, constituting all or a portion of the Caliber Merger Consideration will be paid to the holder of any unsurrendered certificate representing Caliber Common Stock until such certificate is surrendered in accordance with the Merger Agreement. Subject to the effect of applicable laws, following such surrender, there will be paid, without interest, to the record holder of the certificates representing the FDX Common Stock, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger Date payable prior to or on the date of such surrender with respect to such whole shares of FDX Common Stock, and not paid, and the amount of cash payable in lieu of any fractional shares, less the amount of any taxes thereon which may be required to be withheld, under any provision of federal, state, local or foreign tax law, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Date but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of FDX Common Stock, less the amount of any taxes thereon which may be required to be withheld under any provision of federal, state, local or foreign tax law.

               From and after the Merger Date, all shares of Caliber Common Stock converted into the Caliber Merger Consideration and all shares of FedEx Common Stock converted into the FedEx Merger Consideration will no longer be outstanding and will automatically be canceled and retired and cease to exist, and each holder of such shares will cease to have any rights with respect thereto, except the right to receive the Caliber Merger Consideration or FedEx Merger Consideration, as applicable, the right (in respect of shares of Caliber Common Stock) to exercise dissenters' rights in accordance with and subject to the provisions of the Ohio Law and any other rights specified in the Merger Agreement.

               At the Merger Date, each share of common stock, par value $0.10 per share, of Fast Merger Sub ("Fast Merger Sub Common Stock") and each share of common stock, par value $0.10 per share, of Tires Merger Sub ("Tires Merger Sub Common Stock") outstanding immediately prior to the Merger Date will be converted into an equal number of shares of common stock, par value $0.10 per share, of FedEx, the surviving corporation in the FedEx Reorganization Merger, and common stock, par value $0.10 per share, of Caliber, the surviving corporation in the Caliber Merger, respectively. From and after the Merger Date, all certificates representing Fast Merger Sub Common Stock and Tires Merger Sub Common Stock will be deemed for all purposes to represent the number of shares of FedEx Common Stock and Caliber Common Stock into which they were converted.

               All outstanding shares of the capital stock of FDX immediately prior to the Merger Date will be canceled immediately upon consummation of the FedEx Reorganization Merger.

FDX, FedEx and Caliber Following the Mergers

               The Second Amended Articles of Incorporation of Caliber (the "Caliber Charter") and the Restated Amended Code of Regulations of Caliber (the "Caliber Bylaws") in effect at the Merger Date will remain the articles of incorporation and code of regulations of Caliber, respectively, after the Merger Date, until amended in accordance with applicable law.

               The certificate of incorporation and bylaws of FedEx (the "FedEx Charter" and the "FedEx Bylaws", respectively) in effect at the Merger Date will remain the certificate of incorporation and bylaws of FedEx, respectively, after the Merger Date, until amended in accordance with applicable law. The certificate of incorporation and bylaws of FDX (the "FDX Charter" and the "FDX Bylaws", respectively) are identical to the FedEx Charter and FedEx Bylaws, respectively, in all material respects.

               After the Merger Date, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Fast Merger Sub immediately prior to the Merger Date will be the directors of Caliber, (ii) the directors of FedEx immediately prior to the Merger Date will also remain the directors of FedEx, (iii) the directors of FedEx immediately prior to the Merger Date will be the directors of FDX, (iv) the officers of Caliber immediately prior to the Merger Date will remain the officers of Caliber and (v) substantially all of the officers of FedEx immediately prior to the Merger Date will remain the officers of FedEx.

Stock Options

               At the Merger Date, each outstanding option to purchase shares of FedEx Common Stock (the "FedEx Stock Options") granted under any plan or arrangement providing for the grant of options to purchase shares of FedEx Common Stock to current or former officers, directors, employees or consultants of FedEx (the "FedEx Stock Plans"), whether vested or unvested, will be amended and converted into an option to acquire an equal number of shares of FDX Common Stock at the same per share exercise price and on the same terms and conditions as were applicable under the corresponding FedEx Stock Option (each, an "Adjusted FedEx Option").

               Similarly, at the Merger Date, each Caliber Stock Option granted under any plan or arrangement providing for the grant of options to purchase shares of Caliber Common Stock to current or former officers, directors, employees or consultants of Caliber, whether vested or unvested, will be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Caliber Stock Option, the number of shares of FDX Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Caliber Common Stock subject to such Caliber Stock Option by 0.8, at a price per share of FDX Common Stock equal to (A) the aggregate exercise price for the shares of Caliber Common Stock otherwise purchasable pursuant to such Caliber Stock Option divided by
(B) the aggregate number of shares of FDX Common Stock deemed purchasable pursuant to such Caliber Stock Option (each, as so adjusted, an "Adjusted Caliber Option"), provided that such exercise price shall be rounded up to the nearest whole cent.

               Prior to the Merger Date, FDX will adopt an option plan which shall provide for the issuance of the Adjusted FedEx Options and the Adjusted Caliber Options (together with the FDX Adjusted Options, the "Adjusted Options") at the Merger Date and by virtue of the Mergers and without the need of any further corporate action, and, accordingly, FDX will assume all obligations with respect to those options.

               No later than the Merger Date, FDX will prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of FDX Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement will be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby will be maintained) at least for so long as any Adjusted Options may remain outstanding.

Certain Covenants

               Interim Operation of Caliber. From October 5, 1997 (the date of execution of the Merger Agreement) until the Merger Date, Caliber and its subsidiaries are required to conduct their business in all material respects in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, during this period, each of Caliber and its subsidiaries is subject to restrictions on (subject to certain limited exceptions) among other things: amending its organizational documents;
entering into any merger or consolidation; acquiring (other than as provided in Caliber's capital expenditure budget) or selling or otherwise disposing of material assets or property (other than pursuant to existing contracts or commitments and in the ordinary course consistent with past practice); declaring dividends (other than the payment of its regular quarterly dividend on Caliber Common Stock in an amount not exceeding $0.10 per share) or making any other distribution with respect to any shares of its capital stock; creating or assuming any lien on any material asset (other than in the ordinary course consistent with past practice); issuing or selling any of its equity securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any of its equity securities (other than pursuant to the exercise of a Caliber Stock Option); splitting, combining or reclassifying any of its capital stock, or repurchasing or redeeming its capital stock; incurring, assuming or guaranteeing any indebtedness from any third party (other than in the ordinary course of business consistent with past practice); making any material loans, advances or capital contributions (other than to its subsidiaries, its employees in the ordinary course of business consistent with past practice or investments in securities consistent with past practice); entering into severance, termination pay, employment, deferred compensation or similar agreements with directors, officers or employees and increasing employee compensation, severance or other benefits (other than in the ordinary course of business); proposing or adopting a plan of liquidation or dissolution, or planning a division or share exchange, in each case with respect to Caliber or a material subsidiary; making any changes in its accounting policies (other than by reason of a change in GAAP or Regulation
S-X under the Securities and Exchange Act of 1934, as amended (the "1934 Act")); taking certain actions with respect to tax matters; and agreeing to do any of the foregoing.

               Interim Operations of FedEx. From October 5, 1997 until the Merger Date, FedEx and its subsidiaries are required to conduct their business in all material respects in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. In particular, FedEx may not, during this period, declare, set aside or pay any dividend or make any other distribution with respect to any shares of its capital stock.

               Caliber Directors' Covenant to Recommend. The Caliber Directors have agreed to recommend adoption of the Merger Agreement to Caliber shareholders. Furthermore, Caliber has agreed that until the termination of the Merger Agreement, neither it nor its subsidiaries, directors, officers, employees, financial advisors and other agents or representatives will, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal (as defined below) with respect to Caliber or engage in negotiations with, or disclose any non-public information relating to Caliber or its subsidiaries or afford access to the properties, books or records of Caliber or its subsidiaries to, any Person (as defined in the Merger Agreement) that has informed Caliber that it is considering making, or has made, an Acquisition Proposal with respect to Caliber. Notwithstanding the foregoing, Caliber may, in response to an unsolicited bona fide written proposal regarding an Acquisition Proposal by any Person, disclose such non-public information to, or engage in negotiations with, such Person, if the Caliber Directors determine in good faith that such Acquisition Proposal is reasonably likely to be a Superior Proposal (as defined below), provided, that prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, Caliber receives from such Person an executed confidentiality agreement with terms no less favorable to Caliber than those contained in the Confidentiality Agreement.

               Caliber will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition Proposal with respect to Caliber), notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal with respect to Caliber and set forth the material terms thereof) FedEx after receipt of any Acquisition Proposal or any indication from any Person that such Person is considering making an Acquisition Proposal with respect to Caliber or any request for nonpublic information relating to Caliber or its subsidiaries or for access to any properties, books or records of Caliber or its subsidiaries by any Person that may be considering making, or has made, an Acquisition Proposal with respect to Caliber and will keep FedEx fully informed of the status and details of any such Acquisition Proposal with respect to Caliber. Caliber will give FedEx at least one business day's advance notice of any information to be supplied to, and at least two days' advance notice of any agreement to be entered into with, any Person making such Acquisition Proposal with respect to Caliber.

               "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, (i) a merger or other business combination involving Caliber or any of its subsidiaries or (ii) the acquisition in any manner of an equity interest in an amount equal to or greater than 20% of the class of such equity security then outstanding, or a substantial portion of the assets of Caliber or any of its subsidiaries, in each case other than the transactions contemplated by the Merger Agreement. "Superior Proposal" means an Acquisition Proposal with respect to Caliber which the Caliber Directors determine in good faith (based on the advice of an investment banking firm of national reputation taking into account all of the terms and conditions of the Acquisition Proposal, including any conditions to consummation) to be more favorable and provide greater value to Caliber's shareholders than the Caliber Merger.

               FedEx Board's Covenant to Recommend. The Board of Directors of FedEx has agreed to recommend approval of the issuance of FDX Common Stock in connection with the Merger Agreement to FedEx's stockholders.

               Reasonable Best Efforts. Each party has agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Mergers and the other transactions contemplated by the Merger Agreement.

               Certain Employee Benefits Matters. After the Merger Date, FedEx and FDX will offer employment to each employee at Caliber's Akron, Ohio headquarters who is willing to relocate his or her place of employment to Memphis, Tennessee or any other location designated by FedEx and FDX. As of the Merger Date, FDX will assume the obligations of Caliber to perform certain management retention agreements. Prior to the Merger Date it is contemplated that Caliber will take certain actions with respect to certain compensation and benefit arrangements covering certain Caliber employees and directors.

               Indemnification and Insurance of Caliber Directors and Officers. The Merger Agreement contains certain covenants relating to indemnification and insurance. After the Merger Date, FDX will cause Caliber to indemnify, defend and hold harmless any person who was, as of October 5, 1997, or had been at any time prior thereto, or who becomes prior to the Merger Date, an officer, director, or employee or agent (an "Indemnified Party") of Caliber or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of Caliber or any of its subsidiaries at any time prior to the Merger Date or is or was serving at the request of Caliber or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Merger Date, or (ii) the Merger Agreement or any of the transactions contemplated thereby in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Merger Date, regardless of whether such Claim is asserted or claimed prior to, at or after the Merger Date (the matters described in clauses (i) and (ii) the "Pre-Merger Matters"), to the fullest extent indemnified under the Caliber Charter and the Caliber Bylaws in effect as of October 5, 1997 or indemnification agreements in effect at the date thereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided that such indemnification will be subject to any limitation imposed from time to time under applicable laws. FDX and Caliber will also honor the indemnification agreements between Caliber or any of its subsidiaries, as the case may be, and any officer or director of Caliber or any such subsidiary, as the case may be, existing on October 5, 1997.

               FDX and Caliber have agreed that all rights to indemnification and all limitations or exculpation of liabilities existing in favor of the Indemnified Party as provided in the Caliber Charter and Caliber Bylaws as in effect as of October 5, 1997 will continue in full force and effect with respect to Pre-Merger Matters, without any amendment thereto, for a period of six years from the Merger Date to the extent such rights are consistent with Ohio Law; provided that, in the event any Claim or Claims with respect to any such Pre-Merger Matters are asserted or made within such six year period, all rights to indemnification in respect of any such Claim or Claims will continue until disposition of any and all such Claims; provided however, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Ohio Law, the Caliber Charter or Caliber Bylaws or such agreements, as the case may be, will be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to FDX, retained at FDX's expense.

               FDX or Caliber will maintain Caliber's officers' and directors' liability insurance policy as of the Merger Date ("D&O Insurance") with respect to Pre-Merger Matters for a period of not less than six years after the Merger Date, provided, that FDX or Caliber may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that in satisfying these obligations, FDX will not be obligated to pay premiums in excess of 150% of the premium for D&O Insurance paid by Caliber per annum in its last full fiscal year, but provided further that FDX will nevertheless be obligated to provide such coverage as may be obtained for such amount.

               Certain Other Covenants. The Merger Agreement contains certain mutual covenants of the parties, including covenants relating to actions to be taken so as not to jeopardize the intended tax or accounting treatment of the Mergers; public announcements; notification of certain matters; access to information; identification of affiliates; further assurances; cooperation in connection with certain governmental filings and in obtaining consents and approvals; and confidential treatment of non-public information.

               The Merger Agreement also contains certain covenants of FedEx, including covenants requiring FedEx to: use its reasonable best efforts to list the FDX Common Stock to be issued in connection with the Mergers on the NYSE; promptly prepare and file a registration statement (of which this Joint Proxy Statement/Prospectus is a part) and use reasonable best efforts to have such registration statement declared effective; and cause FDX to establish an FDX stock option plan as contemplated by the Merger Agreement and to vote the shares of FDX owned by it in favor of such stock option plan.

Certain Representations and Warranties

               The Merger Agreement contains certain reciprocal customary representations and warranties made by Caliber and FedEx as to, among other things: due organization and good standing; corporate authorization to enter into the contemplated transactions; governmental approvals required in connection with the contemplated transactions; absence of any breach of organizational documents and certain material agreements as a result of the contemplated transactions; capitalization; filings with the SEC; financial statements; information included in this Joint Proxy Statement/Prospectus; absence of certain material changes since a specified balance sheet date; absence of undisclosed material liabilities; litigation; compliance with laws; pooling and tax treatment of the Mergers; and finders' fees.

               In addition, Caliber has made certain representations and warranties to FedEx as to ownership of material subsidiaries; tax matters; employee matters; intellectual property rights; environmental matters; receipt of opinions of financial advisors; anti-takeover or similar statutes or regulations; and its "poison pill".

               The representations and warranties in the Merger Agreement do not survive the Merger Date.

Conditions to the Mergers

               Conditions to Each Party's Obligations to Effect the Mergers. The obligations of Caliber to consummate the Caliber Merger and FedEx to consummate the FedEx Reorganization Merger are subject to the satisfaction of the following conditions: (i) the receipt of the approval of Caliber shareholders of the Caliber Merger and the Merger Agreement; (ii) the receipt of the approval of FedEx stockholders of the issuance of FDX Common Stock in connection with the Merger Agreement; (iii) the expiration of the applicable waiting period under the HSR Act; (iv) the absence of any applicable law or regulation, judgment, injunction, order or decree prohibiting the consummation of the Mergers; (v) the registration statement of which this Joint Proxy Statement/Prospectus is a part having become effective under the 1933 Act and not being subject to any stop order or related proceedings by the SEC; (vi) the shares of FDX Common Stock to be issued in the Mergers having been approved for listing on the NYSE, subject to official notice of issuance;
(vii) the receipt of all approvals from any governmental body, agency, official or authority which are required to permit consummation of the Mergers (other than those the failure of which to obtain would not be reasonably likely to have a material adverse effect on FedEx or Caliber); and (viii)
FedEx shall have received a letter from its independent accounting firm confirming management's assessment that the Mergers will qualify for pooling of interests accounting treatment under GAAP, and Caliber shall have received a letter from its independent accounting firm confirming management's assessment that no conditions exist related to Caliber which would preclude FedEx from accounting for the Mergers as a pooling of interests.

               Conditions to the Obligations of FedEx. The obligations of FedEx to consummate the FedEx Reorganization Merger are further subject to the satisfaction of the following conditions: (i) the performance in all material respects by Caliber of its obligations under the Merger Agreement at or prior to the Merger Date; (ii) the representations and warranties of Caliber contained in the Merger Agreement being true and correct at and as of the Merger Date, as if made at and as of the Merger Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Caliber; (iii) holders of not more than 5% of the outstanding shares of Caliber Common Stock having perfected dissenters' rights in respect of such Caliber Common Stock pursuant to Section 1701.85 of the Ohio Law; and (iv) FedEx having received the legal opinion of Davis Polk & Wardwell to the effect that the Mergers will constitute transactions described in Section 351 and/or Section 368(a) of the Code and that neither FedEx nor its stockholders will recognize gain or loss for U.S. Federal income tax purposes as a result of the Mergers.

               Conditions to the Obligations of Caliber. The obligations of Caliber to consummate the Caliber Merger are further subject to the satisfaction of the following conditions: (i) the performance in all material respects by FedEx of its obligations under the Merger Agreement at or prior to the Merger Date; (ii) the representations and warranties of FedEx contained in the Merger Agreement being true and correct at and as of the Merger Date, as if made at and as of the Merger Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) is not reasonably likely to have, individually or in the aggregate, a material adverse effect on FedEx; and (iii) Caliber having received the legal opinion of Cravath, Swaine & Moore to the effect that the Mergers will constitute transactions described in Section 351 and/or Section 368(a) of the Code and that neither Caliber nor its shareholders shall recognize gain or loss for U.S. Federal income tax purposes as a result of the Mergers (other than with respect to cash paid in lieu of fractional shares to dissenting shareholders).

Termination of the Merger Agreement

               Right to Terminate. The Merger Agreement may be terminated at any time prior to the Merger Date:

  (i)  by mutual written consent of Caliber and FedEx;

  (ii) by either Caliber or FedEx, if the Mergers have not been consummated by June 30, 1998 (but neither Caliber nor FedEx may terminate if its willful failure to perform any of its obligations under the Merger Agreement is the reason that the Mergers have not been consummated);

  (iii) by either Caliber or FedEx, if any law or regulation makes consummation of either of the Mergers illegal or otherwise prohibited or if any judgment, injunction, order or decree is entered which enjoins Caliber or FedEx from consummating the Mergers and such judgment, injunction, order or decree becomes final and non-appealable (provided that any judgment, injunction, order or decree other than a temporary restraining order shall be deemed to have become final and non-appealable thirty days following the entry thereof);

   (iv) (A) by Caliber, if the approval of the FedEx stockholders has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or (B) by FedEx, if the Caliber Directors do not call or hold the Caliber Meeting or if the approval of the Caliber shareholders has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders;

   (v) by FedEx, if prior to the Caliber Meeting, the Caliber Directors withdraw, modify or change in a manner adverse to FedEx their approval or recommendation of the Merger Agreement;

   (vi) by FedEx, upon a breach of any representation, warranty, covenant or agreement of Caliber, or if any representation or warranty of Caliber becomes untrue, the effect of which is a material adverse effect on Caliber, in either case such that certain conditions would be incapable of being satisfied by June 30, 1998 (or as otherwise extended);

    (vii) by Caliber, upon a breach of any representation, warranty, covenant or agreement of FedEx, or if any representation or warranty of FedEx becomes untrue, the effect of which is a material adverse effect on FedEx, in either case such that certain conditions would be incapable of being satisfied by June 30, 1998 (or as otherwise extended); and

    (viii) by Caliber, if prior to the Caliber Meeting, the Caliber Directors withdraw or modify in a manner adverse to FedEx their approval or recommendation of the Merger Agreement or the Caliber Merger in order to permit Caliber to execute a definitive agreement in connection with a Superior Proposal.

               If the Merger Agreement is terminated, no provision thereof will survive (except for provisions relating to confidentiality, non-survival of representations and warranties, expenses, governing law and jurisdiction), and such termination will be without any liability on the part of any party, unless such party is in willful breach thereof.

               Termination Fees and Expenses Payable by Caliber. Caliber has agreed to pay to FedEx $50,000,000 (A) if FedEx terminates the Merger Agreement pursuant to paragraph (iv)(B) under "-- Right to Terminate" above or (B) if FedEx terminates the Merger Agreement pursuant to paragraph (v) under "-- Right to Terminate" above (except that, in each case, Caliber will not be obligated to pay such amount if FedEx has not performed its obligations or is in breach of its representations and warranties under the Merger Agreement). In the event of any such termination of the Merger Agreement when an Acquisition Proposal is pending, Caliber will pay to FedEx an additional $50,000,000 if, within 12 months of such termination, Caliber enters into an agreement providing for, or there shall be consummated, a transaction which would constitute an Acquisition Proposal.

               Caliber has also agreed to pay to FedEx an aggregate of $100,000,000 if Caliber terminates the Merger Agreement pursuant to paragraph
(viii) under "--Right to Terminate" above.

               Termination Fees and Expenses Payable by FedEx. FedEx has agreed to pay to Caliber $50,000,000 if Caliber terminates the Merger Agreement pursuant to paragraph (iv)(A) under "--Right to Terminate" above (except that FedEx shall not be obligated to pay such amount if Caliber has not performed its obligations or is in breach of its representations and warranties under the Merger Agreement).

Other Expenses

               Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses.

Amendments; Waivers

               Any provision of the Merger Agreement may be amended or waived prior to the Merger Date if the amendment or waiver is in writing and signed, in the case of an amendment, by Caliber, FedEx and FDX or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval of the issuance of FDX Common Stock in connection with the Mergers by the stockholders of FedEx and the approval of the Merger Agreement by the shareholders of Caliber, no amendment or waiver will, without the further approval of such stockholders, change or alter (i) the amount or kind of consideration to be received in exchange for such stockholders' shares of FedEx or Caliber or (ii) the terms or conditions of the Merger Agreement so as to adversely affect such stockholders.


                       CERTAIN STOCKHOLDER ARRANGEMENTS

               Voting Agreement.  The following summary of the Voting
Agreement is qualified in its entirety by reference to the complete text of the Voting Agreement, which is incorporated by reference herein and attached hereto as Annex C. In connection with the Merger Agreement, (i) G. James
Roush and Sarah Roush Werner (each a "Shareholder" with respect to the Free Shares, and a "Beneficiary" with respect to the Trust Shares (as such terms are defined in the Voting Agreement)) and (ii) G. James Roush and Richard A. Chenoweth (each a "Trustee") entered into a Voting Agreement with FedEx dated as of October 5, 1997 (the "Voting Agreement"). The Beneficiaries and the Trustees, among others, are parties to an Amended and Restated Voting Trust Agreement effective as of November 1, 1993 (the "Trust Agreement"). Pursuant to the Voting Agreement, each Beneficiary has agreed to instruct the Trustees, in accordance with the Trust Agreement, and each Trustee has agreed, to the extent so instructed in accordance with the Trust Agreement, to vote any shares of Caliber Common Stock subject to the Trust Agreement, and each Shareholder has agreed; to vote any shares of Caliber Common Stock held by them in favor of the Merger Agreement, the Caliber Merger and the other transactions contemplated by the Merger Agreement. Approximately 13.6% (or 5,332,942 shares) of the outstanding shares of Caliber Common Stock are subject to the Voting Agreement and will be voted in favor of the Caliber Merger Proposal subject to the terms of the Voting Agreement.

               The Voting Agreement will terminate upon the termination of the Merger Agreement in accordance with its terms.


                                 THE MEETINGS

               This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of FedEx
Common Stock by the Board of Directors of FedEx for use at the FedEx Meeting and (ii) from the holders of Caliber Common Stock by the Caliber Directors for use at the Caliber Meeting. This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the respective stockholders of FedEx and Caliber on or about December 8, 1997.

Times and Places; Purposes

               The FedEx Meeting will be held at the Memphis Marriott, 2625 Thousand Oaks Boulevard, Memphis, Tennessee, on January 12, 1998, starting at 10:00 a.m. local time. At the FedEx Meeting, the stockholders of FedEx will be asked to consider and vote upon (i) the FedEx Proposals and (ii) such other matters as may properly come before the FedEx Meeting.

               FedEx stockholders must approve the issuance of the FDX Common Stock in connection with the Mergers in order to comply with requirements of the NYSE, on which the FDX Common Stock will be listed. Stockholder approval is required if a company whose common stock is listed on the NYSE issues common stock in a transaction such as the Mergers in an amount equal to or greater than 20% of the number of shares of common stock outstanding prior to such issuance.

               Pursuant to the FedEx Proposals, FedEx stockholders are also being asked to approve the adoption of the 1997 Stock Incentive Plan. The 1997 Stock Incentive Plan is substantially similar to the stock incentive plan approved by FedEx stockholders at the Annual Meeting of FedEx stockholders held on September 29, 1997. That plan, while approved, was discontinued by the FedEx Board because of the pending Mergers.

               Approval and consummation of the Mergers is not conditioned on approval of the adoption of the 1997 Stock Incentive Plan, and approval of the 1997 Stock Incentive Plan is not conditioned on the approval and consummation of the Mergers. If the 1997 Stock Incentive Plan is approved but the Mergers are not, the 1997 Stock Incentive Plan will be a stock incentive plan of FedEx instead of FDX. See "The FDX 1997 Stock Incentive Plan."

               The Caliber Meeting will be held at the Law Offices of Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, OH, on January 9, 1998, starting at 9:00 a.m., local time. At the Caliber
Meeting, the shareholders of Caliber will be asked to consider and vote upon (i) the Caliber Merger Proposal and (ii) such other matters as may properly come before the Caliber Meeting.

Voting Rights; Votes Required for Approval

               FedEx. The FedEx Board has fixed the close of business on November 28, 1997 as the record date (the "FedEx Record Date") for FedEx stockholders entitled to notice of and to vote at the FedEx Meeting.

               The only outstanding voting securities of FedEx are the shares of FedEx Common Stock. Only holders of record of the shares of FedEx Common Stock on the FedEx Record Date are entitled to notice of and to vote at the FedEx Meeting. Under the Delaware Law and the FedEx Charter, each share of FedEx Common Stock is entitled to one vote on all matters submitted to FedEx stockholders.

               On the FedEx Record Date, there were 115,174,659 shares of FedEx Common Stock outstanding and entitled to vote at the FedEx Meeting, held by approximately 9,528 stockholders of record.

               A majority of the outstanding shares of FedEx Common Stock entitled to vote at the FedEx meeting will constitute a quorum. The affirmative vote of a majority of the votes represented by the shares of FedEx Common Stock present at the FedEx Meeting, in person or by proxy, and entitled to vote (so long as such shares represent a quorum), is required to approve the FedEx Proposals.

               On the FedEx Record Date, FedEx directors and executive officers owned 10,418,122 shares of FedEx Common Stock (approximately 9%). These directors and executive officers have indicated that they intend to vote in favor of the FedEx Proposals.

               Caliber. The Caliber Directors have fixed the close of business on November 28, 1997 (the "Caliber Record Date") as the record date for Caliber shareholders entitled to notice of and to vote at the Caliber Meeting.

               The only class of Caliber capital stock entitled to notice of and to vote at the Caliber Meeting is the Caliber Common Stock. Only holders of record of shares of Caliber Common Stock on the Caliber Record Date are entitled to notice of and to vote at the Caliber Meeting. Each holder of record, as of the Caliber Record Date, of Caliber Common Stock is entitled to cast one vote per share.

               On the Caliber Record Date, there were approximately 39,206,181 million shares of Caliber Common Stock outstanding and entitled to vote at the Caliber Meeting, held by approximately 11,923 shareholders of record.

                The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Caliber Common Stock entitled to vote is necessary to constitute a quorum at the Caliber Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of Caliber Common Stock outstanding on the Caliber Record Date is required to approve and adopt the Caliber Merger Proposal.

               On the Caliber Record Date, Caliber directors (other than Mr. Roush) and executive officers owned 73,654 shares of Caliber Common Stock (approximately 0.2%). These directors and officers have indicated that they intend to vote in favor of the Caliber Merger Proposal. In addition, certain Caliber shareholders (including Mr. Roush), who own in the aggregate 13.6% of Caliber shares, have agreed to vote in favor of the Caliber Merger Proposal. See "Certain Stockholder Arrangements."

Proxies

               All shares of FedEx Common Stock and of Caliber Common Stock represented by properly executed proxies received prior to or at the respective FedEx Meeting or Caliber Meeting, as the case may be, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the FedEx Proposals or the Caliber Merger Proposal, as the case may be.

               Abstentions may be specified on all proposals. A properly executed proxy marked "ABSTAIN" with respect to any proposal will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Meeting with respect to the indicated proposal. Accordingly, since the affirmative votes described above are required for approval of the Caliber Merger Proposal and the FedEx Proposals, a proxy marked "ABSTAIN" with respect to any such proposal will have the effect of a vote against such proposal. In addition, the failure of a Caliber stockholder to return a proxy will have the effect of a vote against the Caliber Merger Proposal.

               Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals, when they have not received instructions from beneficial owners. Under NYSE rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the Mergers and the issuance of shares of FDX Common Stock in the Mergers and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the FedEx Proposals or the Caliber Merger Proposal. Since the affirmative vote described above is required for approval of the Caliber Merger Proposal, a "broker non-vote" with respect to such proposal will have the effect of a vote against such proposal. Broker non-votes will be treated as not voted and will therefore have no effect on the outcome of the FedEx Proposals.

               A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of FedEx or Caliber (or to the respective transfer agent in the case of confidential voting), as the case may be, a signed notice of revocation or a later-dated signed proxy or by attending the applicable Meeting and voting in person. Attendance at the FedEx Meeting or the Caliber Meeting will not in itself constitute the revocation of a proxy.

               It is the policy of FedEx and Caliber to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances. There is a place on the enclosed proxy card for Caliber shareholders to make an election with respect to confidential treatment of their proxy votes. If a Caliber shareholder so requests confidential treatment, an independent vote tabulator and the independent inspectors of election will keep the shareholder's vote permanently confidential and not disclose the vote to anyone, subject to applicable law as described above.

               The cost of solicitation of proxies will be paid by FedEx for FedEx proxies and by Caliber for Caliber proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and FedEx or Caliber, as the case may be, will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. FedEx has retained Morrow & Co. and Caliber has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitations. Each such firm will receive customary fees, and expense reimbursement, for such services. To the extent necessary in order to ensure sufficient representation at its Meeting, FedEx or Caliber may request by telephone or facsimile the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

               Stockholders should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of stock certificates for Caliber Common Stock will be mailed by the Exchange Agent to former Caliber shareholders as soon as practicable after the consummation of the Mergers.

Other Business; Adjournments

               The Board of Directors of FedEx and the Caliber Directors are not currently aware of any business to be acted upon at their respective Meetings other than as described herein. If, however, other matters are properly brought before either Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or by proxy at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. Neither FedEx nor Caliber currently intends to seek an adjournment of its respective Meeting.


                       COMPARISON OF STOCKHOLDER RIGHTS

General

               The rights of FedEx stockholders are currently governed by the Delaware Law and the FedEx Charter and the FedEx Bylaws. The rights of Caliber shareholders are currently governed by the Ohio Law and the Caliber Charter and the Caliber Bylaws. The rights of FDX stockholders are currently governed by the Delaware Law and the FDX Charter and the FDX Bylaws. The FDX Charter and the FDX Bylaws are identical to the FedEx Charter and the FedEx Bylaws, respectively, in all material respects. Accordingly, upon consummation of the Mergers, the rights of FedEx stockholders and of Caliber shareholders who become FDX stockholders in the Mergers will be governed by the Delaware Law, the FDX Charter and the FDX Bylaws. The following is a summary of the principal differences between the current rights of Caliber shareholders and those of FDX stockholders following the Mergers.

               The following discussions are not intended to be complete and are qualified by reference to the Delaware Law, the Ohio Law, the FedEx Charter, the FedEx Bylaws, the Caliber Charter, the Caliber Bylaws, the FDX Charter and the FDX Bylaws. Copies of all of these documents are incorporated by reference herein and will be sent to holders of shares of FedEx Common Stock and Caliber Common Stock upon request. See "Where You Can Find More Information."

Comparison of Stockholder Rights

               Neither the FDX Charter nor the FDX Bylaws are being amended in connection with the Mergers.

               Authorized Capital Stock. The authorized capital stock of Caliber consists of 200,000,000 shares of Caliber Common Stock and 40,000,000 shares of serial preferred stock without par value (the "Caliber Preferred Stock"). The authorized capital stock of FDX is set forth under "Description of FDX Capital Stock--Authorized Capital Stock." Both the Delaware Law and the Ohio Law permit a corporation's certificate of incorporation or articles of incorporation, respectively, to allow the directors to issue, without stockholder approval, a series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. The Ohio Law, however, does not permit the directors to fix the voting rights of any such series of preferred or preference stock.

               Board of Directors. Under the Ohio Law, the number of directors may be fixed or changed by the shareholders or by the directors if so authorized by the articles of incorporation or code of regulations. The Caliber Charter provides that the number of directors will be ten, except that either the shareholders or the directors by resolution may change that number at any time. The number of directors may not be reduced to less than three. Caliber currently has eight directors. Under the Ohio Law, cumulative voting (unless eliminated by an amendment of the articles of incorporation) is required to be available for the election of directors if notice to such effect is given by a shareholder prior to a shareholders' meeting and an announcement to such effect is made at the meeting. The Caliber Charter does not provide for cumulative voting for the election of directors.

               The Caliber Bylaws provide for nomination for the election of directors by (i) the directors or a committee appointed by the directors or
(ii) any shareholder entitled to vote in the election of directors generally and according to the procedures described in the Caliber Bylaws. Under the Caliber Bylaws, vacancies on the Board, however caused, will be filled by the vote of a majority of the remaining directors (even if less than a majority of the whole authorized number of directors) for the remainder of the unexpired term.

               The Caliber Bylaws do not contain provisions regarding the removal of directors, and accordingly the matter is governed by the Ohio Law. The Ohio Law provides that directors may be removed by (i) the directors if
(A) by order of court a director has been found to be of unsound mind, or if he is adjudicated a bankrupt, or (B) within sixty days from the date of election, the director does not qualify by accepting in writing his election or by acting at a meeting of directors, or (ii) the shareholders, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors.

               The Caliber Charter authorizes the Directors of Caliber to designate any series of Caliber Preferred Stock and the relative rights and preferences of each series.

               Under the Delaware Law, unless the certificate of incorporation specifies the number of directors, a board of directors may change the authorized number of directors by an amendment to the bylaws if fixed therein, or in such manner as may be provided therein. If the certificate of incorporation specifies the number of directors, then that number can be changed only by amending the certificate of incorporation. The FDX Bylaws provide that the number of directors shall be not less than nine or more than fifteen persons, with the exact number to be determined by the FDX Board. Pursuant to the FDX Bylaws, the FDX Board is divided into three classes, with directors of each class serving until the third annual meeting of stockholders after the annual meeting at which that class was elected. FDX will, as of the Merger Date, have thirteen directors. Under the Delaware Law, stockholders of a corporation cannot elect directors by cumulative voting unless its certificate of incorporation so provides. The FDX Charter does not provide for cumulative voting for the election of directors.

               The FDX Bylaws provide that vacancies and newly-created directorships resulting from an increase in the authorized number of directors shall be filled by a majority of the directors then in office (even if less than a quorum) and such new directors shall hold office until the next election of the class for which they have been chosen. Neither the FDX Charter nor the FDX Bylaws contain provisions regarding the removal of directors, and accordingly this matter is governed by the Delaware Law. The Delaware Law provides that directors of a corporation with a classified board may be removed only for cause by a vote of the holders of a majority of shares entitled to vote at an election of directors.

               Special Meetings of Stockholders. Under the Ohio Law, a special meeting of shareholders may be called by the chairman, the president, the directors by action at a meeting, a majority of the directors voting without a meeting, persons owning 25% of the outstanding shares entitled to vote at such meeting (or a less or greater proportion as specified in the articles or regulations but not greater than 50%) or the person(s) authorized to do so by the articles of incorporation or the code of regulations. The Caliber Bylaws provide that special meetings of shareholders may be called by
(i) the chairman of the board, (ii) the board acting at a meeting, or (iii) the persons who hold fifty percent of the voting power of the outstanding shares. Under the Delaware Law, special stockholder meetings may be called by the board of directors and by any person(s) authorized by the certificate of incorporation or the bylaws. The FDX Charter provides that special meetings of stockholders may be called only by the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

               Stockholder Action by Written Consent. Under the Ohio Law, unless prohibited by the articles of incorporation or the code of regulations, any action by shareholders generally must be taken at a meeting, unless a consent in writing setting forth the action so taken is signed by all the shareholders who would be entitled to notice of the meeting held to consider the subject matter thereof. The Caliber Bylaws permit its shareholders to act by written consent if authorized by a writing signed by all of the shareholders who would be entitled to a notice of a meeting for such purposes. Under the Delaware Law, unless the certificate of incorporation provides otherwise, any action by stockholders must be taken at a meeting of stockholders, unless a consent in writing setting forth the action so taken is signed by stockholders having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voted. The FDX Charter and the FDX Bylaws do not permit its stockholders to act by written consent.

               Amendment of Corporate Charter and Bylaws. The Ohio Law permits the adoption of amendments to the articles of incorporation if such amendments are approved at a meeting held for such purpose by the holders of shares entitling them to exercise two-thirds of the voting power of the corporation, or such lesser, but not less than a majority, or greater vote as specified in the articles of incorporation. Amendment of the Caliber Charter requires the affirmative vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the corporation or by the affirmative vote of the majority of the holders of shares of every class entitled by law or the Caliber Charter to vote on such amendment. Notwithstanding the foregoing, the approval of the holders of more than two-thirds of the voting power then outstanding is required if the amendment of the Caliber Charter is of certain provisions relating to mergers or consolidations of Caliber, unless the directors approve the transaction by an 87.5% majority, in which case the majority of the voting power is required. In addition, the Caliber Charter provides that the directors may amend it in circumstances permitted under the Ohio Law.

               The Caliber Bylaws may be amended by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation. Certain provisions of the Caliber Bylaws (relating to special meetings of shareholders, indemnification and insurance, nomination of directors, bringing business before meetings and amendments to the Caliber Bylaws) may only be amended with the affirmative vote of the holders of shares entitling them to exercise not less than two-thirds of the voting power.

               Under the Ohio Law, a code of regulations may be adopted, amended or repealed only by approval of the shareholders either at a meeting of shareholders by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on such proposal or by written consent signed by holders of shares entitling them to exercise two-thirds of the voting power on such proposal. The articles of incorporation or code of regulations may provide for amendment by a greater or lesser proportion of the voting power, but not less than a majority.

               The Delaware Law provides that a charter amendment requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and (ii) a majority of the voting power of the then outstanding capital stock of the company approves the amendment. Certain provisions of the FDX Charter relating to business combinations may only be amended with the affirmative vote of at least eighty percent of the voting power of all shares entitled to vote generally in the election of directors. The FDX Charter does not provide for its amendment relating to other provisions. Accordingly, amendment of any other provision of the FDX Charter is governed by the Delaware Law.

               The Delaware Law provides that amendment of a company's bylaws may be made by holders of a majority of the voting power of the then outstanding capital stock of the company. The FDX Bylaws may be amended by the directors or the stockholders. The FDX Bylaws generally do not specify the stockholder vote required for amendment. Certain provisions of the FDX Bylaws (relating to special meetings of stockholders, action by written consent by stockholders, number and vacancies of directors, and amendment of the bylaws) may only be amended with the affirmative vote of at least eighty percent of the voting power of all shares entitled to vote generally in the election of directors.

               Voting Rights. The Caliber Common Stock is the only class of Caliber capital stock entitled to vote generally on all matters submitted to Caliber shareholders, including the approval of the Caliber Merger and the Merger Agreement. Each share of Caliber Common Stock is entitled to one vote on all matters submitted to Caliber shareholders.

               The outstanding voting securities of FDX are the shares of FDX Common Stock. Under the Delaware Law and the FDX Charter, each share of FDX Common Stock is entitled to one vote on all matters submitted to FDX stockholders.

               Certain Business Combinations. Under the Ohio Law, unless otherwise provided in the articles of incorporation, any merger, consolidation or sale of substantially all of the assets of the corporation require the approval of the holders of shares entitling them to exercise at least two-thirds of the voting power. The articles of incorporation may provide for a greater or lesser vote, so long as the vote required is not less than a majority of the voting power. Article XI of the Caliber Charter requires the vote of the holders of voting stock outstanding representing not less than two-thirds of the votes entitled to vote for any: (i) proposal or proceeding for a merger or consolidation, (ii) combination or majority share acquisition, or (iii) sale, lease or exchange of substantially all of the assets. Notwithstanding the foregoing, the affirmative vote of not less than a majority of the shares of the entire voting power will be required to approve any such proposal if: (i) 87.5% of the directors recommend approval to the shareholders, or (ii) 100% of the directors consent thereto in writing in accordance with the Ohio Law. The Ohio Law permits mergers without approval by stockholders of the surviving corporation if, among other things, no charter amendment is involved and no more than a specified maximum increase in outstanding voting stock will result. Under the Ohio Law, the maximum permitted increase is any amount less than one-sixth of a corporation's resulting shares possessing voting power in the election of directors.

               The Delaware Law generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation by vote of the holders of a majority of all outstanding shares entitled to vote thereon, although the certificate of incorporation may provide for a greater vote. Article Fifth of the FDX Charter provides that any Business Combination (defined below) with or upon a proposal by a Related Person (defined below) requires, in addition to any vote required by law, the affirmative vote of the holders of at least eighty percent of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors (the "Voting Stock"), unless, among other things, (i) the Business Combination has been approved by a majority of the Continuing Directors (defined below) or (ii) certain fair price criteria and disclosure obligations are satisfied.

               The term "Related Person" is defined to mean any person (other than FDX, a subsidiary or any profit sharing, employee stock ownership or other employee benefit plan or any trustee of or fiduciary with respect to any such plan acting in such capacity) which (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock, (ii) is an Affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) of FDX and at anytime within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock, or (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the 1933 Act.

               The term "Business Combination" is defined to mean any of the following transactions, when entered into by FDX or a subsidiary of FDX with, or upon a proposal by, a Related Person or any other corporation (whether or not itself a Related Person which is, or after such transaction would be, an Affiliate of a Related Person: (i) the merger or consolidation of FDX or any subsidiary of FDX, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of FDX or any subsidiary of FDX having an aggregate Fair Market Value (as defined in the FDX Charter) of $5 million or more, (iii) the issuance or transfer by FDX or any of its subsidiaries of securities of FDX or that subsidiary having an aggregate Fair Market Value of $5 million or more, (iv) the adoption of a plan or proposal for the liquidation or dissolution of FDX, (v) the reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving a Related Person) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of a Related Person in any class or series of capital stock of FDX or any subsidiary of FDX, or (vi) any agreement, contact or other arrangement providing directly or indirectly for the foregoing.

               The term "Continuing Director" is defined to mean a director of FDX who is not affiliated with a Related Person and who was a member of the FDX Board immediately prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not affiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors.


                       DESCRIPTION OF FDX CAPITAL STOCK

               The summary of the terms of the capital stock of FDX set forth below does not purport to be complete and is qualified by reference to the FDX Charter and the FDX Bylaws. Copies of the FDX Charter and the FDX Bylaws are incorporated by reference herein and will be sent to holders of shares of FedEx Common Stock and Caliber Common Stock upon request. See "Where You Can Find More Information."

Authorized Capital Stock

               Under the FDX Charter, FDX's authorized capital stock consists of 400,000,000 shares of FDX Common Stock and 4,000,000 shares of series preferred stock without par value (the "FDX Preferred Stock").

FDX Common Stock

               The holders of FDX Common Stock are entitled to one vote for each share held and have the sole right to vote for the election of directors of FDX or on any other matter (unless required by the Delaware Law, the FDX Charter or a resolution of the FDX Board authorizing a series of the FDX Preferred Stock). Subject to preferences that may be applicable to outstanding FDX Preferred Stock, holders of FDX Common Stock are entitled to share equally, share for share, when and as dividends are declared upon the FDX Common Stock, whether payable in cash, in property or in shares of stock of FDX. In the event of the distribution of assets on liquidation, dissolution or winding up, the FDX Preferred Stock shall rank prior to the FDX Common Stock.

FDX Preferred Stock

               The FDX Board is authorized to designate any series of FDX Preferred Stock and the relative rights and preferences of each series. As of the date of this Joint Proxy Statement/Prospectus, no shares of the FDX Preferred Stock were issued or outstanding.

Anti-Takeover Effect of Certain Provisions of the FDX Charter and the FDX
Bylaws

               Certain provisions of the FDX Charter and the FDX Bylaws described above may have the effect of impeding the acquisition of control of FDX. These provisions are designed to reduce, or have the effect of reducing, the vulnerability of FDX to unsolicited takeover attempts which are unfair to FDX stockholders. The FDX Board could create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such security holder beneficially owning or commencing a tender offer for a substantial amount of FDX Common Stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of FDX by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of FDX's management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of FDX without any further action by the stockholders of FDX. FDX has no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time. In addition, the existence of a classified board would make it more difficult for a hostile third party to effect a business combination with FDX by removing the existing board in a proxy contest.

Transfer Agent and Registrar

               First Chicago Trust Company of New York is the transfer agent and registrar for the FDX Common Stock.

Stock Exchange Listing; Delisting and Deregistration of Caliber Common Stock

               It is a condition to the Mergers that the shares of FDX Common Stock issuable in the Mergers be approved for listing on the NYSE prior to the Merger Date, subject to official notice of issuance. If the Mergers are consummated, Caliber Common Stock will cease to be listed on the NYSE.


                       THE FDX 1997 STOCK INCENTIVE PLAN

               The use of stock incentives to secure and retain key employees of outstanding ability, to further identify the interests of employees with the interests of the stockholders, to encourage greater stock ownership by, and to provide added incentive to, those individuals who carry a major part of the responsibility for the success of the business that has been and remains important in American industry. In furtherance of these objectives, the Board of Directors of FedEx has adopted the 1997 Stock Incentive Plan, subject to approval thereof by the vote of the holders of a majority of the FedEx Common Stock represented and voting at the FedEx Meeting. A copy of the 1997 Stock Incentive Plan is attached hereto as Annex E and the statements made in this Joint Proxy Statement/Prospectus with respect to the 1997 Stock Incentive Plan are qualified in their entirety by and subject to the more complete information set forth therein.

               The 1997 Stock Incentive Plan is very similar to the stock incentive plan that holders of FedEx Common Stock approved at the Annual Meeting of FedEx stockholders held in September of 1997. That stock incentive plan, while approved by the FedEx stockholders, was discontinued by the Board of Directors of FedEx because of the pending Mergers. FedEx is therefore requesting that its stockholders approve the 1997 Stock Incentive Plan described below. Consummation of the Mergers is not conditioned on approval of the 1997 Stock Incentive Plan; adoption of the 1997 Stock Incentive Plan is not conditioned on consummation of the Mergers.

               The 1997 Stock Incentive Plan provides for the granting of options to purchase for cash an aggregate of not more than 3,000,000 shares of FDX Common Stock (subject to adjustments in the event of a consolidation or other corporate reorganization in which FDX is the surviving corporation) which will represent approximately 2% of the outstanding shares of FDX Common Stock expected to be outstanding after the Mergers. In the event the Mergers are not consummated, the 1997 Stock Incentive Plan will provide for the granting of options to purchase 3,000,000 shares of FedEx Common Stock, or approximately 2.6% of the outstanding shares of FedEx Common Stock outstanding as of November 28, 1997. All other provisions of the 1997 Stock Incentive Plan will be identical regardless of whether the Mergers are consummated, except that if the Mergers are not consummated, references to FDX contained in the 1997 Stock Incentive Plan and in the description set forth herein will be deemed to be references to FedEx. During the term of the 1997 Stock Incentive Plan, no person may be granted options for more than 400,000 shares during any fiscal year.

               Options may be granted to key employees, including officers of FDX and its subsidiaries, designated by the members, not less than two, of the Compensation Committee of the Board of Directors (the "Committee"), each of whom will be an "outside director" within the meaning of Section 162(m) of the Code and a "non-employee director" as defined in Rule 16b-3 of the General Rules and Regulations under the 1934 Act. The Committee will select persons to receive options from among the eligible employees, determine the types of options and the number of shares to be awarded to optionees, and set the terms, conditions and provisions of the options consistent with the terms of the 1997 Stock Incentive Plan. The Committee will also establish rules for the administration of the 1997 Stock Incentive Plan.

               Under the terms of the 1997 Stock Incentive Plan, the Committee may grant options to purchase FDX Common Stock at a price which may not be less than the fair market value of the shares, as determined by the mean between the high and low prices of the stock on the NYSE on the date the option is granted. The 1997 Stock Incentive Plan does not permit the repricing of options or the grant of discounted options.

               Unless otherwise determined by the Committee, options may not be exercised later than ten years after the date of grant. Subject to the limitations imposed by the provisions of the Code, certain of the options granted under the 1997 Stock Incentive Plan to key employees may be designated "incentive stock options". FDX may make interest-free demand loans to holders of options not designated as incentive stock options for the purpose of exercising such options and paying any tax liability associated with such exercise.

               Unless otherwise determined by the Committee, no option may be exercised until the optionee has completed a year of service after the option is granted, except in the case of termination of an employee's employment or a Director's directorship because of death or disability, nor may an option be exercised after termination of an employee's employment or a Director's directorship for any reason other than death, disability or retirement.
Unless otherwise determined by the Committee, options may be exercised within twenty-four months (i) after the optionee retires or (ii) after termination of an employee's employment or a Director's directorship on account of permanent disability (except that no option may be exercised less than six months from the date of grant), and may be exercised within twelve months after death when in the service of FDX or any of its subsidiaries. In the event of death within the twenty-four month period following termination of an employee's employment or a Director's directorship for retirement or permanent disability, options may be exercised by the optionee's legal representative within twelve months following the date of death, unless otherwise determined by the Committee.

               Since the contemplated options are to be granted as incentives, no cash consideration will be received for the granting of the options. Payment in full of the option price must be made upon exercise of any option. The options are not transferable by the optionee except by will or by the laws of descent and distribution, unless otherwise determined by the Committee.

               The 1997 Stock Incentive Plan provides for the use of authorized but unissued shares or treasury shares. In the event of approval of the 1997 Stock Incentive Plan, and to the extent that treasury shares are not acquired for the purpose of the 1997 Stock Incentive Plan, authorized but unissued FDX Common Stock will be issued upon exercise of options granted under the 1997 Stock Incentive Plan.

               Unless otherwise determined by the Committee, no options or awards may be granted under the 1997 Stock Incentive Plan after October 5, 2007, but options or awards granted prior to such date may extend beyond that date. The 1997 Stock Incentive Plan may be discontinued by the Board of Directors of FDX, but no termination may impair options or awards granted prior thereto.

               Upon the occurrence of a change in control of FDX each holder of an unexpired option under the 1997 Stock Incentive Plan will have the right to exercise the option in whole or in part without regard to the date that such option would be first exercisable, and such right will continue, with respect to any such holder whose employment with FDX or a subsidiary or whose directorship terminates following a change in control, for a period ending on the earlier of the date of expiration of such option or the date which is twelve months after such termination of employment or directorship.

               The Committee may alter or amend the 1997 Stock Incentive Plan at any time. No amendment by the Committee, however, may (i) increase the total number of shares reserved for purposes of the 1997 Stock Incentive Plan,
(ii) reduce the option price to an amount less than the fair market value at the time the option was granted, or (iii) increase the maximum number of options which may be granted to an optionee under the 1997 Stock Incentive Plan, unless such amendment is approved by the stockholders. No amendment or alteration may impair the rights of optionees with respect to options theretofore granted, except the Committee may revoke and cancel any outstanding options which, in the aggregate, would create a significant adverse effect on FDX's financial statements in the event that the Financial
Accounting Standards Board issues a statement requiring an accounting treatment which causes such adverse effect with respect to options then outstanding. The Committee has the power to interpret the 1997 Stock
Incentive Plan to make all other determinations necessary or advisable for its administration.

               Under the current federal tax law, non-incentive stock options granted under the 1997 Stock Incentive Plan will not result in any taxable income to the optionee at the time of grant or any tax deduction to FDX. Upon the exercise of such option, the excess of the market value of the shares acquired over their cost is taxable to the optionee as compensation income and is generally deductible by FDX. The optionee's tax basis for the share is the market value thereof at the time of exercise.

               Neither the grant nor the exercise of an option designated as an incentive stock option results in any federal tax consequences to either the optionee or FDX. At the time the optionee sells shares acquired pursuant to the exercise of an incentive stock option, the excess of the sale price over the exercise price will qualify as a capital gain, provided the applicable holding period is satisfied. If the optionee disposes of such shares within two years of the date of grant or within one year of the date of exercise, an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or
(ii) the difference between the exercise price and the sale price will be taxed as ordinary income and FDX will be entitled to a deduction in the same amount. The excess, if any, of the sale price over the sum of the exercise price and the amount taxed as ordinary income will qualify as capital gain if the applicable holding period is satisfied. If the optionee exercises an incentive stock option more than three months after his or her termination of employment due to retirement, he or she is deemed to have exercised a non-incentive stock option.

               FDX believes that compensation received by optionees on the exercise of non-incentive stock options or the disposition of shares acquired upon exercise of any incentive stock options will be considered performance-based compensation and not subject to the $1,000,000 deductibility limit of Section 162(m) of the Code.




The amounts that may be received by the participants under the 1997 Stock Incentive Plan are not currently determinable.

               The affirmative vote of the holders of a majority of the FedEx Common Stock represented in person or by proxy at the FedEx Meeting is required for approval of the 1997 Stock Incentive Plan.

               THE BOARD OF DIRECTORS OF FEDEX RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.


         CERTAIN INFORMATION RELATING TO FEDERAL EXPRESS COMPENSATION

Summary Compensation Table

               The following table sets forth the compensation awarded to, earned by or paid to FedEx's chief executive officer and its four other most highly-compensated executive officers for services rendered in all capacities during the fiscal years ended May 31, 1997, 1996 and 1995.

                                                                                    Long Term Compensation
                                                                         ---------------------------------------
                                            Annual Compensation                    Awards              Payouts
                                   ------------------------------------  ---------------------------- ---------- Securities
                                                          Other Annual   Restricted     Underlying    LTIP       All Other
NAME AND PRINCIPAL                 Salary       Bonus      Compensation  Stock Award(s) Options/SARs  Payouts    Compensation
POSITION                    Year     ($)         ($)            ($)        ($)(1)          (#)          ($)       ($) (2)
------------------------    ----   -------   ----------   -------------  -------------- ------------  ---------  ------------

Frederick W. Smith          1997   805,000   213,000        221,359(3)            --            --    1,125,000      19,655
 Chairman, President and    1996   745,833        --        131,742(3)            --            --    1,200,000      24,174
Chief Executive             1995   700,000   515,500         96,541(3)            --        50,000           --      22,232
Officer

Theodore L. Weise           1997   569,896   147,705(4)     614,545(5)       838,000        30,000      329,531      14,024
 Executive Vice President,  1996   449,604    37,500(4)     974,734(5)     1,333,500        11,500      352,388      12,947
Worldwide Operations        1995   417,994   188,480(4)      58,016(6)            --        27,500           --      12,021



Kenneth R. Masterson        1997   476,344   148,084(4)(7)  614,545(5)       838,000        25,000      342,000      11,487
 Executive Vice President,  1996   396,688    37,500(4)     764,729(5)     1,044,500        11,500      364,875      10,743
General Counsel and         1995   378,478   138,880(4)          --               --        22,500           --      10,617
Secretary

Alan B. Graf, Jr.           1997   451,526   102,970(4)     614,545(5)       838,000        45,000      334,269      10,304
 Executive Vice President   1996   375,421    25,000(4)     843,160(5)     1,152,875        11,500      362,250      10,312
and Chief Financial         1995   347,477   137,640(4)          --               --        25,000           --       9,578
Officer

Dennis H. Jones             1997   421,998   101,580(4)(7)  614,545(5)       838,000        40,000      273,094      10,083
 Senior Vice President      1996   367,419        --        658,956(5)       900,000        11,500      364,988       9,673
and Chief Information       1995   343,651   137,330(4)          --               --        29,000           --       9,980
Officer

(1) The amounts in the table represent the closing market value of the shares awarded at the date of grant. At May 30, 1997, the number and value of the aggregate restricted stock holdings of the named individuals were as follows:

                              Number of Shares
Name                                Held              Value
-------------------------     ----------------      -----------
F.W. Smith...............            --                 --
T.L. Weise...............         43,600            $2,283,550
K.R. Masterson...........         36,000             1,885,500
A.B. Graf, Jr............         39,600             2,074,050
D.H. Jones...............         34,000             1,780,750

The restrictions on the shares awarded to Mr. Weise lapse ratably over five years after the date of award with respect to 18,000 shares granted in October 1995 and 9,600 shares granted in April 1996 and over four years with respect to 16,000 shares granted in February 1997. The restrictions on the shares awarded to Mr. Masterson lapse ratably over five years after the date of award with respect to 18,000 shares granted in December 1995, and over two years after the date of award with respect to 2,000 shares granted in April 1996 and over four years with respect to 16,000 shares granted in February 1997. The restrictions on the shares awarded to Mr. Graf lapse ratably over five years after the date of award with respect to 18,000 shares granted in October 1995 and 5,600 shares granted in April 1996 and over four years with respect to 16,000 shares granted in February 1997. The restriction on the shares awarded to Mr. Jones lapse ratably over five years after the date of award with respect to 18,000 shares granted in October 1995 and over four years with respect to 16,000 shares granted in February 1997. Holders of restricted shares are entitled to receive any dividends declared on such shares. FedEx has never declared a dividend on its shares because its policy has been to reinvest earnings in the business of the corporation.

(2) These amounts represent profit sharing payments to the named executive officers and contributions under FedEx's Profit Sharing Plan.

(3) Of the amounts shown for 1997, 1996 and 1995, $152,528, $95,174 and
$69,437, respectively, represent personal use of corporate aircraft treated as taxable income to Mr. Smith. Of the amount shown for 1997, $62,497 is for financial counseling.

(4) The amounts shown for 1997 represent annual performance bonuses received by each officer under FedEx's annual performance bonus plan; bonuses received by Messrs. Weise, Masterson and Graf for promotion to Executive Vice President; and, in the case of Mr. Masterson, an additional special recognition award.
The amounts shown for 1996 represent bonuses received by each officer upon promotion to Executive Vice President and, in the case of Mr. Masterson, an additional special recognition award. No amounts are included for annual performance bonuses because no such bonuses were awarded for fiscal 1996. The amounts shown for 1995 represent annual performance bonuses received by each officer under FedEx's annual performance bonus plan.

(5) The amounts shown for Messrs. Weise, Masterson, Graf and Jones in 1997 and 1996 represent tax reimbursements related to restricted stock awards.

(6) Of the amount shown for 1995, $55,018 is for financial counseling.

(7) This amount includes $25,000 from a Five Star Award, FedEx's highest special achievement award, received by Mr. Masterson and Mr. Jones, respectively.

Option/SAR Grants in Last Fiscal Year

               The following table sets forth information regarding grants of stock options during the fiscal year ended May 31, 1997 made to the named executive officers under FedEx's Stock Incentive Plans (the "Stock Incentive Plans"). The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options, which would result in stock prices of approximately $63.02 and $100.35, respectively, for the options with an exercise price of $38.6875. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercise and common stock holdings are dependent on the future performance of FedEx Common Stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                                                                                    Potential Realizable Value At
                                                                                       Assumed Annual Rates of
                                                                                    Stock Price Appreciation for
                                           Individual Grants                               Option Term
                   -------------------------------------------------------------    -----------------------------
                    Number of        % of Total
                    Securities      Options/SARs
                    Underlying       Granted to       Exercise or
                   Options/SARs     Employees in       Base Price     Expiration
Name               Granted (#)       Fiscal Year       ($/Sh) (*)        Date            5% ($)        10% ($)
---------------    ------------     ------------      -----------     ----------       --------       ---------
F.W. Smith.....         --                --                 --             --               --              --
T.L. Weise.....       30,000            2.58            38.6875        7/12/06          729,975       1,849,875
K.R. Masterson.       25,000            2.15            38.6875        7/12/06          608,313       1,541,563
A.B. Graf, Jr..       45,000            3.87            38.6875        7/12/06        1,094,963       2,774,813
D.H. Jones.....       40,000            3.44            38.6875        7/12/06          973,300       2,466,500

(*) The option exercise price of the options granted to the individuals shown above was the fair market value of FedEx Common Stock at the date of grant of the option. The options granted to Mr. Weise and Mr. Masterson are subject to a vesting schedule as follows: 25% after one year from the date of grant; 50% after two years; 75% after three years; and 100% after four years. The options granted to Mr. Graf and Mr. Jones are subject to a vesting schedule as follows: 25% after four years from the date of grant; 50% after five years; 75% after six years; and 100% after seven years. The options may not be transferred in any manner other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. During the fiscal year ended May 31, 1997, options for a total of 1,162,000 shares were granted to various employees of FedEx.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values

               The following table summarizes for each of the named executive officers certain information relating to stock options exercised by them during the fiscal year ended May 31, 1997. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option. The value of an unexercised, in-the-money option at fiscal year-end is the difference between its exercise or base price and the fair market value of the underlying stock on May 30, 1997, which was $52.3125 per share. These values, unlike the amounts set forth in the column "Value Realized," have not been, and may never be, realized. Such options have not been, and may not be, exercised; and actual gains, if any, on exercise will depend on the value of FedEx Common Stock on the date of exercise. There can be no assurance that these values will be realized. Unexercisable options are those which have not yet vested.

                                                      Number of Securities Underlying         Value of Unexercised In-The-
                                                        Unexercised Options/SARs at           Money Options/SARs at FY-End
                                                                 FY-End (#)                               ($)
                  Shares Acquired   Value Realized    -------------------------------         ----------------------------
Name              on Exercise (#)        ($)           Exercisable      Unexercisable         Exercisable    Unexercisable
---------------   ---------------   --------------     -----------      -------------         -----------    -------------

F.W. Smith.....         --                --              565,000           140,000           16,175,469       2,530,000
T.L. Weise.....        63,728        1,967,359             60,902           119,400            1,332,228       2,070,963
K.R. Masterson.        57,400        1,604,725             34,600           102,000              637,819       1,754,613
A.B. Graf, Jr..        24,200          674,956             76,000           142,600            1,608,525       2,468,025
D.H. Jones.....        19,000          510,469            109,800           139,200            2,574,781       2,401,750

Long-Term Incentive Plans -- Awards in Last Fiscal Year

               The following table sets forth estimates of the possible future payouts to each of the named executive officers under FedEx's long-term performance bonus plans.


                                                                        Estimated Future Payouts Under
                                             Performance or              Non-Stock Price-Based Plans
                          Number of        Other Period Until        --------------------------------------
                       Shares, Units or      Maturation or           Threshold       Target       Maximum
Name                   Other Rights (#)          Payout               ($ or #)      ($ or #)      ($ or #)
------------------    -----------------    ------------------       ----------     ----------    ----------

F.W. Smith........           N/A                  5/31/98             $500,000     $1,000,000    $1,500,000
                             N/A                  5/31/99             500,000       1,000,000     1,500,000
                             N/A                  5/31/00             500,000       1,000,000     1,500,000

T.L. Weise........           N/A                  5/31/98             191,667         383,333       575,000
                             N/A                  5/31/99             225,000         450,000       675,000
                             N/A                  5/31/00             225,000         450,000       675,000

K.R. Masterson....           N/A                  5/31/98             191,667         383,333       575,000
                             N/A                  5/31/99             225,000         450,000       675,000
                             N/A                  5/31/00             225,000         450,000       675,000

A.B. Graf, Jr.....           N/A                  5/31/98             191,667         383,333       575,000
                             N/A                  5/31/99             225,000         450,000       675,000
                             N/A                  5/31/00             225,000         450,000       675,000

D.H. Jones........           N/A                  5/31/98             125,000         250,000       375,000
                             N/A                  5/31/99             125,000         250,000       375,000
                             N/A                  5/31/00             125,000         250,000       375,000

               In 1996, the Committee established a long-term performance bonus plan to provide a long-term cash bonus opportunity to members of upper management, including executive officers, at the conclusion of fiscal year 1998 if FedEx achieves certain earnings per share targets established by the Committee with respect to the three-fiscal year period 1996 through 1998. However, no amounts can be earned until fiscal 1998 because it is only after the conclusion of that year that the Committee can determine the extent of achievement of the three-year earnings per share objectives. The Committee has established similar plans for the three-fiscal year periods 1997 through 1999 and 1998 through 2000 providing bonus opportunities for 1999 and 2000, respectively, if certain earnings per share targets are achieved with respect to those periods. No amounts can be earned for the 1997 through 1999 and 1998 through 2000 plans until 1999 and 2000, respectively, since achievement of the earnings per share objectives can only be determined following the conclusion of the applicable three-fiscal year period. Each successive plan has earnings per share targets which are higher than the previous plans.

               Under each plan, the average percentage of an individual's achievement of individual objectives under FedEx's annual performance bonus plan for the three-fiscal year period of each of the long-term performance bonus plans will be used as an individual performance measure when calculating individual bonuses, except for Mr. Smith whose payout will be determined by the Committee. The estimated individual future payouts set forth in the table above are set dollar amounts ranging from threshold amounts if the objectives are minimally achieved, up to maximum amounts if the plan targets are substantially exceeded. Individual bonuses may be adjusted downward from these amounts if the individual's average individual achievement percentage is less than 100% for the three-fiscal year period of each of the plans. There can be no assurance that the estimated future payouts shown in this table will be achieved.

Pension Plan Table

               The following table shows the estimated annual pension benefits payable to participants upon retirement on a single life annuity basis in specified remuneration classes and years of credited service under the Federal Express Corporation Employees' Pension Plan and the Federal Express Corporation Retirement Parity Pension Plan which provides 100 percent of the benefit that would otherwise be denied certain participants by reason of Internal Revenue Code limitations on qualified plan benefits. The benefits listed in the table are not subject to any reduction for Social Security or other offset amounts.

                                     Years of Service
                  -------------------------------------------------------
Remuneration        10          15          20          25          30
--------------    -------    --------    --------    --------    --------

$400,000......    $80,000    $120,000    $160,000    $200,000    $200,000
 500,000......    100,000     150,000     200,000     250,000     250,000
 600,000......    120,000     180,000     240,000     300,000     300,000
 700,000......    140,000     210,000     280,000     350,000     350,000
 800,000......    160,000     240,000     320,000     400,000     400,000
 900,000......    180,000     270,000     360,000     450,000     450,000
1,000,00......    200,000     300,000     400,000     500,000     500,000
1,100,00......    220,000     330,000     440,000     550,000     550,000


               The remuneration specified in the Pension Plan Table includes "Salary" and "Bonus" as reported in the Summary Compensation Table. Since the covered compensation is the average over the five-year period preceding retirement, the amount differs from that set forth in the Summary Compensation Table and is stated below together with the credited years of service achieved.

                               Covered
Name                         Compensation      Years of Service
------------------------    -------------      ----------------
F.W. Smith..............       $868,569                25
T.L. Weise..............        518,044                25
K.R. Masterson..........        459,230                17
A.B. Graf, Jr...........        408,283                17
D.H. Jones..............        395,821                22

Report on Executive Compensation of the Compensation Committee of the Board of Directors

               The compensation of FedEx's executives comprises three basic components: base salary, annual and long-term performance bonus plans, and long-term equity incentives. The Committee determines the compensation of the executive officers of FedEx, approves the objectives for the annual and long-term performance bonus plans, establishes the funding of the plans, determines the awards of long-term equity incentives and the individuals to whom such awards are made, and recommends to the Board of Directors of FedEx the compensation of the chief executive officer of FedEx.

               Base Salary. The establishment of competitive base compensation for FedEx's executives is the primary objective in setting base salaries. The starting point for this process is to determine the relative importance of an executive officer's position, the extent of accountability of the position and the skills required to perform the duties of the position. In addition, FedEx utilizes compensation surveys published by three major consulting firms of companies in general industry with $6 billion or more in annual sales. The Committee believes that general industry is an appropriate comparison category in determining competitive compensation because FedEx's executives can be recruited from, and by, businesses outside FedEx's industry peer group. In addition, in its 1997 executive compensation review, the Committee considered compensation information on the five highest paid executive officers of other companies available from the proxy statements of a group of 15 transportation companies and a group of 31 companies in general industry with annual sales of $8-$12 billion. The transportation companies comprise most of the companies in the Standard & Poor's Transportation Index and the Dow Jones Transportation Average, but also include several other companies not in these indices. Base salaries are generally targeted at the median (or 50th percentile) of base salaries for comparable positions in the comparison surveys mentioned above.

               None of the factors mentioned above is given any particular weight in determining base compensation. Other factors may also influence such determination, such as the relative extent of an individual's experience or a desire to retain a valuable executive. The Committee's target for Mr. Smith is the 50th percentile as is the case with the other executive officers. Mr. Smith's base salary was increased in 1997; however, his base salary remains at about the 40th percentile of base salaries of chief executive officers in the comparison surveys.

               Performance Bonus Plans. Under FedEx's annual performance bonus plan, a bonus opportunity is established at the beginning of each fiscal year for management and certain professional employees based on the degree of attainment of both corporate and individual goals for the year. Each position eligible for such bonus, including all executive officers but excluding Mr. Smith, is assigned a number of points based on salary grade. Individual objectives for each position are established and points are allocated to the objectives by each participant and his or her immediate superior. A participant earns points by achieving his or her individual objectives. The amount of a participant's bonus is determined by the number of points earned, multiplied by the dollar value, if any, assigned to each point by the Committee according to the extent of achievement of plan objectives.

               If both the individual and plan objectives are achieved, the plan is designed to produce a bonus ranging, on a sliding scale, from a threshold amount if the plan objectives are minimally achieved up to a maximum amount if such objectives are substantially exceeded. For 1997, the threshold bonus target was established at an amount which, when added to base salary, would be less than the 50th percentile of total salary and bonus for comparable positions in the comparison surveys discussed above under "Base Salary". Thus, total salary and bonus for executive officers (assuming achievement of all individual objectives) is designed to range from less than the 50th up to the 75th percentile of total salary and bonus for comparable positions in the comparison surveys according to the degree to which plan objectives are met or exceeded.

               The plan objectives established for 1997 were (i) a pretax income goal and (ii) an internal measure reflecting a targeted level of service quality. Bonuses were awarded for 1997 because plan targets for pretax income were achieved.

               Mr. Smith's bonus is not determined by a number of points specifically assigned to his position as is the case with other management personnel, but by whether corporate business plan objectives are met or exceeded. If such objectives are met, the Committee determines and recommends to the Board of Directors of FedEx a bonus which, when combined with base salary, may be up to the 75th percentile of total salary and bonus for chief executive officers in the comparison surveys discussed above under "Base Salary". In addition to the comparison surveys, the Committee also considered publicly available proxy statement information on the compensation of chief executive officers of two groups of other public companies, as described above under "Base Salary", in determining Mr. Smith's total salary and bonus. Mr. Smith received an annual bonus of $213,000 for 1997.

               In 1995, the Committee established a long-term performance bonus plan to provide a long-term cash bonus opportunity to members of upper management, including executive officers, at the conclusion of fiscal year 1997 if FedEx achieves certain earnings per share targets established by the Committee with respect to the three-fiscal year period 1995 through 1997. Bonuses were awarded under the long-term plan in 1997 to upper management, including the named executive officers, based on achievement of maximum plan targets for the three-fiscal year period. The Committee has established similar plans for the three-fiscal year periods 1996 through 1998, 1997 through 1999 and 1998 through 2000 providing bonus opportunities for 1998, 1999 and 2000, respectively, if certain earnings per share targets are achieved with respect to those periods. The Long-Term Incentive Plans Table on page 61 of this Joint Proxy Statement/Prospectus sets forth the estimated future payouts for the named individuals under these plans if the three-year earnings per share objectives are achieved.

               Long-Term Equity Incentives. Stock options were granted as long-term incentives in 1997 to certain key employees of FedEx, including executive officers, under certain of FedEx's Stock Incentive Plans. Under the terms of the plans, FedEx may grant options to key employees (determined by the Committee) to purchase such number of shares of FedEx Common Stock as is determined by the Committee.

               The number of shares for which options are granted to executive officers is generally determined by the Committee based on the respective officer's senior officer status. However, no set criteria are used and other factors may influence the Committee's determination with respect to the number of shares granted, such as the promotion of an individual to a higher position, a desire to retain a valued executive or the number of shares then available for grant under one or more of the plans. The stock option holdings of an individual at the time of a grant are generally not considered in determining the size of a grant to that individual.

               Under the terms of FedEx's 1995 and 1997 Restricted Stock Plans (the 1997 plan was approved by the Board of Directors of FedEx in July 1997), FedEx may award restricted stock to key employees as determined by the Committee. No set criteria are used to determine the amount of restricted stock awarded; however, the Committee's determination may be influenced with respect to the number of shares awarded by factors such as the respective officer's senior officer status, the promotion of an individual to a higher position, a desire to retain a valued executive, a desire to recognize a particular officer's contribution to FedEx or the number of shares then available for award. In 1997, 201,900 shares of restricted stock were awarded. During 1997, Mr. Manatt abstained from voting on awards, approved by the Committee, to FedEx's executive officers under FedEx's Stock Incentive and Restricted Stock Plans.

               Section 162(m) of the Code limits deductibility of certain compensation for the chief executive officer and the four other highest paid executive officers to $1,000, 000 per year, unless certain requirements are met. The policy of FedEx is generally to design its compensation plans and programs to ensure full deductibility. The Committee attempts to balance this policy with compensation programs designed to motivate management to maximize stockholder wealth. There are times when it is determined that the interests of the stockholders are best served by the implementation of compensation policies that do not restrict the Committee's ability to exercise its discretion in crafting compensation packages even though such policies may result in certain non-deductible compensation expenses.

               FedEx's Stock Incentive Plans comply with Section 162(m); therefore, compensation recognized by the five highest paid executive officers under these plans will qualify for appropriate tax deductions. FedEx's annual and long-term performance bonus plans and its Restricted Stock Plans do not meet all of the conditions for qualification under Section 162(m). Therefore, compensation received under these plans will be subject to the $1,000,000 deductibility limit.

Compensation Committee Members

                        Jackson W. Smart, Jr., Chairman
                                Robert H. Allen
                               Ralph D. DeNunzio
                                J.R. Hyde, III
                               Charles T. Manatt
                                 Paul S. Walsh
                                 May 31, 1997

Transactions with Management and Others

Pursuant to the provisions of FedEx's Stock Incentive Plans, FedEx has made interest-free demand loans to certain officers, fully secured by FedEx Common Stock, to assist them in exercising non-incentive stock options and paying any tax liability associated with such exercise. Such loans are repayable on demand or upon termination of employment for any reason. The following table shows the highest balance of such loans outstanding during the period June 1, 1996 through August 4, 1997 and the balance of such loans outstanding at August 4, 1997, for those executive officers with loan balances which exceeded $60,000.

                                                                    Highest Balance       Balance at
      Executive Officer                                              During Period       August 4, 1997
---------------------------------------------------------------     ---------------      --------------
Theodore L. Weise, Executive Vice President Worldwide
 Operations.....................................................        $355,373            $355,373

               The law firm of Baker, Donelson, Bearman & Caldwell represented FedEx during fiscal year 1997. Mr. Baker, a now retired Director, is a named partner in that firm. Mr. Baker also represented FedEx pursuant to a retainer arrangement during fiscal 1997 for a fee of $200,000. The law firm of Waring Cox represented FedEx during fiscal year 1997. Mr. Cox, a Director, is a named partner in that firm. FedEx expects to utilize the services of these firms during fiscal year 1998. Mr. Mitchell, a Director, represented FedEx pursuant to a retainer arrangement during fiscal 1997 for a fee of $100,000. Mr. Manatt, a Director, represented FedEx pursuant to a retainer arrangement during fiscal 1997 for a fee of $100,000, and FedEx has utilized the services of Manatt, Phelps & Phillips from time to time. FedEx expects to utilize the services of Messrs. Baker, Manatt and Mitchell during fiscal 1998. FedEx is considering purchases of software from Precept Software, Inc. valued at approximately $265,000 during fiscal 1998. Ms. Estrin, a Director, is the President and Chief Executive Officer of Precept Software, Inc.

Stock Performance Graph

               The Stock Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Joint Proxy Statement/Prospectus into any filing under the 1933 Act or under the 1934 Act, except to the extent FedEx specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

               The following graph shows changes over the past five fiscal years in the value of $100 invested on May 31, 1992 in: (1) FedEx's Common Stock; (2) the Standard & Poor's 500 Composite Index; and (3) the Standard & Poor's Transportation Index.

Comparison of 5 Year Cumulative Total Return (Federal Express, S&P 500 Composite Index and S&P Transportation Index)


                               1992    1993    1994    1995    1996    1997
                               ----    ----    ----    ----    ----    ----
Federal Express Corporation     100     120     188     147     188     257
S&P 500 Composite Index....     100     112     116     140     180     232
S&P Transportation Index...     100     111     115     122     159     191

               The total return assumes that all dividends were reinvested. No dividends were paid on FedEx Common Stock during the period.

Change in Control Arrangement

               FedEx's Stock Incentive Plans provide that in the event of a change in control each holder of an unexpired option under any of the plans has the right to exercise such option without regard to the date such option would first be exercisable, except that no option may be exercised less than six months from the date of grant. This right continues, with respect to holders whose employment with FedEx terminates following a change in control, for a period of twelve months after such termination or until the option's expiration date, whichever is sooner. The instruments pursuant to which restricted stock is granted under FedEx's Restricted Stock Plans provide that the restricted shares will be canceled and FedEx will make a cash payment, in an amount determined under the plan, to each holder in the event of a change in control.


                                 LEGAL MATTERS

               The validity of the FDX Common Stock to be issued to Caliber shareholders pursuant to the Mergers will be passed upon by Davis Polk & Wardwell, special counsel to FedEx and FDX. It is a condition to the consummation of the Mergers that Caliber and FedEx receive opinions from Cravath, Swaine & Moore and Davis Polk & Wardwell, respectively, with respect to the tax treatment of the Mergers. See "The Merger Agreement-- Conditions to the Mergers" and "The Mergers--Certain U.S. Federal Income Tax Consequences."

                                    EXPERTS

               The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for FedEx for the fiscal year ended May 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

               The consolidated financial statements and schedule of Caliber incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for Caliber for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                         FUTURE SHAREHOLDER PROPOSALS

               If the Caliber Merger is not consummated, Caliber will hold a 1998 Annual Meeting of Shareholders. If such meeting is held, shareholder proposals intended to be presented at such meeting must be received by Caliber on or before December 15, 1998 and must otherwise comply with the requirements of Rule 14a-8 of the 1934 Act to be considered for inclusion in Caliber's proxy materials for such meeting.


                      WHERE YOU CAN FIND MORE INFORMATION

               FedEx and Caliber file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov".

               FDX filed a Registration Statement on Form S-4 to register with the SEC the FDX Common Stock to be issued to FedEx stockholders and Caliber shareholders in the Mergers. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of FDX in addition to being a proxy statement of FedEx and Caliber for the Meetings.
As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

               The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/ Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

FedEx SEC Filings (File No. 1-7806)                               Period
-----------------------------------                               ------
Annual Report on Form 10-K                                        Fiscal Year ended May 31, 1997
Quarterly Reports on Form 10-Q                                    Quarter ended August 31, 1997
Current Reports on Form 8-K                                       Filed on June 2, June 19, July 7, July 9, August 14
                                                                  and October 8, 1997
The description of FedEx Common Stock set forth in                Filed on December 15, 1978
the Registration Statement on Form 8-A

Caliber SEC Filings (File No. 0-10716)                            Period
--------------------------------------                            ------
Annual Report on Form 10-K                                        Year ended December 31, 1996
Quarterly Reports on Form 10-Q                                    Quarters ended March 29, 1997, June 21, 1997 and
                                                                  September 13, 1997
Current Reports on Form 8-K                                       Filed on January 24, February 14, March 27, April 21,
                                                                  June 5, June 25, July 11, July 15, August 15,
                                                                  October 8, October 9 and October 16, 1997

               We are also incorporating by reference additional documents that we file with the SEC between the date of this Joint Proxy
Statement/Prospectus and the dates of the Meetings of our stockholders.

               FedEx and FDX have supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to FedEx and FDX, and Caliber has supplied all such information relating to Caliber.

               If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing from the appropriate party at the following address:

       Federal Express Corporation           Caliber System, Inc.
       2005 Corporate Avenue                 3925 Embassy Parkway
       Memphis, TN 38132                     Akron, OH 44334
       Attention: Investor Relations         Attention: Investor Relations
                  Department
       Tel:  (901) 395-3478                  Tel:  (330) 665-8896

               If you would like to request documents from us, please do so by December 30, 1997 to receive them before the Meetings.

               You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the FedEx Proposals and the Caliber Merger Proposal. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated December 5, 1997. You should not assume that the information contained in the Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to stockholders nor the issuance of FDX Common Stock in the Merger shall create any implication to the contrary.

                    LIST OF DEFINED TERMS

Defined Term                                  Page No.
------------                                  --------
   1933 Act......................................28
   1934 Act......................................42
   1996 EICP.....................................22
   1997 Stock Incentive Plan.....................12
   Acquisition Proposal..........................42
   Adjusted Caliber Option.......................41
   Adjusted FedEx Option.........................41
   Adjusted Options..............................41
   Affiliate.....................................54
   Airborne......................................17
   American Freightways..........................17
   Antitrust Division............................25
   Arnold........................................17
   Beneficiary...................................46
   broker non-vote...............................49
   Business Combination..........................54
   Caliber Bylaws................................40
   Caliber Charter...............................40
   Caliber Common Stock..........................12
   Caliber Directors.............................12
   Caliber Meeting...............................12
   Caliber Merger Consideration..................38
   Caliber Merger Proposal.......................12
   Caliber Merger................................12
   Caliber Preferred Stock.......................51
   Caliber Record Date...........................48
   Caliber Stock Options.........................21
   Caliber.......................................12
   change in control.............................21
   Claim.........................................43
   CNF...........................................17
   Code..........................................21
   Committee.....................................56
   Common Pleas Court............................27
   Comparable Companies..........................17
   Confidentiality Agreement.....................13
   Continuing Director...........................54
   Covered Employees.............................20
   D&O Insurance.................................43
   Delaware Law..................................25
   Demand........................................26
   Directors.....................................22
   dissenters' rights............................25
   Dissenting Shareholders.......................26
   EBITDA........................................18
   EBIT..........................................18
   Engagement Letter.............................20
   EPS...........................................18
   Exchange Agent................................38
   Fair Market Value.............................54
   Fast Merger Sub Common
    Stock........................................40
   Fast Merger Sub...............................12
   FDX Bylaws....................................40
   FDX Charter...................................40
   FDX Common Stock..............................12
   FDX Preferred Stock...........................55
   FDX...........................................12
   FedEx Bylaws..................................40
   FedEx Charter.................................40
   FedEx Common Stock............................12
   FedEx Meeting.................................12
   FedEx Merger Consideration....................38
   FedEx Proposals...............................12
   FedEx Record Date.............................47
   FedEx Reorganization
      Merger.....................................12
   FedEx Stock Options...........................40
   FedEx Stock Plans.............................40
   FedEx.........................................12
   FTC...........................................25
   GAAP..........................................17
   Goldman Sachs.................................13
   Good Reason...................................21
   HSR Act.......................................25
   IBES..........................................18
   incentive stock options.......................57
   Indemnified Party.............................43
   IRS...........................................24
   LBO...........................................18
   LTM...........................................18
   Meetings......................................12
   Merger Agreement..............................12
   Merger Consideration..........................38
   Merger Date...................................12
   Mergers.......................................12
   Merrill Lynch.................................13
   MRAs..........................................20
   non-employee director.........................56
   Ohio Law......................................26
   Old Dominion..................................17
   outside director..............................56
   P/E...........................................18
   Person........................................42
   Plan..........................................22
   Pre-Merger Matters............................43
   Pro Forma Financial
      Statements.................................30
   Program.......................................22
   Qualifying
      Termination................................21
   Related Person................................54
   Roberts.......................................13
   RPS...........................................13
   SEC...........................................28
   Selected Companies............................18
   Selected
      Transactions...............................18
   Shareholder...................................46
   Stock Award Plan..............................22
   Stock Incentive
      Plans......................................60
   Superior Proposal.............................42
   Tires Merger Sub
      Common Stock...............................40
   Tires Merger Sub..............................12
   Trust Agreement...............................46
   Trustee.......................................46
   US Freightways................................17
   Viking........................................13
   Voting Agreement..............................46
   Voting Stock..................................54
   Yellow........................................17


           -----------                      --------------
           FED EX LOGO                      CALIBER SYSTEM
           -----------                      --------------


                       Index To FDX Financial Statement


Report of Independent Public Accountants...................................F-2

Balance Sheet as of October 3, 1997........................................F-3

Note to Financial Statement................................................F-4


                   Report of Independent Public Accountants

               We have audited the accompanying balance sheet of FDX Corporation (a Delaware corporation) as of October 3, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of FDX Corporation as of October 3, 1997, in conformity with generally accepted accounting principles.


Arthur Andersen LLP

Memphis, Tennessee
October 28, 1997


                                FDX Corporation
                                 Balance Sheet
                             As of October 3, 1997


ASSETS:
Cash...................................................................................      $100
                                                                                             ----
   Total Assets........................................................................      $100
                                                                                             ====
COMMON STOCKHOLDER'S INVESTMENT:
Common Stock, $.10 par value; 1,000 shares authorized, issued and outstanding..........      $100
                                                                                             ----
   Total Common Stockholder's Investment...............................................      $100
                                                                                             ====


   The accompanying note to financial statement is an integral part of this balance sheet.


                                FDX Corporation
                          Note to Financial Statement
                             As of October 3, 1997

1. Organization and Purpose:

         FDX Corporation (FDX), formerly Fast Holding Inc., was incorporated in the State of Delaware on October 2, 1997, as a wholly-owned subsidiary of Federal Express Corporation ("FedEx"). Pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated October 5, 1997 among FedEx, Caliber System, Inc. ("Caliber"), FDX, Fast Merger Sub Inc. and Tires Merger Sub Inc., FedEx and Caliber will become wholly-owned subsidiaries of FDX upon consummation of the transactions (the "Mergers") contemplated in the Merger Agreement. The Mergers are expected to be accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No.
         16. FDX will derive all of its revenues from the operations of FedEx and Caliber and their respective subsidiaries.



==============================================================================


                                                                       ANNEX A

                       AGREEMENT AND PLAN OF MERGER

                                dated as of

                              October 5, 1997

                                   among

                       FEDERAL EXPRESS CORPORATION,

                           CALIBER SYSTEM, INC.,

                            FAST HOLDING INC.,

                           FAST MERGER SUB INC.,

                                    AND

                           TIRES MERGER SUB INC.





                             TABLE OF CONTENTS


                                                                          Page
                                                                          ----
                                 ARTICLE 1
                                The Mergers

Section 1.01.  Tires Sub Merger........................................    A-1
Section 1.02.  Buyer Sub Merger........................................    A-1
Section 1.03.  Surrender and Payment...................................    A-2
Section 1.04.  Cancellation of Parent Stock............................    A-3
Section 1.05.  The Merger Date.........................................    A-3
Section 1.06.  Dissenting Shares.......................................    A-4
Section 1.07.  Stock Options of the Company............................    A-4
Section 1.08.  Adjustments.............................................    A-5
Section 1.09.  Fractional Shares.......................................    A-5

                                 ARTICLE 2
                        The Surviving Corporations

Section 2.01.  Articles and Certificate of Incorporation; Bylaws.......    A-5
Section 2.02.  Directors and Officers..................................    A-5

                                 ARTICLE 3
               Representations and warranties of the Company

Section 3.01.  Corporate Existence and Power...........................    A-6
Section 3.02.  Corporate Authorization.................................    A-6
Section 3.03.  Governmental Authorization..............................    A-6
Section 3.04.  Non-Contravention.......................................    A-7
Section 3.05.  Capitalization..........................................    A-7
Section 3.06.  Material Subsidiaries...................................    A-7
Section 3.07.  SEC Filings.............................................    A-7
Section 3.08.  Financial Statements....................................    A-8
Section 3.09.  Disclosure Documents....................................    A-8
Section 3.10.  Information Supplied....................................    A-8
Section 3.11.  Absence of Certain Changes..............................    A-8
Section 3.12.  No Undisclosed Material Liabilities.....................    A-9
Section 3.13.  Litigation; Investigations..............................   A-10
Section 3.14.  Taxes...................................................   A-10
Section 3.15.  ERISA and Labor Matters.................................   A-11
Section 3.16.  Compliance with Laws....................................   A-12
Section 3.17.  Intellectual Property Rights............................   A-12
Section 3.18.  Environmental Matters...................................   A-13
Section 3.19.  Pooling; Tax Treatment..................................   A-14
Section 3.20.  Opinion of Financial Advisor............................   A-14
Section 3.21.  Antitakeover Statutes...................................   A-14
Section 3.22.  Rights Agreement........................................   A-14
Section 3.23.  Finders' Fees...........................................   A-14

                                 ARTICLE 4
                  Representations and Warranties of Buyer

Section 4.01.  Corporate Existence and Power...........................   A-14
Section 4.02.  Corporate Authorization.................................   A-15
Section 4.03.  Governmental Authorization..............................   A-15
Section 4.04.  Non-Contravention.......................................   A-15
Section 4.05.  Capitalization..........................................   A-15
Section 4.06.  SEC Filings.............................................   A-16
Section 4.07.  Financial Statements....................................   A-16
Section 4.08.  Disclosure Documents....................................   A-16
Section 4.09.  Information Supplied....................................   A-16
Section 4.10.  Absence of Certain Changes..............................   A-16
Section 4.11.  No Undisclosed Material Liabilities.....................   A-17
Section 4.12.  Litigation; Investigations..............................   A-17
Section 4.13.  Compliance with Laws....................................   A-17
Section 4.14.  Pooling; Tax Treatment..................................   A-17
Section 4.15.  Finders' Fees...........................................   A-17

                                 ARTICLE 5
                         Covenants of the Company

Section 5.01.  Conduct of the Company..................................   A-18
Section 5.02.  Shareholder Meeting; Proxy Material.....................   A-19
Section 5.03.  Other Offers............................................   A-20

                                 ARTICLE 6
                            Covenants of Buyer

Section 6.01.  Conduct of Buyer........................................   A-20
Section 6.02.  Shareholder Meeting; Proxy Material.....................   A-20

                                 ARTICLE 7
                Covenants of Buyer, the Company and Parent

Section 7.01.  Reasonable Best Efforts.................................   A-21
Section 7.02.  Cooperation.............................................   A-21
Section 7.03.  Public Announcements....................................   A-21
Section 7.04.  Access to Information...................................   A-21
Section 7.05.  Further Assurances......................................   A-22
Section 7.06.  Notices of Certain Events...............................   A-22
Section 7.07.  Tax-free Reorganization; Pooling........................   A-22
Section 7.08.  Affiliates..............................................   A-22
Section 7.09.  Director and Officer Liability..........................   A-22
Section 7.10.  Registration Statement; Form S-8........................   A-23
Section 7.11.  Governmental Authorization..............................   A-23
Section 7.12.  Listing of Stock........................................   A-23
Section 7.13.  Certain Corporate Matters with Respect to Parent........   A-23
Section 7.14.  Employment..............................................   A-24
Section 7.15.  Certain Additional Benefits Matters.....................   A-24

                                 ARTICLE 8
                         Conditions to the Mergers

Section 8.01.  Conditions to the Obligations of Each Party.............   A-24
Section 8.02.  Conditions to the Obligations of Buyer..................   A-24
Section 8.03.  Conditions to the Obligations of the Company............   A-25

                                 ARTICLE 9
                                Termination

Section 9.01.  Termination.............................................   A-25
Section 9.02.  Effect of Termination...................................   A-26

                                ARTICLE 10
                               Miscellaneous

Section 10.01.  Notices................................................   A-26
Section 10.02.  Entire Agreement; Non-Survival of Representations and
                Warranties.............................................   A-27
Section 10.03.  Amendments; No Waivers.................................   A-27
Section 10.04.  Expenses...............................................   A-28
Section 10.05.  Successors and Assigns.................................   A-28
Section 10.06.  Governing Law..........................................   A-28
Section 10.07.  Jurisdiction...........................................   A-28
Section 10.08.  Counterparts; Effectiveness............................   A-28

Exhibit    A Forms of Affiliate's Pooling Letters


                           TABLE OF DEFINITIONS

Term                                                        Section
-------------------------------------------------           -------------

1933 Act.........................................              3.03(d)
1934 Act.........................................              3.03(c)
368 Reorganization...............................              3.19(b)
Acquisition Proposal.............................              5.03
Adjusted Option..................................              1.07(a)(i)
Benefit Arrangements.............................              3.15(d)
Buyer............................................              preamble
Buyer 10-K.......................................              4.06
Buyer Balance Sheet..............................              4.07
Buyer Balance Sheet Date.........................              4.07
Buyer Disclosure Documents.......................              4.08(a)
Buyer Disclosure Schedule........................              Article 4
Buyer Merger Consideration.......................              1.02(b)
Buyer Merger Sub.................................              preamble
Buyer Merger Sub Common Stock....................              1.02(b)
Buyer Party......................................              4.02
Buyer Preferred Stock............................              4.05(a)
Buyer Proxy Statement............................              4.08(b)
Buyer SEC Documents..............................              4.06
Buyer Shareholder Meeting........................              6.02(a)
Buyer Stock......................................              1.02(b)
Buyer Sub Merger.................................              1.02(a)
Buyer Surviving Corporation......................              1.02(a)
Buyer Surviving Corporation Common Stock.........              1.02(b)
Claim............................................              7.09(a)
Code.............................................              1.07(b)
Company..........................................              preamble
Company 10-K.....................................              3.06(a)
Company 10-Qs....................................              3.06(a)
Company Balance Sheet............................              3.08
Company Balance Sheet Date.......................              3.08
Company Benefit Arrangements.....................              3.15(d)
Company Certificate of Merger....................              1.05(a)
Company Disclosure Documents.....................              3.09(a)
Company Disclosure Schedule......................              Article 3
Company Merger Consideration.....................              1.01(b)
Company Merger Sub...............................              preamble
Company Merger Sub Common Stock..................              1.01(b)
Company Proxy Statement..........................              3.09(a)
Company Returns..................................              3.14(a)(i)
Company SEC Documents............................              3.07
Company Securities...............................              3.05
Company Shareholder Meeting......................              5.02(a)
Company Software.................................              3.17(b)
Company Sub Merger...............................              1.01(a)
Company Subsidiary Securities....................              3.06(b)
Company Surviving Corporation....................              1.01(a)
Company Surviving Corporation Common Stock.......              1.01(b)
Company Stock....................................              1.01(b)
Company Stock Options............................              1.07(a)(i)
Company Stock Plans..............................              1.07(a)(i)
D&O Insurance....................................              7.09(c)
Delaware Law.....................................              1.05
Employee Benefit Plan............................              3.15(a)
Employee Plan....................................              3.15(a)
Employee Plans...................................              3.15(a)
Environmental Laws...............................              3.18(e)(i)
Environmental Permits............................              3.18(e)(ii)
ERISA............................................              3.15(a)
ERISA Affiliate..................................              3.15(a)
Excess Shares....................................              1.09
Exchange Agent...................................              1.03(a)
Form S-4.........................................              4.08
GAAP.............................................              3.08
HSR Act..........................................              3.03(b)
Indemnified Party................................              7.09(a)
Lien.............................................              3.04(d)
Material Adverse Effect..........................              3.01
Material Subsidiary..............................              3.06(a)
Merger Consideration.............................              1.02(b)
Merger Date......................................              1.05(c)
Mergers..........................................              1.04
Multiemployer Plan...............................              3.15(b)
Names............................................              3.17
NYSE.............................................              1.09
Ohio Law.........................................              1.01(b)
Parent...........................................              preamble
Parent Common Stock..............................              1.01(b)
Pension Plans....................................              3.15(a)
Person...........................................              1.03(c)
Pre-Merger Matters...............................              7.09(a)
Providing Party..................................              7.04
Receiving Party..................................              7.04
Regulation S-X...................................              3.11(i)
Retirement Plans.................................              3.15(b)
Rights Agreement.................................              3.22(a)
SEC..............................................              3.07
Subsequent Buyer SEC Documents...................              4.06
Subsequent Company SEC Documents.................              3.07
Subsidiary.......................................              1.01(b)
Superior Proposal................................              5.03
Tax Return.......................................              3.14(b)
Taxes............................................              3.14(b)
Taxing Authorities...............................              3.14(b)
Valuation Report.................................              3.15(a)


                         AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER dated as of October 5, 1997 among Federal Express Corporation, a Delaware corporation ("Buyer"), Caliber System, Inc., an Ohio corporation (the "Company"), Fast Holding Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Parent"), Fast Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Buyer Merger Sub"), and Tires Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Tires Merger Sub").

               The parties hereto agree as follows:


                                 ARTICLE 1

                                The Mergers

               Section 1.1. Tires Sub Merger. (a) Upon the terms and subject to the conditions set forth herein, on the Merger Date, Tires Merger Sub shall merge into the Company (the "Tires Sub Merger") and the separate existence of Tires Merger Sub shall cease. The Company shall be the surviving corporation in the Tires Sub Merger (hereinafter sometimes referred to as the "Tires Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Tires Sub Merger.

      (b)   Pursuant to the Tires Sub Merger:

           (i) Each share of common stock without par value of the Company (the "Company Stock") held by the Company as treasury stock immediately prior to the Merger Date shall be canceled and no payment shall be made with respect thereto;

          (ii) Each share of Company Stock outstanding immediately prior to the Merger Date shall, except as otherwise provided in Section 1.1(b)(i) or as provided in Section 1.6 with respect to shares of Company Stock as to which dissenters' rights have been exercised (which shares shall be treated in accordance with Section 1701.85 of the General Corporation Law of Ohio (the "Ohio Law")), be converted into the right to receive 0.8 shares (the "Tires Merger Consideration") of common stock, par value $0.10 per share, of Parent ("Parent Common Stock"); and

         (iii) At the Merger Date, each share of common stock, par value $0.01 per share, of Tires Merger Sub ("Tires Merger Sub Common Stock") outstanding immediately prior to the Merger Date shall be converted into an equal number of shares of common stock, par value $0.01 per share, of the Tires Surviving Corporation ("Tires Surviving Corporation Common Stock").

From and after the Merger Date, all shares of Company Stock converted in accordance with Section 1.1(b)(ii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the Tires Merger Consideration, the right to exercise dissenters' rights in accordance with and subject to the provisions of the Ohio Law and the other rights specified in this Agreement. From and after the Merger Date, all certificates representing Tires Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of Tires Surviving Corporation Common Stock into which they were converted in accordance with Section 1.1(b)(iii). For the purposes of this Agreement, "Subsidiary", when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof.

               Section 1.2. Buyer Sub Merger. (a) Upon the terms and subject to the conditions set forth herein, on the Merger Date, Buyer Merger Sub shall merge into Buyer (the "Buyer Sub Merger") and the separate existence of Buyer Merger Sub shall cease. Buyer shall be the surviving corporation in the Buyer Sub Merger (hereinafter sometimes referred to as the "Buyer Surviving Corporation") and its separate corporate existence, with all its purposes, objects, rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Buyer Sub Merger.

     (b)   Pursuant to the Buyer Sub Merger:

           (i) Each share of common stock, par value $0.10 per share, of Buyer (the "Buyer Stock") held by Buyer as treasury stock immediately prior to the Merger Date shall be canceled and no payment shall be made with respect thereto;

          (ii) Each share of Buyer Stock outstanding immediately prior to the Merger Date shall, except as otherwise provided in Section 1.2(b)(i), be converted into the right to receive one share of Parent Common Stock (the "Buyer Merger Consideration" and, together with the Tires Merger Consideration, the "Merger Consideration"); and

         (iii) At the Merger Date, each share of common stock, par value $0.01 per share, of Buyer Merger Sub ("Buyer Merger Sub Common Stock"), outstanding immediately prior to the Merger Date shall be converted into an equal number of shares of common stock, par value $0.01 per share, of the Buyer Surviving Corporation ("Buyer Surviving Corporation Common Stock").

From and after the Merger Date, all shares of Buyer Stock converted in accordance with Section 1.2(b)(ii) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the Buyer Merger Consideration and the other rights specified in this Agreement. From and after the Merger Date, all certificates representing Buyer Sub Common Stock shall be deemed for all purposes to represent the number of shares of the Buyer Surviving Corporation Common Stock into which they were converted in accordance with
Section 1.2(b)(iii).

               Section 1.3. Surrender and Payment. (a) Prior to the Merger Date, Buyer shall cause Parent to appoint an agent reasonably satisfactory to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Stock for the Tires Merger Consideration.
Parent will make available to the Exchange Agent, as needed, certificates representing the Parent Common Stock in respect of the Tires Merger Consideration to be paid in respect of shares of Company Stock, in accordance with the terms of Section 1.1(b). Promptly after the Merger Date, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Merger Date a letter of transmittal for use in such exchange (which shall specify that delivery of the Tires Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing shares of Company Stock, to the Exchange Agent). Upon the conversion of Buyer Stock into Parent Common Stock in accordance with Section 1.2(b), all shares of Buyer Stock so converted shall be canceled and cease to exist, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent an equivalent number of shares of Parent Common Stock.

               (b) Each holder of shares of Company Stock that have been converted into a right to receive the Tires Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such shares of Company Stock, together with a properly completed letter of transmittal covering such shares of Company Stock, will be entitled to receive the Tires Merger Consideration payable in respect of such shares of Company Stock, cash in lieu of any fractional shares and certain dividends or other distributions in accordance with Section 1.3(g). Until so surrendered, each such certificate shall, after the Merger Date, represent for all purposes only the right to receive the Tires Merger Consideration, cash in lieu of any fractional shares and certain dividends or other distributions in accordance with Section 1.3(g).

               (c) If any portion of the Tires Merger Consideration is to be paid to a Person other than the registered holder of the shares of Company Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

               (d) After the Merger Date, there shall be no further registration of transfers of shares of Company Stock. If, after the Merger Date, certificates representing shares of Company Stock or Buyer Stock are presented to the respective surviving corporations in the Mergers, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

               (e) Any portion of the Tires Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Stock twelve months after the Merger Date shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Company Stock for the Tires Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for his claim for Tires Merger Consideration, any cash in lieu of any fractional shares and certain dividends or other distributions in accordance with Section 1.3(g). Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Merger Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claim or interest of any Person previously entitled thereto.

               (f) Any portion of the Tires Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) to pay for shares of Company Stock in respect of which dissenters rights have been perfected shall be returned to Parent, upon demand.

               (g) No dividends or other distributions with respect to the Parent Common Stock constituting all or a portion of the Tires Merger Consideration shall be paid to the holder of any unsurrendered certificate representing Company Stock until such certificates are surrendered as provided in this Section 1.3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing the Parent Common Stock (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Merger Date payable prior to or on the date of such surrender with respect to such whole shares of Parent Common Stock, and not paid, and the amount of cash payable in lieu of any fractional shares, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Date but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law. Parent shall make available to the Exchange Agent cash for these purposes.

               (h) If any certificate representing Company Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Tires Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

               Section 1.4. Cancellation of Parent Stock. All outstanding shares of the capital stock of Parent immediately prior to the Merger Date shall be canceled immediately upon consummation of the Buyer Sub Merger. The Tires Sub Merger and the Buyer Sub Merger are sometimes together referred to as the "Mergers".

               Section 1.5. The Merger Date. As soon as practicable (but in no event more than two business days) after the satisfaction or, to the extent permitted hereunder or under applicable law, waiver of all conditions to each of the Mergers, (a) the Company shall file the certificate of merger required to effect the Tires Sub Merger (the "Company Certificate of Merger") with the Ohio Secretary of State and make all other filings or recordings required by the Ohio Law in connection with the Tires Sub Merger, (b) Buyer shall file a copy of this Agreement with the Delaware Secretary of State and make all other filings or recordings required by the Delaware Law in connection with the Buyer Sub Merger, and (c) the Mergers shall become effective, it being understood that the Buyer Sub Merger shall become effective immediately prior to the Tires Sub Merger in accordance with the terms of such Company Certificate of Merger and this Agreement (such time and date are referred to as the "Merger Date"). Notwithstanding the first sentence of this Section 1.5, the Merger Date shall occur no earlier than ten days after the date on which the shareholders of the Company shall have approved the Tires Sub Merger and, in any event, no earlier than January 2, 1998.

               Section 1.6. Dissenting Shares. Notwithstanding Section 1.1 or Section 1.2, as applicable, shares of Company Stock outstanding immediately prior to the Merger Date and held by a holder who has not voted in favor of the Tires Sub Merger and who has exercised dissenters' rights in respect of such shares of Company Stock in accordance with the Ohio Law shall not be converted into a right to receive the Tires Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his dissenters' or objecting shareholders' rights. Shares of Company Stock in respect of which dissenters rights have been exercised shall be treated in accordance with
Section 1701.85 of the Ohio Law. If after the Merger Date such holder fails to perfect or withdraws or otherwise loses his right to demand the payment of fair value for shares of Company Stock under Ohio Law, such shares of Company Stock shall be treated as if they had been converted as of the Merger Date into a right to receive the Tires Merger Consideration, cash in lieu of any fractional shares and certain dividends or other distributions in accordance with Section 1.3(g). The Company shall give Buyer prompt notice of any demands received by the Company for the exercise of dissenters rights with respect to shares of Company Stock and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands. In the event any amounts shall become due and payable in respect of any such demands, such amounts shall be paid by the Company.

               Section 1.7. Stock Options of the Company. (a) As soon as practicable following the date of this Agreement, the Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans, as defined below) shall adopt such resolutions or take such other actions as may be required to effect the following:

               (i) adjust the terms of all outstanding options to purchase shares of Company Stock (the "Company Stock Options") granted under any plan or arrangement providing for the grant of options to purchase shares of Company Stock to current or former officers, directors, employees or consultants of the Company (the "Company Stock Plans"), whether vested or unvested, as necessary to provide that, at the Merger Date, each Company Stock Option outstanding immediately prior to the Merger Date shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Stock subject to such Company Stock Option by 0.8, at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded up to the nearest whole cent; and

               (ii) make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

               (b) The adjustments provided herein with respect to any Company Stock Options that are "incentive stock options" as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

               (c) Prior to the Merger Date, Parent shall adopt an option plan which shall provide for the issuance of the Adjusted Options at the Merger Date and by virtue of the Merger and without the need of any further corporate action, Parent shall assume all obligations of the Company under the Company Stock Plans, including with respect to the Company Stock Options outstanding at the Merger Date.

               (d) No later than the Merger Date, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the initial offering prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options may remain outstanding.

               (e) As soon as practicable after the Merger Date, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Company Stock Options and that such Company Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.7 after giving effect to the Merger).

               (f) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and any required United States Federal withholding tax information and payment.

               (g) Except as otherwise contemplated by this Section 1.7 and except to the extent required under the respective terms of the Company Stock Options or other applicable agreements, all restrictions or limitations on transfer and vesting with respect to Company Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

               Section 1.8. Adjustments. If at any time during the period between the date of this Agreement and the Merger Date, any change in the outstanding shares of Buyer Stock or Company Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted.

               Section 1.9. Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Tires Sub Merger, but in lieu thereof each holder of Company Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.9, a cash payment in lieu of such fractional shares of Parent Common Stock representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Parent Common Stock which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange, Inc. (the "NYSE") through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of shares of Company Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Stock. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including, without limitation, the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional shares of Parent Common Stock the Exchange Agent shall make available such amounts to such holders of shares of Company Stock without interest.


                                 ARTICLE 2

                        The Surviving Corporations

               Section 2.1. Articles and Certificate of Incorporation; Bylaws. (a) The articles of incorporation and bylaws of the Company in effect at the Merger Date shall be the articles of incorporation and bylaws, respectively, of the Tires Surviving Corporation until amended in accordance with applicable law. The Tires Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of the Company and Tires Merger Sub, all of the properties and assets and all of the debts of the Company and Tires Merger Sub, choses in action and other interests due or belonging to the Company and Tires Merger Sub and shall be subject to, and responsible for, all of the debts, liabilities and duties of the Company and Tires Merger Sub with the effect set forth in the Ohio Law.

               (b) The certificate of incorporation and bylaws of Buyer in effect at the Merger Date shall be the certificate of incorporation and bylaws, respectively, of the Buyer Surviving Corporation until amended in accordance with applicable law. The Buyer Surviving Corporation shall succeed to all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of Buyer and Buyer Merger Sub, all of the properties and assets of and all of the debts of Buyer and Buyer Merger Sub, choses in action and other interests due or belonging to Buyer and Buyer Merger Sub and shall be subject to, and responsible for, all of the debts, liabilities and duties of Buyer and Buyer Merger Sub with the effect set forth in the Delaware Law.

               Section 2.2. Directors and Officers. From and after the Merger Date, until successors are duly elected or appointed and qualified in accordance with applicable law, and subject to Section 7.15 of the Company Disclosure Schedule, (a) the directors of Buyer Merger Sub immediately prior to the Merger Date shall be the directors of the Tires Surviving Corporation,
(b) the directors of Buyer immediately prior to the Merger Date shall be the directors of the Buyer Surviving Corporation, (c) the directors of Buyer immediately prior to the Merger Date shall be the directors of Parent, (d) the officers of the Company immediately prior to the Merger Date shall be the officers of the Tires Surviving Corporation and (e) the officers of Buyer immediately prior to the Merger Date shall be the officers of the Buyer Surviving Corporation.


                                 ARTICLE 3

               Representations and warranties of the Company

               Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty only, except where the information in any such section is disclosed in such a way to make its relevance to any other representation or warranty readily apparent, in which case, such section shall be deemed to also qualify such other representation and warranty) of the Company attached hereto (the "Company Disclosure Schedule") or as otherwise provided herein, the Company represents and warrants to Buyer that:

               Section 3.1. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except (i) where the failure to have such licenses, authorizations, permits, consents or approvals and (ii) for those jurisdictions where the failure to be so qualified or in good standing, is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries taken as a whole or on the ability of such Person to perform its obligations hereunder in all material respects. The Company has heretofore delivered to Buyer true and complete copies of the Company's articles of incorporation and bylaws as currently in effect.

               Section 3.2. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the shareholders of the Company in connection with the consummation of the Tires Sub Merger, have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the shares of the entire voting power is the only vote of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

               (b) The Directors of the Company, at a meeting duly called and held, have (i) determined that this Agreement and the transactions contemplated hereby (including the Tires Sub Merger) are fair to and in the best interests of the shareholders of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Tires Sub Merger), and (iii) resolved to recommend approval and adoption of this Agreement by the shareholders of the Company, subject to the terms hereof.

               Section 3.3. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action, by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of the Company Certificate of Merger in accordance with the Ohio Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) compliance with any applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "1934 Act"); (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"); (e) compliance with any applicable foreign or state securities or Blue Sky laws; (f) compliance with any applicable pre-merger notification or similar statutes and rules of the European Community (or certain of its member states), Canada and Mexico; (g) any applicable requirements of the Department of Transportation;
(h) filings and notices not required to be made or given until after the Merger Date and (i) immaterial actions or filings relating to ordinary operational matters.

               Section 3.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not
(a) contravene or conflict with the articles of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 3.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary of the Company, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary of the Company or to a loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary of the Company or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary of the Company, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary of the Company, other than, in the case of the events specified in clauses (b), (c) and (d), any such event which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

               Section 3.5. Capitalization. As of September 15, 1997, the authorized capital stock of the Company consists of 200,000,000 shares of Company Stock and 40,000,000 shares of serial preferred stock. As of September 13, 1997, there were (i) 39,206,414 shares of Company Stock outstanding and (ii) no shares of serial preferred stock outstanding. As of September 18, 1997, there were employee and director stock options to purchase an aggregate of 663,681 shares of Company Stock outstanding (none of which options were exercisable, other than options in respect of 22,460 shares of Company Stock). All outstanding shares of capital stock of Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.5, and for changes since September 15, 1997 resulting from the exercise of stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities.

               Section 3.6. Material Subsidiaries. (a) Each Material Subsidiary of the Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except (i) where the failure to have such licenses, authorizations, consents or approvals and (ii) for those jurisdictions where failure to be so qualified or licensed is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. All Material Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K"). For the purposes of this Agreement, "Material Subsidiary" means those Subsidiaries of the Company required to be identified as significant subsidiaries of the Company in the Company 10-K pursuant to Regulation S-X 1.02(w).

               (b) All of the outstanding capital stock of, or other ownership interests in, each Material Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, and (ii) options or other rights to acquire from the Company or any Subsidiary of the Company, and no other obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for, any capital stock, voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

               Section 3.7.  SEC Filings.  The Company has delivered to Buyer
(i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1996, 1995 and 1994, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1996 (the "Company 10-Qs"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 1996, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since January 1, 1996 and through the date of this Agreement. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (collectively, the "Company SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents complied, and all documents required to be filed by the Company with the SEC after the date hereof and prior to the Merger Date (the "Subsequent Company SEC Documents") will comply, in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, and the Subsequent Company SEC Documents will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               Section 3.8. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 3.7 fairly present, in all material respects, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-ended adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 1996 set forth in the Company 10-K and "Company Balance Sheet Date" means December 31, 1996.

               Section 3.9. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the adoption of this Agreement by the holders of Company Stock, and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act.

               (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on the adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9(b) will not apply to statements included in or omissions from the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer or Parent specifically for use therein.

               Section 3.10. Information Supplied. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Buyer Proxy Statement (as defined hereinafter) or any amendment or supplement thereto will not, at the time the Buyer Proxy Statement is first mailed to stockholders of Buyer and at the time such stockholders vote on the issuance of Parent Common Stock in connection with this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) the Form S-4 or any amendment or supplement thereto will not, at the time the Form S-4 or any amendment or supplement thereto becomes effective under the 1933 Act and on the Merger Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any Buyer Disclosure Document (other than the Buyer Proxy Statement, the Form S-4 and any amendments or supplements to either) will not, at the time of effectiveness of such Buyer Disclosure Document and at the time of any distribution thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               Section 3.11. Absence of Certain Changes. Since the Company Balance Sheet Date and except as set forth in the Company SEC Documents, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

               (a) any event, occurrence or development of a state of circumstances or facts which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company other than any of the foregoing (i) relating to the economy or securities markets in general, (ii) relating to the Company's industry in general or
(iii) arising from the announcement or pendency of this Agreement or the transactions contemplated hereby;

               (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than payment of the Company's regular quarterly dividend on Company Common Stock in an amount not exceeding $0.10 per share and having customary record and payment dates), or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any amount of outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

               (c) (except for amendments to the Company's Rights Agreement contemplated by Section 3.22) any amendment of any material term of any outstanding security of the Company or any Subsidiary of the Company;

               (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness from any third party for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

               (e) any creation or assumption by the Company or any Subsidiary of the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

               (f) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company or to employees of the Company made in the ordinary course of business consistent with past practices;

               (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary of the Company which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company;

               (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary of the Company relating to its assets or business (including, without limitation, the acquisition or disposition of any assets) (other than transactions and commitments contemplated by this Agreement) inconsistent with the Company's budget and/or spending plans disclosed to Buyer prior to the date of this Agreement or any relinquishment by the Company or any Subsidiary of the Company of any material contract, license or right;

               (i) any change in any method of accounting or accounting principle or practice by the Company or any Subsidiary of the Company, except for any such change required by GAAP or Regulation S-X promulgated under the 1934 Act ("Regulation S-X");

               (j) any (i) grant by the Company or any of its Subsidiaries of any severance or termination pay to, or entry into any employment, termination or severance arrangement with, any director, officer or employee of the Company or any Subsidiary of the Company other than any such grant or arrangement to or with any employee of any Subsidiary of the Company in the ordinary course in an amount not exceeding an amount equal to the annual compensation plus expenses relating to "COBRA" and out-placement benefits of such employee; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or
(iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business.

               Section 3.12. No Undisclosed Material Liabilities. There are no liabilities, commitments or obligations (whether pursuant to contracts or otherwise) of the Company or any Subsidiary of the Company of any kind whatsoever which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on the Company, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability, commitment or obligation, including, without limitation, any fines, disciplinary actions or other adverse actions that may be taken or reported concerning the conduct of the Company or any of its Subsidiaries, other than:

               (a) liabilities, commitments or obligations disclosed or provided for in the Company Balance Sheet (including the notes thereto) or in the Company 10-K;

               (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; and

               (c) liabilities, commitments or obligations under this Agreement.

               Section 3.13. Litigation; Investigations. Except as set forth in the Company SEC Documents, there is no action, claim, suit, investigation, proceeding or examination pending against or affecting, or to the knowledge of the Company, threatened or reasonably likely to be brought against or affecting, the Company or any Subsidiary of the Company or any of their respective properties before any court or arbitrator or any governmental body, agency, authority or official which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company. The foregoing representation and warranty does not include or relate to any action, claim, suit, investigation, proceeding or examination, pending or threatened, challenging or seeking to prevent, enjoin, alter or delay the Mergers or any of the transactions contemplated hereby.

               Section 3.14. Taxes. (a) Except as set forth in the Company Balance Sheet (including the notes thereto) or on Schedule 3.14, (i) all tax returns, statements, reports and forms (collectively, the "Company Returns") required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid all taxes shown as due and payable on the Company Returns that have been so filed, and, as of the time of filing, the Company Returns and any other information required to be shown thereon were correct and complete in all respects (other than taxes which are being contested in good faith and which are adequately provided for, under GAAP, on the Company Balance Sheet); (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Company Return has yet been filed; (iv) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; (v) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (vi) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (vii) all Returns filed with respect to tax years of the Company and its Subsidiaries through the tax year ended December 31, 1989, have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (viii) neither the Company nor any Subsidiary (or any member of any affiliated, consolidated, combined or unitary group of the Company or any Subsidiary is or has been a member) has been granted any extension or waiver of the statute of limitations period applicable to any return, which period (after giving effect to such extension or waiver) has not yet expired; (ix) at no time during the two years preceding the date hereof has there been pending any request for a ruling or determination between the Company or any Subsidiary and any Taxing Authority in respect of any Tax, net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, depreciation or amortization deduction or other tax deduction or credit; (x) none of the property owned or used by the Company or any subsidiary is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Code; (xi) none of the property owned or used by the Company or any Subsidiary is subject to a lease, other than a "true" lease for federal income tax purposes; (xii) none of the property owned by the Company or any Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (xiii) a protective carryover election has been filed in connection with each transaction consummated by the Company or any Subsidiary prior to January 20, 1994 that constituted a "qualified stock purchase" within the meaning of
Section 338 of the Code; (xiv) neither the Company nor any of its Subsidiaries has any contractual obligations under any tax sharing agreement or similar agreement or tax indemnity agreement with any corporation or person which is not a member of the affiliated group of corporations of which the Company is the common parent; and (xv) neither the Company nor any of its Subsidiaries owns any interest in real property in the State of New York. For purposes of the representations contained in this Section 3.14, none of these representations shall be deemed to have been breached unless such breach would have, individually or in the aggregate, a Material Adverse Effect on the Company.

               (b) For purposes of this Agreement, "Taxes" means all United States Federal, state, local and foreign taxes, levies and other assessments, including, without limitation, all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, employer health, unemployment insurance payments, excise, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax, including, without limitation, interest, additions to tax, fines and penalties, imposed by a governmental or public body, agency, official or authority (the "Taxing Authorities"). "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

               Section 3.15. ERISA and Labor Matters. (a) Section 3.15(a) of the Company Disclosure Schedule contains a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is subject to any provision of ERISA and is maintained, administered or contributed to by the Company or any Affiliate of the Company and covers any employee or former employee of the Company or any Subsidiary of the Company or under which the Company or any Subsidiary of the Company has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section, "ERISA Affiliate" of the Company means any other Person which, together with the Company, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in
Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above.

               (b) No Employee Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to Title IV of ERISA, whether or not waived. The Company knows of no "reportable event", within the meaning of Section 4043 of ERISA, and no event described in
Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan, other than a reportable event that is not reasonably likely to have a Material Adverse Effect on the Company. No condition exists and no event has occurred that could constitute grounds for termination of any Employee Plan other than any such terminations that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its ERISA Affiliates has any material unsatisfied liability under Title IV of ERISA in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that is reasonably likely to have a Material Adverse Effect on the Company.

               (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Buyer copies of the most recent IRS determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to the Employee Plan, excluding any instances of non-compliance that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect on the Company.

               (d) Section 3.15(d) of the Company Disclosure Schedule contains a list of each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not an Employee Plan, is entered into, maintained or contributed to, as the case may be, by the Company or any of its Affiliates and covers any employee or former employee of the Company or any of its Subsidiaries. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer are referred to collectively herein as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement, excluding any instances of non-compliance that would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect on the Company.

               (e) Except as would not be reasonably likely to have a Material Adverse Effect on the Company, no Employee Plan, Benefit Arrangement or related document contains any provision that would prevent the Company or any Subsidiary from amending or terminating any post-retirement health, medical or life insurance benefits and no agent or representative of the Company or any of its Affiliates has made any statements that would limit the ability of the Company or any of its Subsidiaries to amend or terminate any such benefits.

               (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date.

               (g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Benefit Arrangement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Company or any of its Subsidiaries, or result in the triggering or imposition of any restrictions or limitations on the right of Parent, the Company or any Subsidiary of the Company to amend or terminate any Employee Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as otherwise identified in Section 3.15(d) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(i)(2) or 280G of the Code.

               (h) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no labor unions voluntarily recognized or certified to represent any bargaining unit of employees at the Company or any of its Subsidiaries. No work stoppage, labor strike or slowdown against the Company or any of its Subsidiaries is pending or threatened. Neither the Company nor any of its Subsidiaries is involved in or threatened with any labor dispute or grievance which individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the Company. To the knowledge of the Company there is no organizing effort or representation question at issue with respect to any employee of the Company or any of its Subsidiaries. No collective bargaining agreement to which the Company or any of its Subsidiaries is or may be a party is currently under negotiation or renegotiation and no existing collective bargaining agreement is due for expiration, renewal or renegotiation within the one year period after the date hereof.

               Section 3.16. Compliance with Laws. Except for any matter that is not reasonably likely to have a Material Adverse Effect on the Company, since January 1, 1996, neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations.

               Section 3.17. Intellectual Property Rights. (a) The Company and its Subsidiaries own or have rights to use, free and clear of all Liens, and have not assigned, hypothecated or otherwise encumbered, the names "Caliber System," "RPS" and "Roberts Express" (the "Names") and any of the Company's related material trademarks, trade names, service marks or logos except for such trademarks, trade names, service marks or logos the failure of which to own or have rights to use individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the Company. The Company has no knowledge of any current pending or threatened infringement or challenge by any Person with respect to the Names and the related logos.

               (b) Each of the Company and its Subsidiaries owns outright or holds valid and enforceable licenses to all copies of the operating and applications computer software programs and databases material to the conduct by the Company and its Subsidiaries of their respective businesses (other than programs and databases that are generally commercially available) as of the date hereof (collectively, the "Company Software") except for such Company Software the failure of which to own or validly license individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the Company. To the Company's knowledge, none of the Company Software used by the Company and its Subsidiaries, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other Person and, to the Company's knowledge, no claim with respect to any such infringement or violation is pending or threatened, except for any such infringement or violation which, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect on the Company. Upon consummation of the transactions contemplated by this Agreement, except for Company Software sold or otherwise disposed of in the ordinary course of business after the date hereof, each of the Company and its Subsidiaries (i) will continue to own all the Company Software owned by it, free and clear of all claims, Liens, encumbrances, obligations and liabilities and (ii) with respect to all agreements for the lease or license of Company Software which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for the Company and its Subsidiaries to continue to use and operate such Company Software after the consummation of the transactions contemplated by this Agreement, shall have obtained such consents or taken such other actions so required prior to the Merger Date, except for such consents or actions that if not obtained or taken, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company.

               Section 3.18. Environmental Matters. (a) (i) Except as set forth in the Company 10-K or the Company 10-Qs, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, no investigation, action, claim, suit, proceeding or review is pending, or, to the knowledge of the Company or any Subsidiary, threatened by any governmental entity or other Person with respect to any matters relating to the Company or any Subsidiary and arising out of any Environmental Law which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company; and

          (ii) the Company and each Subsidiary are in compliance with all Environmental Laws and have, and are in compliance with, all Environmental Permits, except where any noncompliance or failure to receive Environmental Permits is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company; and

         (iii) there are no liabilities of, or relating to, the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

               (b) There are no liabilities disclosed in any environmental assessment, investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary which individually or in the aggregate are reasonably likely to exceed $10,000,000 which have not been disclosed to Buyer in writing as of the date hereof.

               (c) Neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut to which either the Connecticut Transfer Act or the New Jersey Industrial Site Recovery Act is applicable.

               (d) Neither the Company nor any Subsidiary owns or operates or has owned or operated any underground storage tank which has been closed in place, other than in compliance with Environmental Laws, as in effect on the date hereof or abandoned and, each underground storage tank owned, leased or operated by the Company or any Subsidiary of the Company is in compliance with Environmental Laws and, as of the date hereof, meets the standards, including new system performance standards and upgrading requirements contained in Subtitle I of the Resource Conservation and Recovery Act, 42 U.S.C. 6991, et seq., as amended, and any rules or regulations promulgated thereunder, including 40 C.F.R. Section 280.20, et seq., except to the extent that any compliance, assessment or remediation costs arising from or relating to underground storage tanks would not, individually or in the aggregate, be reasonably likely to result in liabilities in excess of $10,000,000.

               (e) For purposes of this Section, the following terms shall have the meanings set forth below:

           (i) "Environmental Laws" means any federal, state, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, license or governmental restriction or any agreement or contract with any governmental authority or other third party, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials;

          (ii) "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to the business of the Company or any Subsidiary as currently conducted; and

         (iii) "Company" and Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.

               Section 3.19. Pooling; Tax Treatment. (a) The Company intends that the Mergers be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants (APB No. 16), as amended by Statements of the Financial Accounting Standards Board, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

               (b) Neither the Company nor any of its Affiliates has taken or agreed to take any action that would prevent the Mergers from qualifying
(i) for "pooling of interests" accounting treatment as described in (a) above or (ii) as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization") or a transfer governed by Section 351 of the Code.

               Section 3.20. Opinion of Financial Advisor. The Directors of the Company have received the opinion of Goldman, Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Tires Merger Consideration is fair to the shareholders of the Company from a financial point of view, and such opinion has not been withdrawn.

               Section 3.21. Antitakeover Statutes. The Directors of the Company have taken or will take all appropriate and necessary actions such that Section 1704 of the Ohio Law will not have any effect on the Mergers or the other transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition," or other similar antitakeover statute or regulation is applicable to the Tires Sub Merger or the other transactions contemplated by this Agreement.

               Section 3.22. Rights Agreement. (a) The Company has adopted an amendment to the Rights Agreement dated August 22, 1996 between the Company and First Chicago Trust Company of New York (as successor to Keybank National Association) (the "Rights Agreement") with the effect that neither Buyer, Parent nor Buyer Merger Sub shall be deemed to be either an Acquiring Person (as defined in the Rights Agreement), the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and that the Rights will not separate from the Company Stock, as a result of entering into this Agreement or consummating the Tires Sub Merger and/or the other transactions contemplated hereby.

               (b) The Company has taken all necessary action with respect to all of the outstanding Rights (as defined in the Rights Agreement) so that, as of immediately prior to the Merger Date, as a result of entering into this Agreement or consummating the Tires Sub Merger and/or the other transactions contemplated by this Agreement, (A) neither the Company nor Buyer will have any obligations under the rights or the Rights Agreement as a result of the Mergers and (B) the holders of the rights will have no rights under the Rights or the Rights Agreement as a result of the Mergers.

               Section 3.23. Finders' Fees. Except for Goldman, Sachs & Co., a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.


                                 ARTICLE 4

                  Representations and Warranties of Buyer

               Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warrant only, except where the information in any such section is disclosed in such a way to make its relevance to any other representation or warranty readily apparent, in which case, such section shall be deemed to also qualify such other representation and warranty) of Buyer attached hereto (the "Buyer Disclosure Schedule"), Buyer represents and warrants to the Company that:

               Section 4.1. Corporate Existence and Power. (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except (i) where the failure to have such licenses, authorizations, permits, consents or approvals and (ii) for those jurisdictions where the failure to be so qualified or in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Buyer. Buyer has heretofore delivered to the Company true and complete copies of Buyer's certificate of incorporation and bylaws as currently in effect.

               (b) Each of Parent, Buyer Merger Sub and Tires Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Since their respective dates of incorporation, none of Parent, Buyer Merger Sub and Tires Merger Sub has engaged in any activities other than in connection with the transactions contemplated hereby.

               Section 4.2. Corporate Authorization. The execution, delivery and performance by each of Buyer, Parent, Buyer Merger Sub and Tires Merger Sub (each, a "Buyer Party") of this Agreement and the consummation by each Buyer Party of the transactions contemplated hereby are within the corporate powers of such Buyer Party and, except for the required approval of the stockholders of Buyer of the issuance of Parent Common Stock in connection with this Agreement pursuant to the rules of the NYSE, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each Buyer Party which is a party thereto and constitutes a valid and binding agreement of such Buyer Party enforceable against such Buyer Party in accordance with its terms.

               Section 4.3. Governmental Authorization. The execution, delivery and performance by each Buyer Party of this Agreement and the consummation by such Buyer Party of the transactions contemplated by this Agreement require no action, by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of this Agreement in accordance with the Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the 1934 Act; (d) compliance with any applicable requirements of the 1933 Act; (e) compliance with any applicable foreign or state securities or Blue Sky laws; (f) compliance with any applicable pre-merger notification or similar statutes and rules of the European Community (or certain of its member states), Canada and Mexico; (g) any applicable requirements of the Department of Transportation; (h) filings and notices not required to be made or given until after the Merger Date and (i) immaterial actions or filings relating to ordinary operational matters.

               Section 4.4. Non-Contravention. The execution, delivery and performance by each Buyer Party of this Agreement and the consummation by such Buyer Party of the transactions contemplated by this Agreement do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of such Buyer Party, (b) assuming compliance with the matters referred to in
Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer or any Subsidiary of Buyer, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or any Subsidiary of Buyer or to a loss of any benefit to which Buyer or any Subsidiary of Buyer is entitled under any provision of any agreement, contract or other instrument binding upon Buyer or any Subsidiary of Buyer or any license, franchise, permit or other similar authorization held by Buyer or any Subsidiary of Buyer, or (d) result in the creation or imposition of any Lien on any asset of Buyer or any Subsidiary of Buyer, other than, in the case of the events specified in clauses (b), (c) and (d), any such event which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Buyer.

               Section 4.5. Capitalization. As of August 4, 1997, the authorized capital stock of (a) Buyer consisted of 200,000,000 shares of Buyer Stock and 4,000,000 shares of series preferred stock without par value ("Buyer Preferred Stock"), (b) Parent consisted of 200,000,000 shares of Parent Common Stock, (c) Buyer Merger Sub consisted of 1,000 shares of Buyer Merger Sub Stock, and (d) Tires Merger Sub consisted of 1,000 shares of Tires Merger Sub Common Stock. As of August 4, 1997, there were 115,011,018 shares of Buyer Stock outstanding and no shares of Buyer Preferred Stock outstanding. As of August 4, 1997, an aggregate of 7,580,010 shares of Buyer Stock were reserved for issuance or issuable under employee benefit or other compensation plans or programs or dividend reinvestment plans of Buyer. All outstanding shares of capital stock of each Buyer Party have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock, when issued in the Mergers, will be duly authorized and validly issued and will be fully paid and non-assessable.

               Section 4.6.  SEC Filings.  Buyer has furnished to the Company
(i) Buyer's annual reports on Form 10-K for its fiscal years ended May 31, 1997 (the "Buyer 10-K"), 1996 and 1995, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after May 31, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, Buyer's shareholders held since May 31, 1997, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since May 31, 1997 and through the date of this Agreement. Buyer has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (collectively, the "Buyer SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Buyer SEC Documents complied, and all documents required to be filed by Buyer with the SEC after the date hereof and prior to the Merger Date (the "Subsequent Buyer SEC Documents") will comply, in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Buyer SEC Documents contained, and the Subsequent Buyer SEC Documents will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               Section 4.7. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 4.6 fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-ended adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Buyer Balance Sheet" means the consolidated balance sheet of Buyer as of May 31, 1997 set forth in the Buyer 10-K and "Buyer Balance Sheet Date" means May 31, 1997.

               Section 4.8. Disclosure Documents. (a) Each document required to be filed by Buyer and Parent with the SEC in connection with the transactions contemplated by this Agreement (the "Buyer Disclosure Documents"), including, without limitation, the proxy or information statement and registration statement of Buyer and Parent (the "Form S-4"), to be filed with the SEC in connection with the issuance of Parent Common Stock pursuant to this Agreement and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

               (b) At the time the proxy statement which forms a part of the Form S-4 (the "Buyer Proxy Statement") or any amendment or supplement thereto is first mailed to shareholders of Buyer, at the time such shareholders vote on the issuance of Parent Common Stock in connection with this Agreement, the Buyer Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. At the time of the filing of any Buyer Disclosure Document other than the Buyer Proxy Statement and at the time of any distribution thereof, such Buyer Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8 will not apply to statements included in or omissions from the Buyer Disclosure Documents based upon information furnished to Buyer or Parent in writing by the Company specifically for use therein.

               Section 4.9. Information Supplied. The information supplied or to be supplied by Buyer or Parent for inclusion or incorporation by reference in (i) the Company Proxy Statement or any amendment or supplement thereto will not, at the time the Company Proxy Statement is first mailed to shareholders of the Company and at the time such shareholders vote on the approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) any Company Disclosure Document (other than the Company Proxy Statement, and any amendments or supplements to either) will not, at the time of effectiveness of such Company Disclosure Document and at the time of any distribution thereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               Section 4.10. Absence of Certain Changes. Since the Buyer Balance Sheet Date and except as set forth in the Buyer SEC Documents, Buyer and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

               (a) any event, occurrence or development of a state of circumstances or facts which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer other than any of the foregoing (i) relating to the economy or securities markets in general, (ii) relating to Buyer's industry in general or (iii) arising from the announcement or pendency of this Agreement or the transactions contemplated hereby;

               (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Buyer, or any repurchase, redemption or other acquisition by Buyer or any Subsidiary of Buyer of any amount of outstanding shares of capital stock or other securities of, or other ownership interests in, Buyer or any of its Subsidiaries;

               (c) any amendment of any material term of any outstanding security of Buyer or any Subsidiary of Buyer; or

               (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Buyer or any Subsidiary of Buyer which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

               Section 4.11. No Undisclosed Material Liabilities. There are no liabilities, commitments or obligations (whether pursuant to contracts or otherwise) of Buyer or any Subsidiary of Buyer of any kind whatsoever which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Buyer, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability, commitment or obligation, including, without limitation, any fines, disciplinary actions or other adverse actions that may be taken or reported concerning the conduct of Buyer or any of its Subsidiaries, other than:

               (a) liabilities, commitments or obligations disclosed or provided for in the Buyer Balance Sheet (including the notes thereto) or in the Buyer 10-K;

               (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since the Buyer Balance Sheet Date; and

               (c) liabilities, commitments or obligations under this Agreement.

               Section 4.12. Litigation; Investigations. Except as set forth in the Buyer SEC Documents, there is no action, claim, suit, investigation, proceeding or examination pending against or affecting, or to the knowledge of Buyer, threatened or reasonably likely to be brought against or affecting, Buyer or any Subsidiary of Buyer or any of their respective properties before any court or arbitrator or any governmental body, agency, authority or official which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer. The foregoing representation and warranty does not include or relate to any action, claim, suit, investigation, proceeding or examination, pending or threatened, challenging or seeking to prevent, enjoin, alter or delay the Mergers or any of the transactions contemplated hereby.

               Section 4.13. Compliance with Laws. Except for any matter that is not reasonably likely to have a Material Adverse Effect on Buyer, since January 1, 1996, neither Buyer nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations.

               Section 4.14. Pooling; Tax Treatment. (a) Buyer intends that the Mergers be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants (APB No. 16), as amended by Statements of the Financial Accounting Standards Board, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC.

               (b) Neither Buyer nor any of its Affiliates has taken or agreed to take any action that would prevent the Mergers from qualifying
(i) for "pooling of interests" accounting treatment as described in (a) above or (ii) as a reorganization within the meaning of Section 368, or a transfer governed by Section 351, of the Code.

               Section 4.15. Finders' Fees. Except for Merrill Lynch & Co., Inc., a copy of whose engagement agreement has been provided to the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.


                                 ARTICLE 5

                         Covenants of the Company

               The Company agrees that:

               Section 5.1. Conduct of the Company. From the date hereof until the Merger Date, except as provided in the Company Disclosure Schedule or as otherwise consented to by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as expressly permitted in this Agreement, from the date hereof until the Merger
Date:

               (a) The Company will not adopt or propose any change in its articles of incorporation or bylaws;

               (b) The Company will not, and will not permit any Subsidiary of the Company to, merge or consolidate with any other Person or, other than as provided in the Company's capital expenditure budget (included as Section 5.01(b) of the Company Disclosure Schedule) in the ordinary course of business, acquire a material amount of assets of any other Person;

               (c) The Company will not, and will not permit any Subsidiary of the Company to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

               (d) The Company will not, and will not permit any Subsidiary of the Company to, declare, set aside or pay any dividend (other than the payment of the Company's regular quarterly dividend on Company Stock in an amount not exceeding $0.10 per share) or make any other distribution with respect to any shares of the Company's capital stock;

               (e) The Company will not, and will not permit any Subsidiary of the Company to, create or assume any Lien on any material asset other than in the ordinary course consistent with past practices;

               (f) The Company will not, and will not permit any Subsidiary of the Company to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any Company Securities, any Company Subsidiary Securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any Company Securities or Company Subsidiary Securities other than pursuant to the exercise of a Company Stock Option;

               (g) The Company (i) will not split, combine or reclassify, or take any other similar action with respect to, any capital stock of the Company, and (ii) the Company will not, and will not permit any Subsidiary of the Company to, repurchase, redeem or otherwise acquire an amount of shares of capital stock of, or other ownership interests in, the Company or any Subsidiary of the Company, which repurchase, redemption or other acquisition, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole;

               (h) Except for borrowings or guarantees in the ordinary course of business consistent with past practice, the Company will not, and will not permit any Subsidiary of the Company to, incur or assume any indebtedness from any third party for borrowed money or guarantee any such indebtedness;

               (i) Except for (i) loans, advances or capital contributions to or investments in Subsidiaries of the Company, (ii) loans or advances to employees in the ordinary course of business consistent with past practice or (iii) investments in securities consistent with past practices, the Company will not, and will not permit any Subsidiary of the Company to, make any material loans, advances or capital contributions to, or investments in, any other Person;

               (j) The Company will not, and will not permit any of its subsidiaries to, (i) grant any severance or termination pay to, or enter into any employment, termination or severance arrangement with, any director, officer or employee of the Company or any Subsidiary of the Company, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business;

               (k) The Company will not, and will not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any Material Subsidiary of the Company, or any plan of division or share exchange involving the Company or any of its Material Subsidiaries;

               (l) The Company will not, and will not permit any Subsidiary of the Company to, change any material method of accounting or any material accounting principle or practice used by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP or Regulation S-X;

               (m) Neither the Company nor any Subsidiary shall, to the extent it may affect or relate to the Company or any Subsidiary, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of, in the aggregate, materially increasing the Tax liability, or in the aggregate, materially reducing any Tax asset of the Company or any Subsidiary of the Company except to the extent (i) consistent with past practice or in the ordinary course of business, provided, however, that such action or omission will not have a Material Adverse Effect on the Company or (ii) such increase or reduction is adequately provided for, under GAAP, on the Company Balance Sheet. Furthermore, this Section 5.1(m) shall not preclude good faith efforts to comply with the Tax Matters Agreement by and between the Company and Sub-10 entered into in connection with the spin-off of Sub-10 on January 2, 1996.

               (n) All Returns not required to be filed on or before the date hereof (i) shall be filed when due in accordance with all applicable laws and (ii) as of the time of filing, shall correctly reflect the facts regarding the income, business, assets, operations activities and status of the Company, its Subsidiaries and any other information required to be shown therein;

               (o) Neither the Company nor any Subsidiary shall reserve any amount for or make any payment of Taxes to any person or any Taxing Authority, except for such Taxes as are due or payable or have been properly estimated in accordance with applicable law as applied in a manner consistent with past practice of the Company or any such Subsidiary, as the case may be; and

               (p) The Company will not, and will not permit any Subsidiary of the Company to, agree to do any of the foregoing.

               Section 5.2. Shareholder Meeting; Proxy Material. (a) Subject to Section 5.3, the Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and, to the extent submitted to the Company's shareholders for approval, the transactions contemplated by this Agreement, and the Directors of the Company shall recommend adoption of this Agreement by the Company's shareholders; provided that such meeting need not be called and held and, prior to the Company Shareholder Meeting, such recommendation may be withdrawn, modified or amended to the extent that, as a result of the commencement or receipt of an Acquisition Proposal with respect to the Company, the Directors of the Company determine in good faith that such Acquisition Proposal constitutes a Superior Proposal.

               (b) Subject to Section 5.3, in connection with the Company Shareholder Meeting, the Company will (i) promptly prepare and file with the SEC, will use commercially reasonable efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting,
(ii) use commercially reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby, and (iii) otherwise comply with all legal requirements applicable to such meeting.

               Section 5.3. Other Offers. From the date hereof until the termination of this Agreement, the Company will not, and will cause its Subsidiaries and the directors, officers, employees, financial advisors and other agents or representatives of the Company or any of its Subsidiaries not to, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal with respect to the Company or engage in negotiations with, or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person that has informed the Company that it is considering making, or has made, an Acquisition Proposal with respect to the Company, provided however, that the Company may, in response to an unsolicited bona fide written proposal regarding an Acquisition Proposal by any Person, disclose such non-public information to or engage in negotiations with such Person, if the Board of Directors of the Company determines in good faith that such Acquisition Proposal is reasonably likely to be a Superior Proposal, and, provided further, that prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Letter Agreement dated as of March 5, 1997 between Buyer and the Company ("Confidentiality Agreement") (provided that such confidentiality agreement need not include the same standstill provisions as those in the Confidentiality Agreement, it being understood that if there are no standstill provisions in such confidentiality agreement or if such provisions are more favorable to the other party than those in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to exclude the existing standstill provision or include such more favorable provisions, as the case may be). The Company will promptly (and in no event later than 24 hours after receipt of the relevant Acquisition
Proposal with respect to the Company), notify (which notice shall be provided orally and in writing and shall identify the Person making the relevant Acquisition Proposal with respect to the Company and set forth the material terms thereof) Buyer after receipt of any Acquisition Proposal or any indication from any Person that such Person is considering making an Acquisition Proposal with respect to the Company or any request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to any properties, books or records of the Company or any Subsidiary of the Company by any Person that may be considering making, or has made, an Acquisition Proposal with respect to the Company and will keep Buyer fully informed of the status and details of any such Acquisition Proposal with respect to the Company. The Company shall give Buyer at least one business day's advance notice of any information to be supplied to, and at least two days' advance notice of any agreement to be entered into with, any Person making such Acquisition Proposal with respect to the Company. The Company shall, and shall cause its Subsidiaries and the directors, officers, employees, financial advisors and other agents or representatives of the Company or any of its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal with respect to the Company. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, (i) a merger or other business combination involving the Company or any Subsidiary of the Company or
(ii) the acquisition in any manner of an equity interest in an amount equal to or greater than 20% of the class of such equity security then outstanding, or a substantial portion of the assets of, the Company or any Subsidiary of the Company, in each case other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means an Acquisition Proposal with respect to the Company which the Directors of the Company determine in good faith (based on the advice of an investment banking firm of national reputation taking into account all of the terms and conditions of the Acquisition Proposal, including any conditions to consummation) to be more favorable and provide greater value to the Company's shareholders than the Tires Sub Merger.


                                 ARTICLE 6

                            Covenants of Buyer

               Buyer agrees that:

               Section 6.1. Conduct of Buyer. From the date hereof until the Merger Date, Buyer shall, and shall cause its Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as expressly permitted in this Agreement, from the date hereof until the Merger Date Buyer will not declare, set aside or pay any dividend or make any other distribution with respect to any shares of Buyer's capital stock.

               Section 6.2. Shareholder Meeting; Proxy Material. (a) Buyer shall cause a meeting of its shareholders (the "Buyer Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the issuance of Parent Common Stock in connection with this Agreement. The Board of Directors of Buyer shall recommend approval of the issuance of Parent Common Stock in connection with this Agreement by Buyer's shareholders.

               (b)  In connection with the Buyer Shareholder Meeting, Buyer
(i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Buyer Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and (iii) will otherwise comply with all legal requirements applicable to such meeting.


                                 ARTICLE 7

                Covenants of Buyer, the Company and Parent

               Section 7.1. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Mergers and the other transactions contemplated by this Agreement.

               (b) Neither Buyer nor the Company shall take any action, or omit to take any action, that would cause its representations and warranties contained herein to be inaccurate such that the conditions in Article 8 would not be satisfied.

               Section 7.2.  Cooperation.  Without limiting the generality of
Section 7.1(a), Buyer and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in connection with the preparation of the Company Disclosure Documents and the Buyer Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Mergers or the other transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and the Buyer Disclosure Documents, and timely seeking to obtain any such actions, consents, approvals or waivers. Subject to the terms and conditions of this Agreement, Parent, Buyer and the Company will each use its reasonable best efforts to have the Form S-4 declared effective by the SEC under the 1933 Act as promptly as practicable after the Form S-4 is filed with the SEC.

               Section 7.3. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated by this Agreement and, except, as may be required by applicable law or any listing or similar agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

               Section 7.4. Access to Information. From the date hereof until the Merger Date, the Company and Buyer (each, in such capacity, a "Providing Party") will give (or cause to be given) to the other party (the "Receiving Party"), its counsel, financial advisors, auditors and other authorized representatives full access, during regular business hours, to the offices, properties, books and records of the Providing Party, will furnish
(or cause to be furnished) to the Receiving Party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Receiving Party may reasonably request and will instruct the employees, counsel and financial advisors of the Providing Party and its Subsidiaries to cooperate with the Receiving Party in its investigation of the business of the Providing Party and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Providing Party to the Receiving Party hereunder. Unless otherwise required by applicable law, each party hereto agrees that it shall, and it shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to, hold in confidence all non-public information so acquired and to use such information solely for purposes of effecting the transactions contemplated by this Agreement. The information obtained pursuant to this Section shall be subject to any confidentiality agreements or other confidentiality obligations currently binding upon the Providing Party or any of its Subsidiaries; provided that the Providing Party shall use commercially reasonable efforts to obtain any waivers under such agreements or obligations to permit the Providing Party to comply with its obligations hereunder.

               Section 7.5. Further Assurances. At and after the Merger Date, the directors and officers of each of the surviving corporations in the Mergers will be authorized to execute and deliver, in the name and on behalf of (x) the Company or Tires Merger Sub, and (y) Buyer or Buyer Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of (x) the Company or Tires Merger Sub, and (y) Buyer or Buyer Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in such surviving corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company or Buyer, as applicable, acquired or to be acquired by such surviving corporation as a result of, or in connection with, the Mergers.

               Section 7.6. Notices of Certain Events. Each of the Company and Buyer shall promptly notify the other parties hereto of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

               (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or Section 4.12 only or that relate to the consummation of the transactions contemplated by this Agreement.

               Section 7.7. Tax-free Reorganization; Pooling. (a) Prior to the Merger Date, each party shall use its reasonable best efforts to cause each of the Mergers to qualify as a 368 Reorganization, and will not take any action reasonably likely to cause either of the Mergers not to so qualify. Buyer shall not take, or cause the Company to take, any action after the Merger Date reasonably likely to cause either of the Mergers not to qualify as a 368 Reorganization.

               (b) Each party will use its reasonable best efforts to cause the Mergers to qualify for pooling of interests accounting treatment as described in Section 3.19 and Section 4.14 and will not take any action (or suffer any omission) reasonably likely to cause the Mergers not to so qualify.

               Section 7.8. Affiliates. (a) At least 40 days prior to the Merger Date, the Company shall deliver to Buyer a letter identifying all known Persons who may be deemed affiliates of the Company for the purposes of Rule 145 of the 1933 Act or for purposes of applicable SEC accounting releases with respect to pooling of interests accounting treatment. The Company shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Merger Date, substantially in the form of Exhibit A-1 hereto.

               (b) At least 40 days prior to the Merger Date, Buyer shall deliver to the Company a letter identifying all known Persons who may be deemed affiliates of Buyer for the purposes of Rule 145 of the 1933 Act or for the purposes of applicable SEC accounting releases with respect to pooling of interests accounting treatment. Buyer shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Merger Date, substantially in the form of Exhibit A-2 hereto.

               Section 7.9. Director and Officer Liability. (a) From and after the Merger Date, Parent shall cause the Tires Surviving Corporation to indemnify, defend and hold harmless any Person who is on the date hereof, or has been at any time prior to the date hereof, or who becomes prior to the Merger Date, an officer, director, or employee or agent (the "Indemnified Party") of the Company or any of its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such Person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries at any time prior to the Merger Date or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at any time prior to the Merger Date, or (ii) this Agreement or any of the transactions contemplated hereby or thereby in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Merger Date, regardless of whether such Claim is asserted or claimed prior to, at or after the Merger Date (the matters described in clauses (i) and (ii) the "Pre-Merger Matters"), to the fullest extent indemnified under the Company's articles of incorporation, bylaws in effect as of the date hereof or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable laws. Parent and the Tires Surviving Corporation shall also honor the indemnification agreements between the Company or any of its Subsidiaries, as the case may be, and any officer or director of the Company or any such Subsidiary, as the case may be, existing on the date of this Agreement.

               (b) Parent and the Tires Surviving Corporation agree that all rights to indemnification and all limitations or exculpation of liabilities existing in favor of the Indemnified Party as provided in the Company's articles of incorporation and bylaws as in effect as of the date hereof shall continue in full force and effect with respect to Pre-Merger Matters, without any amendment thereto, for a period of six years from the Merger Date to the extent such rights are consistent with Ohio Law; provided that, in the event any Claim or Claims with respect to any such Pre-Merger Matters are asserted or made within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims; provided however, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Ohio Law, the Company's articles of incorporation or bylaws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent, retained at Parent's expense; and provided further, that nothing in this
Section 7.9 shall impair any rights or obligations of any present or former directors or officers of the Company.

               (c) Parent or the Tires Surviving Corporation shall maintain the Company's officers' and directors' liability insurance policy as of the Merger Date ("D&O Insurance") with respect to Pre-Merger Matters for a period of not less than six years after the Merger Date, provided, that Parent or the Tires Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that in satisfying its obligations under this Section, Parent shall not be obligated to pay premiums in excess of 150% of the premium for D&O Insurance paid by the Company per annum in its last full fiscal year, which amount has previously been disclosed to Buyer but provided further that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such amount.

               (d) The terms of Section 7.9(a) - 7.9(c) shall also apply, mutatis mutandis, to Buyer, and Parent shall have obligations with respect to Buyer corresponding to those of Parent with respect to the Company set forth in Section 7.9.

               Section 7.10. Registration Statement; Form S-8. Buyer shall cause Parent to (i) promptly prepare and file with the SEC the Form S-4 with respect to the Parent Common Stock (and a registration statement on Form S-8 as necessary to register shares of Parent Common Stock underlying the Adjusted Options) issuable in connection with the Mergers and shall cause Parent to use its reasonable best efforts to cause the Form S-4 (and such registration statement on Form S-8) to be declared effective by the SEC as soon as practicable and (ii) take any action required to be taken under applicable Blue Sky law in connection with such issuance of Parent Common Stock or pursuant to any Adjusted Option.

               Section 7.11. Governmental Authorization. Buyer shall cause Parent to take all actions by or in respect of, or filing with, any governmental body, agency, official or authority required for the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated by this Agreement, including (a) compliance with any applicable requirements of the HSR Act; (b) compliance with any applicable requirements of the 1934 Act; (c) compliance with any applicable requirements of the 1933 Act; (d) compliance with any applicable foreign or state securities or Blue Sky laws; (e) compliance with any applicable requirements of (i) the New Jersey Industrial Site Recovery Act, as amended, and any rules or regulations promulgated thereunder and (ii) the Connecticut Hazardous Waste Establishment Transfer Act, as amended, and any rules or regulations promulgated thereunder; (f) any applicable requirements of the Department of Transportation and (g) compliance with any applicable requirements under pre-merger notification or similar statutes and rules of the European Community, its member states, Canada and Mexico.

               Section 7.12. Listing of Stock. Buyer shall make application to the NYSE or such other stock exchanges as shall be agreed for the listing of the Parent Common Stock to be used in connection with the Mergers (and the shares of Parent Common Stock underlying any Adjusted Options) and to use its reasonable best efforts to cause such Parent Common Stock to be listed on the NYSE, subject to official notice of issuance.

               Section 7.13. Certain Corporate Matters with Respect to Parent. (a) Buyer shall cause Parent to take all necessary corporate action for the establishment of the Parent stock option plan contemplated by Section
1.7 hereof and agrees to vote the shares of capital stock of Parent owned by it in favor of the adoption of such plan as required under the laws of the State of Delaware.

               (b) From the date hereof until the Merger Date, Buyer shall cause Parent (x) not to take any action inconsistent with the provisions of this Agreement and (y) not to conduct business or activity other than in connection with this Agreement.

               Section 7.14. Employment. Buyer and Parent currently intend to offer employment after the Merger Date to each employee at the Company's Akron, Ohio headquarters who is willing to relocate his or her place of employment to Memphis, Tennessee or any other location designated by Buyer and Parent. As of the Merger Date, Parent shall assume the obligation of the Company to perform any and all Management Retention Agreements identified in the Company Disclosure Schedules.

               Section 7.15. Certain Additional Benefits Matters. Buyer, the Company and Parent hereby agree (a) that the Company (or, as appropriate, Buyer and Parent) shall take all such actions as are necessary to carry out the matters described in Section 7.15 of the Company Disclosure Schedule and
(b) that such actions shall not constitute a violation of any other provision of this Agreement, including, without limitation, Section 5.1.


                                 ARTICLE 8

                         Conditions to the Mergers

               Section 8.1. Conditions to the Obligations of Each Party. The obligations of the Company to consummate the Tires Sub Merger and of Buyer to consummate the Buyer Sub Merger are subject to the satisfaction of the following conditions:

               (a) this Agreement and the transactions contemplated by this Agreement shall have been approved and adopted by the shareholders of the Company in accordance with the Ohio Law;

               (b) the issuance of Parent Common Stock in connection with this Agreement shall have been approved by the shareholders of Buyer in accordance with the rules and regulations of the NYSE;

               (c) any applicable waiting period under the HSR Act relating to the Mergers shall have expired;

               (d) no provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit the consummation of either of the Mergers;

               (e) the Form S-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

               (f) the shares of Parent Common Stock to be issued in the Mergers (as well as the shares of Parent Common Stock to be issued upon exercise of the Adjusted Options) shall have been approved for listing on the NYSE, subject to official notice of issuance;

               (g) all actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Tires Sub Merger and the Buyer Sub Merger shall have been made or obtained other than any such actions or filings, the failure of which to make or obtain shall not be reasonably likely to have a Material Adverse Effect on Buyer or the Company; and

               (h) Buyer and the Company shall have received a letter of Arthur Andersen LLP and Ernst & Young LLP, respectively, and otherwise in form and substance reasonably satisfactory to Buyer and the Company, that confirms Buyer's management's assessment (in the case of Arthur Andersen
LLP) and the Company's management's assessment (in the case of Ernst & Young LLP) that the Mergers will qualify for pooling of interests accounting treatment under GAAP.

               Section 8.2. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Buyer Sub Merger are subject to the satisfaction of the following further conditions:

               (a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Merger Date, (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Merger Date, as if made at and as of the Merger Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and (iii) Buyer shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

               (b) Holders of not more than 5% of the outstanding shares of Company Stock shall have perfected dissenters' rights in respect of such Company Stock pursuant to Section 1701.85 of the Ohio Law.

               (c) Buyer shall have received an opinion of its tax counsel, Davis Polk & Wardwell, in form and substance reasonably satisfactory to Buyer, and dated as of the Merger Date, to the effect that the Mergers will constitute transactions described in Section 351 and/or
Section 368(a) of the Code and that neither Buyer nor its shareholders shall recognize gain or loss for U.S. Federal income tax purposes as a result of the Mergers (other than with respect to cash paid in lieu of fractional shares). In rendering such opinion, Davis Polk & Wardwell may require delivery of and rely upon the customary representations letters delivered by Parent, Buyer and its Subsidiaries in form and substance reasonably satisfactory to Davis Polk & Wardwell.

               Section 8.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Tires Sub Merger are subject to the satisfaction of the following further conditions:

               (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Merger Date, (ii) the representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Merger Date, as if made at and as of the Merger Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) is not reasonably like to have, individually or in the aggregate, a Material Adverse Effect on Buyer and (iii) the Company shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

               (b) The Company shall have received an opinion of its tax counsel, Cravath, Swaine & Moore, in form and substance reasonably satisfactory to the Company, and dated as of the Merger Date, to the effect that the Mergers will constitute transactions described in Section 351 and/or Section 368(a) of the Code and that neither the Company nor its shareholders shall recognize gain or loss for U.S. Federal income tax purposes as a result of the Mergers (other than with respect to cash paid in lieu of fractional shares). In rendering such opinion, Cravath, Swaine & Moore may require delivery of and rely upon the customary representations letters delivered by the Company and its Subsidiaries in form and substance reasonably satisfactory to Cravath, Swaine & Moore.


                                 ARTICLE 9

                                Termination

               Section 9.1. Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Merger Date (notwithstanding any approval of this Agreement by the shareholders of the Company or Buyer):

               (a) by mutual written consent of the Company and Buyer;

               (b) by either the Company or Buyer, if the Mergers have not been consummated by June 30, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose willful failure to perform any of its obligations under this Agreement results in the failure of the Mergers to be consummated by such time;

               (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of either of the Mergers illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating their respective Mergers is entered and such judgment, injunction, order or decree shall have become final and non-appealable (provided that any judgment, injunction, order or decree other than a temporary restraining order shall be deemed to have become final and non-appealable thirty days following the entry thereof);

               (d) (i) by the Company, if the approval of the shareholders of Buyer contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or any adjournment thereof or (ii) by Buyer, if the Directors of the Company determine not to call or hold the Company Shareholders' Meeting as provided in Section 5.2 or if the approvals of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or any adjournment thereof;

               (e) by Buyer, if prior to the Company Shareholder Meeting, the Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Buyer their approval or recommendation of this Agreement;

               (f) by Buyer, upon a breach of any representation, warranty, covenant or agreement of the Company, or if any representation or warranty of the Company shall become untrue, the effect of which is a Material Adverse Effect on the Company, in either case such that the conditions set forth in Section 8.2(a) would be incapable of being satisfied by June 30, 1998 (or as otherwise extended);

               (g) by the Company, upon a breach of any representation, warranty, covenant or agreement of Buyer, or if any representation or warranty of Buyer shall become untrue, the effect of which is a Material Adverse Effect on Buyer, in either case such that the conditions set forth in Section 8.3(a) would be incapable of being satisfied by June 30, 1998 (or as otherwise extended);

               (h) by the Company, upon payment to Buyer of the amounts referred to in Section 10.4(b), if prior to the Company Shareholder Meeting, the Directors of the Company shall have withdrawn or modified in a manner adverse to Buyer their approval or recommendation of this Agreement or the Tires Sub Merger in order to permit the Company to execute a definitive agreement in connection with a Superior Proposal.

               The party desiring to terminate this Agreement pursuant to this
Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1.

               Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in the last sentence of Section 7.4, this Section 9.2 and in Article 10 shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any wilful breach by that party of this Agreement.


                                ARTICLE 10

                               Miscellaneous

               Section 10.1. Notices. Except as provided in Section 5.3, all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to any Buyer Party, to:

                      Federal Express Corporation
                      1980 Nonconnah Boulevard
                      Memphis, TN 38132
                      Fax: (901) 395-5034
                      Attention:  Kenneth R. Masterson

               with a copy to:

                      Davis Polk & Wardwell
                      450 Lexington Avenue
                      New York, New York  10017
                      Fax: (212) 450-4800
                      Attention:  Dennis S. Hersch

               if to the Company, to:

                      Caliber System, Inc.
                      3925 Embassy Parkway
                      Akron, OH 44333
                      Fax:  (330) 665-8937
                      Attention:  John E. Lynch, Jr.

               with a copy to:

                      Cravath, Swaine & Moore
                      Worldwide Plaza
                      825 Eighth Avenue
                      New York, NY 10019-7475
                      Fax: (212) 474-3700
                      Attention:  Robert A. Kindler

                      and

                      Jones, Day, Reavis & Pogue
                      599 Lexington Avenue
                      New York, New York 10022
                      Fax: (212) 755-7306
                      Attention: Robert A. Profusek

or to such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received (b) if by overnight delivery service, which shall be Buyer, with proof of delivery, the next business day or (c) if given by any other means, when delivered at the address specified in this Section.

               Section 10.2. Entire Agreement; Non-Survival of Representations and Warranties. (a) This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter. None of this Agreement or any other agreement contemplated hereby or thereby (or any provision hereof or thereof) is intended to confer on any Person other than the parties hereto or thereto any rights or remedies (except that Sections 7.9 and 7.15 are intended to confer rights and remedies on the Persons specified therein).

               (b) The representations and warranties contained herein shall not survive the Merger Date.

               Section 10.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Merger Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of (i) the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (A) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, or (B) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company and
(ii) Buyer, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (A) the amount or kind of consideration to be received in exchange for any shares of capital stock of Buyer or (B) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Buyer.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               Section 10.4. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

               (b) The Company agrees to pay Buyer in immediately available funds by wire transfer an amount equal to

               (i) $50,000,000 promptly, but in no event later than two business days, after the termination of this Agreement as a result of the occurrence of any of the events in (A) Section 9.1(d)(ii) or (B) Section 9.1(e); provided, however, that the Company shall not be obligated to pay such amount if immediately prior to the time such amount would otherwise be payable, the condition set forth in Section 8.3(a) would not have been satisfied; or

              (ii) $100,000,000, promptly, but in no event later than two business days, after the termination of this Agreement as a result of the occurrence of any of the events set forth in
          Section 9.1(h).

               (c) In the event of a termination of this Agreement pursuant to Section 9.1(d)(ii) or Section 9.1(e) when an Acquisition Proposal is pending, the Company agrees to pay to Buyer in immediately available funds by wire transfer an amount (in addition to the amounts specified in Section 10.4(b)(i)) equal to $50,000,000 if, within 12 months of such termination, the Company shall enter into an agreement providing for, or there shall be consummated, a transaction which would constitute an Acquisition Proposal. Such additional amount shall be paid within two business days of the date such agreement is entered into or such transaction is consummated, as the case may be.

               (d) Buyer agrees to pay to the Company in immediately available funds by wire transfer an amount equal to $50,000,000 promptly, but in no event later than two business days, after the termination of this Agreement as a result of the occurrence of any of the events set forth in
Section 9.1(d)(i); provided, however, that Buyer shall not be obligated to pay such amount if immediately prior to the time such amount would otherwise be payable, the condition set forth in Section 8.2(a) would not have been satisfied.

               Section 10.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided further that Buyer may assign its rights, but not its obligations, under this Agreement to a wholly-owned subsidiary of Buyer.

               Section 10.6. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws).

               Section 10.7. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in the United States District Court for the Southern District of New York or any state court sitting in the City of New York, Borough of Manhattan, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.1, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

               Section 10.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 FEDERAL EXPRESS CORPORATION

                                 By:   /s/   Kenneth R. Masterson
                                    ----------------------------------------
                                    Name:  Kenneth R. Masterson
                                    Title: Executive Vice President, General
                                           Counsel and Secretary


                                 FAST HOLDING INC.

                                 By:    /s/   Scott E. Hansen
                                    ----------------------------------------
                                    Name:  Scott E. Hansen
                                    Title: Vice President


                                 FAST MERGER SUB INC.

                                 By:   /s/   Scott E. Hansen
                                    ----------------------------------------
                                    Name:  Scott E. Hansen
                                    Title: Vice President


                                 TIRES MERGER SUB INC.

                                 By:   /s/   Scott E. Hansen
                                    ----------------------------------------
                                    Name:  Scott E. Hansen
                                    Title: Vice President


                                 CALIBER SYSTEM, INC.

                                 By:   /s/   Daniel J. Sullivan
                                    ----------------------------------------
                                    Name:  Daniel J. Sullivan
                                    Title: Chairman, President and Chief
                                           Executive Officer



                                                                   EXHIBIT A-1
                                                                   TO ANNEX A

                      FORM OF AFFILIATE'S POOLING LETTER
                            (Caliber System, Inc.)
Fast Holding Co.
[address]
[address]

Ladies and Gentlemen:

               I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Caliber System, Inc., an Ohio corporation (the "Company"), for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of October 5, 1997 (the "Agreement") among the Company, Federal Express Corporation, a Delaware corporation ("Buyer"), Fast Holding Inc., a Delaware corporation and a wholly owned subsidiary of Buyer ("Parent"), Fast Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Buyer Merger Sub") and Tires Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent, Tires Merger Sub will be merged with and into the Company with the Company to be the survivor in the merger (the "Tires Sub Merger").

               As a result of the Tires Sub Merger, I will receive shares of common stock, par value $0.10 per share of Parent ("Parent Common Stock") in exchange for shares owned by me of common stock without par value of the Company.

               I represent, warrant and covenant to Parent that as of the date I receive any Parent Common Stock as a result of the Tires Sub Merger:

               A. I shall not make any sale, transfer or other disposition in violation of the Act or the Rules and Regulations.

               B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Common Stock to the extent I felt necessary with my counsel or counsel for the Company.

               C. I have been advised that the issuance of Parent Common Stock to me pursuant to the Tires Sub Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Tires Sub Merger was submitted for a vote of the shareholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Common Stock issued to me in the Tires Sub Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or under other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

               D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

               E. I also understand that there will be placed on the certificates for the Parent Common Stock issued to me or any substitutions therefor, a legend stating in substance:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ___________ BETWEEN THE REGISTERED HOLDER HEREOF AND FAST HOLDING INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF FAST HOLDING INC."

               F. I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

               G. The undersigned understands that the Tires Sub Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, or acquire or sell any options or other securities relating to securities of Parent that would be intended to reduce the undersigned's risk relative to, any shares of common stock of Parent beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as results covering at least 30 days of post-Merger combined operations have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Securities Exchange Commission ("SEC"), a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations (the "Combined Financial Results Report"). The undersigned also understand that stop transfer instructions will be given to the transfer agent of Parent in order to prevent any breach of the covenants and agreements the undersigned makes in this Paragraph G, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

               H. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, Buyer, and the Buyer Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such entities and their respective counsel and accountants.

               I. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Parent that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

               It is understood and agreed that the legends set forth in Paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement.

               Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.


                                                    Very truly yours,

                                                    -------------------------
                                                    Name:

Accepted this ____ day of ______________, 1997 by

FAST HOLDING INC.


By:
-----------------------------------------------------
  Name:
  Title:




                                                                  EXHIBIT A-2
                                                                  TO ANNEX A

                      FORM OF AFFILIATE'S POOLING LETTER
                         (Federal Express Corporation)
Fast Holding Inc.
[address]
[address]

Ladies and Gentlemen:

               I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Federal Express Corporation, a Delaware corporation ("Buyer"), for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of October 5, 1997 (the "Agreement") among Buyer, Caliber System, Inc., an Ohio corporation ("Tires"), Fast Holding Inc., a Delaware corporation and a wholly owned subsidiary of Buyer ("Parent"), Fast Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Buyer Merger Sub") and Tires Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent, Buyer Merger Sub will be merged with and into Buyer with Buyer to be the survivor in the merger (the "Buyer Sub Merger").

               As a result of the Buyer Sub Merger, I will receive shares of common stock, par value $0.10 per share, of Parent (the "Parent Common Stock") in exchange for shares owned by me of common stock, par value $0.10 per share, of Buyer.

               I represent, warrant and covenant to Parent that as of the date I receive any Parent Common Stock as a result of the Buyer Sub Merger:

               A. I shall not make any sale, transfer or other disposition in violation of the Act or the Rules and Regulations.

               B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Common Stock to the extent I felt necessary with my counsel or counsel for Buyer.

               C. I have been advised that the issuance of Parent Common Stock to me pursuant to the Buyer Sub Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Buyer Sub Merger was submitted for a vote of the shareholders of Buyer, I may be deemed to have been an affiliate of Buyer and the distribution by me of the Parent Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Common Stock issued to me in the Buyer Sub Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or under other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

               D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

               E. I also understand that there will be placed on the certificates for the Parent Common Stock issued to me or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ___________ BETWEEN THE REGISTERED HOLDER HEREOF AND PARENT, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF FAST HOLDING INC."

               F. I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

               G. The undersigned understands that the Buyer Sub Merger is intended to be accounted for using the "pooling-of-interests" method and that such treatment for financial accounting purposes is dependent upon the accuracy of certain of the representations and warranties, and the undersigned's compliance with certain of the covenants and agreements, set forth herein. Accordingly, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interests in, or acquire or sell any options or other securities relating to securities of Parent that would be intended to reduce the undersigned's risk relative to, any shares of common stock of Parent beneficially owned by the undersigned, during the period commencing on the 30th day prior to the effectiveness of the Merger and ending at such time as results covering at least 30 days of post-Merger combined operations have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Securities Exchange Commission ("SEC"), a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations (the "Combined Financial Results Report"). The undersigned also understand that stop transfer instructions will be given to the transfer agent of Parent in order to prevent any breach of the covenants and agreements the undersigned makes in this Paragraph G, although such stop transfer instructions will be promptly rescinded upon the publication of the Combined Financial Results Report.

               H. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, Buyer and Buyer Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such entities and their respective counsel and accountants.

               I. The undersigned understands and agrees that this letter agreement shall apply to all shares of the capital stock of Parent that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

               It is understood and agreed that the legends set forth in Paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement.

               Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Buyer as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.



                                                         Very truly yours,

                                                         -------------------
                                                         Name:
Accepted this ____ day of ______________, 1997 by

FAST HOLDING INC.

By:
   --------------------------------------------------
   Name:
   Title:



                                                                       ANNEX B


                     [GOLDMAN, SACHS & CO. LETTERHEAD]


PERSONAL AND CONFIDENTIAL
-------------------------


October 5, 1997

Board of Directors
Caliber System, Inc.
3925 Embassy Parkway
P.O. Box 5459
Akron, OH 44334-0459

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, without par value (the "Shares"), of Caliber System, Inc. (the "Company") of the exchange ratio of 0.80 shares of Common Stock, par value $0.10 per share ("New FedEx Common Stock") of Fast Holdings Inc., a Delaware corporation ("New FedEx") and wholly-owned subsidiary of Federal Express Corporation ("Federal Express"), to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of October 5, 1997, among Federal Express, New FedEx, Fast Merger Sub Inc., a wholly-owned subsidiary of New FedEx, Tires Merger Sub Inc., a wholly-owned subsidiary of New FedEx, and the Company (the "Agreement"). The Agreement provides for the merger of Tires Merger Sub Inc. with and into the Company and for the merger of Fast Merger Sub Inc. with and into Federal Express and the conversion of each outstanding share of Federal Express Common Stock, par value $0.10 per share, ("Federal Express Common Stock") into one share of New FedEx Common Stock. As a result of the transactions contemplated by the Agreement, each of the Company and Federal Express will be a wholly-owned subsidiary of New FedEx, which will be a publicly-traded corporation.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as financial advisor with respect to the spin-off of the Company's Roadway Express unit to shareholders in 1996 and the divestiture of the Company's Central Freight
Lines Inc. unit in 1997, having acted as lead manager in connection with the issuance of $200 million principal amount of the Company's 7.80% senior notes due July 15, 2006 (the "7.80% Notes"), and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. has also provided certain investment banking services to Federal Express and its subsidiaries from time to time, including having participated as a co-manager in numerous issuances of lease debt pass through certificates and other debt securities. Goldman, Sachs & Co. may provide investment banking services to Federal Express and its subsidiaries in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Federal Express for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company (formerly known as Roadway Services Inc.) for the five years ended December 31, 1996 and of Federal Express for the five fiscal years ended May 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Federal Express; certain other communications from the Company and Federal Express to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and Federal Express regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Federal Express Common Stock, compared certain financial and stock market information for the Company and Federal Express with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the freight transportation industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, we were informed by Federal Express that financial projections reflecting recent developments for Federal Express beyond fiscal year 1998 were not available. Accordingly, we note that our review of such information for purposes of rendering our opinion was limited to discussions with management of Federal Express of analysts' estimates for fiscal year 1999. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Federal Express or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal, except for an evaluation or appraisal of the Company's less-than-truckload carrier division (formerly the Viking Division) prepared by an outside advisor to the Company. We have assumed, with your consent, that the transaction contemplated by the Agreement will be accounted for as a pooling of interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

Very truly yours,



/s/ Goldman, Sachs & Co.
------------------------
GOLDMAN, SACHS & CO.





                                                                       ANNEX C


                               VOTING AGREEMENT

               AGREEMENT, dated as of October 5, 1997 between (i) Federal Express Corporation, a Delaware corporation ("Buyer"), (ii) G. James Roush and Sarah Roush Werner (each, with respect to the Free Shares (as defined below), a "Shareholder", and a "Shareholder Party" and with respect to the Trust Shares (as defined below), a "Beneficiary"), and (iii) G. James Roush and Richard A. Chenoweth (each a "Trustee", and together, the "Trustees", in each case together with any successors in their capacity as trustees under the Trust Agreement (as defined below)). Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

               WHEREAS, the Beneficiaries and the Trustees, among others, are parties to an Amended and Restated Voting Trust Agreement effective as of November 1, 1992 (the "Trust Agreement");

               WHEREAS, the Beneficiaries beneficially own, and the Shareholder Parties are record and beneficial owners of, shares of common stock, without par value, of the Company (the "Shares") and certain of such Shares are subject to the Trust Agreement;

               WHEREAS, in order to induce Buyer to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among Buyer, Caliber System, Inc., an Ohio corporation (the "Company"), Fast Holding Inc., a Delaware corporation, Fast Merger Sub Inc., a Delaware corporation, and Tires Merger Sub, Inc., a Delaware corporation, Buyer has requested the Beneficiaries, Shareholder and the Trustees, and the Beneficiaries, Shareholder and the Trustees have agreed, to enter into this Agreement with respect to the Shares;

               NOW, THEREFORE, the parties hereto agree as follows:


                                 ARTICLE 1

                             Voting Agreement

               Section 1.1. Voting Agreement. (a) Each Beneficiary hereby agrees to instruct the Trustees in accordance with the Trust Agreement, and each Trustee hereby agrees, to the extent so instructed in accordance with the Trust Agreement, to vote any Trust Shares held by them at the time of any vote to approve and adopt the Merger Agreement (attached as Appendix A hereto), the Tires Sub Merger and the transactions contemplated by the Merger Agreement and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company (the "Meeting") in favor of the approval and adoption of the Merger Agreement, the Tires Sub Merger and the transactions contemplated by the Merger Agreement (collectively, the "Proposal").

               (b) Each Shareholder Party hereby agrees to vote such person's Free Shares held by them at the time of the Meeting in favor of the Proposal at the Meeting.

               Section 1.2. Revocation of Proxy. Each Shareholder Party and Trustee hereby revokes any and all previous proxies granted with respect to the Shares; provided, however, that nothing contained herein shall in any way affect the validity of the Trust Agreement.


                                 ARTICLE 2

           Representations and Warranties of Shareholder Parties

               Each Shareholder Party represents and warrants, severally and not jointly, to Buyer that:

               Section 2.1. Authorization. Such Shareholder Party has the legal capacity to execute, deliver and perform this Agreement. This Agreement constitutes a valid and binding Agreement of such Shareholder Party. If a Shareholder Party is married and the Shares set forth on Annex A or Annex B hereto opposite such Shareholder Party's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder Party's spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

               Section 2.2. Non-Contravention. The execution, delivery and performance by such Shareholder Party of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, law, rule, regulation, judgment, injunction, order, decree or arrangement to which such Shareholder Party is a party or by which such Shareholder Party is bound or (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder Party is entitled under any provision of any agreement or other instrument binding on such Shareholder Party.

               Section 2.3. Ownership of Shares. (a) The Shareholder Party is the record (except for certain Shares held through revocable trusts) and beneficial owner of the number of Shares set forth opposite the name of such Shareholder Party on Annex A hereto (the "Free Shares"), free and clear of any Lien and any other limitation or restriction. The Shareholder Party has sole voting power, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Free Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement and subject, in the case of Shares which constitute community property under applicable law, to the rights and powers of such Shareholder Party's spouse under applicable community property laws. None of the Free Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

               (b) Each Beneficiary is the beneficial holder of the number of Shares set forth opposite the name of such Beneficiary on Annex B hereto (the "Trust Shares"), free and clear of any Lien and any other limitation or restriction other than as set forth in the Trust Agreement. Each Beneficiary has sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Trust Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement and the Trust Agreement.

               Section 2.4. Total Shares. Except for the Free Shares and the Trust Shares, such Shareholder Party does not own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) other than any stock option relating to such Shareholder Party's service as a director of the Company, options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

               Section 2.5. Finder's Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder Party.


                                 ARTICLE 3

                Representations and Warranties of Trustees

               Each Trustee represents and warrants, severally and not jointly, to Buyer that:

               Section 3.1. Authorization. The execution, delivery and performance by such Trustee of this Agreement and the consummation of the transactions contemplated hereby are within the powers of such Trustee and have been duly authorized by all necessary action on the part of the Trustee. This Agreement constitutes a valid and binding agreement of the Trustee.

               Section 3.2. Non-contravention. The execution, delivery and performance by Trustee of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any material benefit to which such Trustee or any Beneficiary is entitled under any provision of any agreement or other instrument binding on such Trustee or any Beneficiary or (iii) conflict with or result in a breach of the Trust Agreement.


                                 ARTICLE 4

                  Representations and Warranties of Buyer

               Buyer represents and warrants to the Beneficiaries and the
Trustees:

               Section 4.1. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer.


                                 ARTICLE 5

                               Miscellaneous

               Section 5.1. Further Assurances. Buyer, the Shareholder Parties and the Trustees will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

               Section 5.2. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

               Section 5.3. Expenses. Any cost and expense incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

               Section 5.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any Affiliate of Buyer.

               Section 5.5. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

               Section 5.6. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               Section 5.7. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               Section 5.8. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

               Section 5.9. Voting Trust Agreement. If any term, provision or covenant of this Agreement is inconsistent with any provision of the Trust Agreement, the terms of the Trust Agreement shall prevail.

               Section 5.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given, if to any of the Shareholder Parties or the Trustees, to such Person at the address indicated on the signature pages hereof, in each case, with a copy to:

                      Cravath, Swaine & Moore
                      Worldwide Plaza
                      New York, NY  10019-7475
                      Attention:  Robert A. Kindler

               if to the Buyer, to:

                      Federal Express Corporation
                      1980 Nonconnah Boulevard
                      Memphis, TN 38132
                      Fax:  (901) 395-5034
                      Attention:  Kenneth R. Masterson

               with a copy to:

                      Davis Polk & Wardwell
                      450 Lexington Avenue
                      825 Eighth Avenue
                      New York, NY 10017
                      Attention: Dennis S. Hersch



or to such other address or telecopy number such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received, (b) if by overnight delivery service with proof of delivery, the next business day or
(c) if given by any other means, when delivered at the address specified in this Section.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                    FEDERAL EXPRESS CORPORATION


                                    By:  /s/   Kenneth R. Masterson
                                        ------------------------------------
                                         Name:  Kenneth R. Masterson
                                         Title: Executive Vice President,
                                                General Counsel and Secretary



                                    G. JAMES ROUSH, as Shareholder and Trustee


                                    By:  /s/   G. James Roush
                                        ------------------------------------
                                        Name:    G. James Roush
                                        Address: c/o John E. Lynch, Jr.
                                                 Caliber System, Inc.
                                                 3925 Embassy Boulevard
                                                 Akron, OH 44333


                                    RICHARD A. CHENOWETH, as Trustee


                                    By:   /s/   Richard A. Chenoweth
                                        ------------------------------------
                                        Name:    Richard A. Chenoweth
                                        Address: c/o John E. Lynch, Jr.
                                                 Caliber System, Inc.
                                                 3925 Embassy Boulevard
                                                 Akron, OH 44333


                                    SARAH ROUSH WERNER


                                    By:  /s/   Sarah Roush Warner
                                        ------------------------------------
                                        Name:    Sarah Roush Warner
                                        Address: c/o John E. Lynch, Jr.
                                                 Caliber System, Inc.
                                                 3925 Embassy Boulevard
                                                 Akron, OH 44333


                                                                       Annex A


                         Free Shares

Shareholder                               No. of Shares Owned
-------------------                      ---------------------
G. James Roush                                   34,237
Sarah Roush Werner                              697,466

                                                                       Annex B


                         Trust Shares


Beneficiary                               No. of Shares Owned
-------------------                       -------------------
G. James Roush                                 2,000,000
Sarah Roush Werner                             2,601,239


                                                                    Appendix A


                       [omitted; please see Annex A
                 to the Joint Proxy Statement/Prospectus]

                                                                       ANNEX D


               THE OHIO GENERAL CORPORATION LAW: SECTION 1701.85
         RELIEF FOR DISSENTING SHAREHOLDERS; QUALIFICATION; PROCEDURES



               (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

                   (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

                   (3) The dissenting shareholder entitled to relief under divisions (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

                   (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

                   (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph, by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

               (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the compliant and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The cost of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

               (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded

               (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay fair cash value of them terminates if any of the following applies:

                         (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

                         (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption, of the action involved;

                         (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

                         (d)  The corporation and the dissenting
               shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation filed or joined in a complaint under division
               (B) of this section within the period provided in that division.

                    (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

               (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares.
If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.


                                                                       ANNEX E


                              FDX CORPORATION
                       1997 STOCK INCENTIVE PLAN(1)

1.    PURPOSE OF PLAN

               The purpose of the FDX Corporation 1997 Stock Incentive Plan (the "Plan") is to aid FDX Corporation (the "Corporation") and its subsidiaries in securing and retaining key employees and directors of outstanding ability and to provide additional motivation to such employees and directors to exert their best efforts on behalf of the Corporation and its subsidiaries. The Corporation expects that it will benefit from the added interest which such employees and directors will have in the welfare of the Corporation as a result of their ownership or increased ownership of the Corporation's Common Stock.

2.    STOCK SUBJECT TO THE PLAN

               The total number of shares of Common Stock of the Corporation that may be optioned under the Plan is 3,000,000 shares, which may consist, in whole or in part, of unissued shares or treasury shares. Any shares optioned hereunder that are canceled or cease to be subject to the option may again be optioned under the Plan.

3.    ADMINISTRATION

               The Plan shall be administered by those members, not less than two, of the Compensation Committee of the Board of Directors, each of whom is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and a "non-employee director" as defined in Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Committee"). Members of the Committee shall be eligible for participation in the automatic grant of options to directors hereunder.

               The Committee shall have the sole authority to grant options under the Plan and, consistent with the Plan, to determine the provisions of the options to be granted, to interpret the Plan and the options granted under the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and generally to administer the Plan and to make all determinations in connection therewith which may be necessary or advisable, and all such actions of the Committee shall be binding upon all participants. Committee decisions and selections shall be made by a majority of its members present at the meeting at which a quorum is present, and shall be final. Any decision or selection reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly held.

4.    ELIGIBILITY

               Unless otherwise determined by the Committee, key employees, including officers, of the Corporation and its subsidiaries (but excluding members of the Committee except as provided in paragraph 7) who are from time to time responsible for the management, growth and protection of the business of the Corporation and its subsidiaries are eligible to be granted options under the Plan. The employees who shall receive options under the Plan shall be selected from time to time by the Committee in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of shares to be covered by the option or options granted to each such employee selected, subject to the maximum number of stock options which may be granted to an optionee under the Plan.

---------------
(1) In the event the Mergers contemplated by the Agreement and Plan of Merger dated as of October 5, 1997 among Federal Express Corporation, Caliber System, Inc., FDX Corporation, Fast Merger Sub Inc. and Tires Merger
    Sub Inc. are not consummated, the name of this plan will be the "Federal Express Corporation 1997 Stock Incentive Plan" and all references to "FDX Corporation" shall be deemed references to "Federal Express Corporation".


5.    LIMIT ON AWARDS

               Unless otherwise determined by the Committee, no option may be granted under the Plan after October 5, 2007, but options theretofore granted may extend beyond that date. No optionee shall receive options for more than 400,000 shares of the Corporation's Common Stock during any fiscal year under the Plan.

6.    TERMS AND CONDITIONS OF STOCK OPTIONS

               All options granted under this Plan shall be subject to all the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith as the Committee shall determine.

           (a) Option Price. The option price per share for options granted to employees shall be determined by the Committee, but shall not be less than 100% of the fair market value at the time the option is granted. The fair market value shall, for all purposes of the Plan, be the mean between the high and low prices at which shares of such stock are traded on the New York Stock Exchange on the day on which the option is granted. In the event that the method for determining the fair market value of the shares provided for in this paragraph (a) shall not be practicable, then the fair market value per share shall be determined by such other reasonable method as the Committee shall, in its discretion, select and apply at the time of grant of the option concerned.

           (b) Time of Exercise of Option. Unless otherwise determined by the Committee, each option shall be exercisable during and over such period ending not later than ten years from the date it was granted, as may be determined by the Committee and stated in the option.

     Unless otherwise determined by the Committee, no option shall be exercisable during the year ending on the first anniversary date of the granting of the option, except as provided in paragraphs 6(d) and 14 of the Plan.

           (c) Payment. Each option may be exercised by giving written notice to the Corporation specifying the number of shares to be purchased and accompanied by payment in full (including applicable taxes, if any) in cash therefor. No option shall be exercised for less than the lesser of 50 shares or the full number of shares for which the option is then exercisable. No optionee shall have any rights to dividends or other rights of a stockholder with respect to shares subject to his or her option until he or she has given written notice of exercise of his or her option, paid in full for such shares and, if requested, given the representation described in paragraph 11 of the Plan.

           (d) Rights After Termination of Employment. Unless otherwise determined by the Committee, if an optionee's employment by the Corporation or a subsidiary or if a director's directorship terminates by reason of such person's retirement, the optionee's option may thereafter be exercised to the extent to which it was exercisable at the time of retirement but may not be exercised after the expiration of the period of twenty-four months from the date of such termination of employment or directorship or of the stated period of the option, whichever period is the shorter; provided, however, that if the optionee dies within twenty-four months after such termination of employment or directorship, any unexercised option, to the extent to which it was exercisable at the time of the optionee's death, may thereafter be exercised by the legal representative of the estate or by the legatee of the option under the last will for a period of twelve months from the date of the optionee's death or the expiration of the stated period of the option, whichever period is the shorter.

     Unless otherwise determined by the Committee, if an optionee's employment by the Corporation or a subsidiary or if a director's directorship terminates by reason of permanent disability, the optionee's option may thereafter be exercised in full (except that no option may be exercised less than six months from the date of grant) but may not be exercised after the expiration of the period of twenty-four months from the date of such termination of employment or directorship or of the stated period of the option, whichever period is the shorter; provided, however, that if the optionee dies within a period of twenty-four months after such termination of employment or directorship, any unexercised option, to the extent to which it was exercisable at the time of the optionee's death, may thereafter be exercised by the legal representative of the estate or by the legatee of the option under a last will for a period of twelve months from the date of the optionee's death or the expiration of the stated period of the option, whichever period is the shorter.

     Unless otherwise determined by the Committee, if an optionee's employment by the Corporation or a subsidiary or if a director's directorship terminates by reason of the optionee's death, the optionee's option may thereafter be immediately exercised in full by the legal representative of the estate or by the legatee of the option under a last will, and for a period of twelve months from the date of the optionee's death or the expiration of the stated period of the option, whichever period is the shorter.

     Unless otherwise determined by the Committee, if an optionee's employment or if a director's directorship terminates for any reason other than death, retirement or permanent disability, the optionee's option shall thereupon terminate.

7.    TRANSFERABILITY RESTRICTION

               Unless otherwise determined by the Committee, the option by its terms shall be personal and shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of an optionee, the option shall be exercisable only by the optionee, or by a duly appointed legal representative, unless otherwise determined by the Committee.

8.    DESIGNATION OF CERTAIN OPTIONS AS INCENTIVE STOCK OPTIONS

               Options or portions of options granted to employees hereunder may, in the discretion of the Committee, be designated as "incentive stock options" within the meaning of Section 422 of the Code. In addition to the terms and conditions contained in paragraph 6 hereof, options designated as incentive stock options shall also be subject to the condition that the aggregate fair market value (determined at the time the options are granted) of the Corporation's Common Stock with respect to which incentive stock options are exercisable for the first time by any individual employee during any calendar year (under this Plan and all other similar plans of the Corporation and its subsidiaries) shall not exceed $100,000.

9.    LOANS TO OPTIONEES

               The Corporation may make interest-free demand loans to holders of options which are not designated or qualified hereunder or by the Code as "incentive stock options" for the purpose of exercising such options or for the purpose of enabling optionees to pay any tax liability associated with the exercise of any such option. Such loans shall be fully secured by shares of Common Stock of the Corporation and shall in any event be repayable upon the termination of the optionee's employment or directorship with the Corporation for any reason. The Committee shall establish written procedures concerning the application for and making such loans.

10.   INVESTMENT REPRESENTATION

               Upon any distribution of shares of Common Stock of the Corporation pursuant to any provision of this Plan, the distributee may be required to represent in writing that he or she is acquiring such shares for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The certificates for such shares may include any legend which the Corporation deems appropriate to reflect any restrictions or transfers.

11.   TRANSFER, LEAVE OF ABSENCE, ETC.

               For the purpose of the Plan: (a) a transfer of an employee from the Corporation to a subsidiary, or vice versa, or from one subsidiary to another, and (b) a leave of absence, duly authorized in writing by the Corporation, shall not be deemed a termination of employment.

12.   RIGHTS OF EMPLOYEES AND OTHERS

               (a) No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan.


               (b) Nothing contained in the Plan shall be deemed to give any employee the right to be retained in the service of the Corporation or its subsidiaries.


13.   CHANGES IN CAPITAL OR CONTROL

               If the outstanding Common Stock of the Corporation subject to the Plan shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation or other corporate reorganization, the number and kind of shares subject to this Plan and the option prices shall be approximately and equitably adjusted so as to maintain the option price thereof.
Notwithstanding any other provision of the Plan, upon the occurrence of a Change in Control, as hereinafter defined, each holder of an unexpired option under the Plan shall have the right to exercise such option in whole or in part without regard to the date that such option would be first exercisable, and such right shall continue, with respect to any such holder whose employment with the Corporation or subsidiary or whose directorship on the Board of Directors terminates following a Change in Control, for a period ending on the earlier of the date of expiration of such option or the date which is twelve months after such termination of employment or directorship.

               For purposes of the Plan, a "Change in Control" of the Corporation shall be deemed to have occurred if:

                    (a) any person, as such term is used in Sections 13(d)(3) and 14 (d)(2) of the Securities Exchange Act of 1934, as amended, becomes a beneficial owner (within the meaning of Rule 13d-3 under such Act) of 20% or more of the Corporation's outstanding Common
     Stock;

                    (b) there occurs within any period of two consecutive years any change in the directors of the Corporation such that the members of the Corporation's Board of Directors prior to such change do not constitute a majority of the directors after giving effect to all changes during such two-year period unless the election, or the nomination for election by the Corporation's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

                    (c) the Corporation is merged, consolidated or reorganized into or with, or sells all or substantially all of its assets to, another corporation or other entity, and immediately after such transaction less than 80% of the voting power of the then-outstanding securities of such corporation or other entity immediately after such transaction is held in the aggregate by holders of the Corporation's Common Stock immediately before such transaction.

               In addition, if the Corporation enters into an agreement or series of agreements or the Board of Directors of the Corporation adopts a resolution which results in the occurrence of any of the foregoing events, and the employment or directorship of a holder of an option under the Plan is terminated after the entering into of such agreement or series of agreements or the adoption of such resolution, then, upon the occurrence of any of the events described above, a Change in Control shall be deemed to have retroactively occurred on the date of entering into the earliest of such agreements or the adoption of such resolution.

14.   USE OF PROCEEDS

               Proceeds from the sale of shares pursuant to options granted under this Plan shall constitute general funds of the Corporation.

15.   AMENDMENTS

               The Board of Directors may discontinue the Plan and the Committee may amend the Plan from time to time, but no amendment, alteration or discontinuation shall be made which, without the approval of the stockholders, would:

               (a) Except as provided in paragraph 13 of the Plan, increase the total number of shares reserved for the purposes of the Plan;


               (b) Decrease the option price of an option to less than 100% of the fair market value on the date of the granting of the option; or


               (c) Increase the maximum number of options which may be granted to an optionee under the Plan.

               Neither shall any amendment, alteration or discontinuation impair the rights of any holder of an option theretofore granted without the optionee's consent; provided, however, that if the Committee after consulting with management of the Corporation determines that application of an accounting standard in compliance with any statement issued by the Financial Accounting Standards Board concerning the treatment of employee stock options would have a significant adverse effect on the Corporation's financial statements because of the fact that options granted before the issuance of such statement are then outstanding, then the Committee in its absolute discretion may cancel and revoke all outstanding options to which such adverse effect is attributed and the holders of such options shall have no further rights in respect thereof. Such cancellation and revocation shall be effective upon written notice by the Committee to the holders of such options.

16.   REPRICING RESTRICTION

               Options granted under this Plan shall not be repriced by the Corporation for any reason.

17.   EFFECTIVE DATE OF PLAN

               This Plan shall be effective upon its approval by the Corporation's Board of Directors and stockholders.

18.   COMPLIANCE WITH SECTION 16(b)

               The Plan is intended to comply with all applicable conditions of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. All transactions involving the Corporation's directors and executive officers are subject to such conditions, regardless of whether the conditions are expressly set forth in the Plan. Any provision of the Plan that is contrary to a condition of Rule 16b-3 shall not apply to directors and executive officers of the Corporation.




                             [Form of Proxy Card]

                             CALIBER SYSTEM, INC.

              THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS
     FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 9, 1998

The undersigned hereby appoints J.E. LYNCH, JR. and D.J. SULLIVAN, each of them with full power of substitution, as proxies of the undersigned, and hereby authorizes such member or members to represent and to vote all shares of common stock without par value of Caliber held of record by the undersigned as of the close of business on November 28, 1997, at the Special Meeting of Shareholders of Caliber to be held on January 9, 1998, at 9:00 a.m. at the Law Offices of Jones, Day, Reavis & Pogue, North Point, 901 Lakeside
Avenue, Cleveland, Ohio and at any adjournments or postponements thereof, upon all subjects that may properly come before the meeting including matters described in the Joint Proxy Statement/Prospectus furnished herewith. The undersigned hereby revokes any previous proxies with respect to matters covered by this Proxy.

This Proxy, when properly executed, will be voted in the manner marked herein by the undersigned shareholder. THE DIRECTORS RECOMMEND A VOTE FOR THE PROPOSALS. TO VOTE IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATION, JUST SIGN AND RETURN THIS PROXY; NO BOXES NEED TO BE CHECKED.

Your vote is important. Failure to sign and return this Proxy, or attend the Special Meeting and vote by ballot, will have the same effect as a vote against the merger.

                               SEE REVERSE SIDE
------------------------------------------------------------------------------

       The Directors of Caliber recommend a vote FOR:

    1. The approval and the adoption of the Agreement and Plan of Merger dated as of October 5, 1997 among Caliber, Federal Express Corporation, a Delaware corporation, FDX Corporation ("FDX"), a Delaware corporation (formerly known as Fast Holding Inc.), Fast Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of FDX and Tires Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of FDX.

    FOR [ ]                  AGAINST [ ]                       ABSTAIN [ ]

    2. In the discretion of the proxies, to vote upon such other business as may properly come before the meeting, including any adjournment or postponement thereof.

    FOR [ ]                  AGAINST [ ]                       ABSTAIN [ ]

      Confidential Vote Requested [ ]


When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY


________________________________________________________
SIGNATURE(S)                          DATE